Exhibit 10.1

SENIOR SECURED, SUPER-PRIORITY

DEBTOR-IN-POSSESSION

CREDIT AGREEMENT

Dated as of December 2, 2004

among

APPLIED EXTRUSION TECHNOLOGIES, INC.

as Borrower,

THE OTHER CREDIT PARTIES SIGNATORY HERETO

FROM TIME TO TIME,

as Credit Parties,

THE LENDERS SIGNATORY HERETO

FROM TIME TO TIME,

as Lenders,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Agent and Lender

GECC CAPITAL MARKETS GROUP, INC.
as Lead Arranger

TABLE OF CONTENTS

1.	AMOUNT AND TERMS OF CREDIT

	1.1	Credit Facilities

	1.2	Letters of Credit

	1.3	Prepayments

	1.4	Use of Proceeds

	1.5	Interest and Applicable Margins

	1.6	Eligible Accounts

	1.7	Eligible Inventory

	1.8	Cash Management Systems

	1.9	Fees

	1.10	Receipt of Payments

	1.11	Application and Allocation of Payments.

	1.12	Loan Account and Accounting

	1.13	Indemnity

	1.14	Access

	1.15	Taxes

	1.16	Capital Adequacy; Increased Costs; Illegality

	1.17	Single Loan

	1.18	Super-Priority Nature of Obligations and Lenders’ Liens

	1.19	Payment of Obligations

	1.20	No Discharge; Survival of Claims

	1.21	Release

	1.22	Waiver of any Primary Rights

2.	CONDITIONS PRECEDENT

	2.1	Conditions to the Initial Loans

	2.2	Further Conditions to Each Loan

	2.3	Further Conditions to Each Export-Related Advance

	2.4	Further Conditions to Funding of Last Out Term Loan

3.	REPRESENTATIONS AND WARRANTIES

	3.1	Corporate Existence; Compliance with Law

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	3.2	Executive Offices, Collateral Locations, FEIN

	3.3	Corporate Power, Authorization, Enforceable Obligations

	3.4	Financial Statements, Projections and Net Cash Flow Forecast

	3.5	Material Adverse Effect

	3.6	Ownership of Property; Liens

	3.7	Labor Matters

	3.8	Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness

	3.9	Government Regulation

	3.10	Margin Regulations

	3.11	Taxes

	3.12	ERISA and Canadian Plans

	3.13	No Litigation

	3.14	Brokers

	3.15	Intellectual Property

	3.16	Full Disclosure

	3.17	Environmental Matters

	3.18	Insurance

	3.19	Deposit and Disbursement Accounts

	3.20	Government Contracts

	3.21	Customer and Trade Relations

	3.22	Agreements and Other Documents

	3.23	Intentionally Omitted

	3.24	Senior Note Documents

	3.25	Reorganization Matters

4.	FINANCIAL STATEMENTS AND INFORMATION

	4.1	Reports and Notices

	4.2	Communication with Accountants

5.	AFFIRMATIVE COVENANTS

	5.1	Maintenance of Existence and Conduct of Business

	5.2	Payment of Charges

	5.3	Books and Records

	5.4	Insurance; Damage to or Destruction of Collateral

	5.5	Compliance with Laws

	5.6	Intentionally Omitted.

	5.7	Intellectual Property

	5.8	Environmental Matters

	5.9	Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases

	5.10	ERISA

	5.11	Further Assurances

6.	NEGATIVE COVENANTS

	6.1	Mergers, Subsidiaries, Etc

	6.2	Investments; Loans and Advances

	6.3	Indebtedness

	6.4	Employee Loans and Affiliate Transactions

	6.5	Capital Structure and Business

	6.6	Guaranteed Indebtedness

	6.7	Liens

	6.8	Sale of Stock and Assets

	6.9	ERISA

	6.10	Financial Covenants

	6.11	Hazardous Materials

	6.12	Sale-Leasebacks

	6.13	Cancellation of Indebtedness

	6.14	Restricted Payments; Employee Benefit Plan Contributions

	6.15	Change of Corporate Name or Location; Change of Fiscal Year

	6.16	No Impairment of Intercompany Transfers

	6.17	No Speculative Transactions

	6.18	Changes Relating to Subordinated Debt, Material Contracts

	6.19	AET Limited

	6.20	Repayment of Indebtedness

	6.21	Reclamation Claims

7.	TERM

	7.1	Termination

	7.2	Survival of Obligations Upon Termination of Financing Arrangements

8.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES

	8.1	Events of Default

	8.2	Remedies

	8.3	Waivers by Credit Parties

9.	ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

	9.1	Assignment and Participations

	9.2	Appointment of Agent

	9.3	Agent’s Reliance, Etc

	9.4	GE Capital and Affiliates

	9.5	Lender Credit Decision

	9.6	Indemnification

	9.7	Successor Agent

	9.8	Setoff and Sharing of Payments

	9.9	Advances; Payments; Non-Funding Lenders; Information; Actions in Concert

10.	SUCCESSORS AND ASSIGNS

	10.1	Successors and Assigns

11.	MISCELLANEOUS

	11.1	Complete Agreement; Modification of Agreement

	11.2	Amendments and Waivers

	11.3	Fees and Expenses

	11.4	No Waiver

	11.5	Remedies

	11.6	Severability

	11.7	Conflict of Terms

11.8	Confidentiality

11.9	GOVERNING LAW

11.10	Notices

11.11	Section Titles

11.12	Counterparts

11.13	WAIVER OF JURY TRIAL

11.14	Press Releases and Related Matters

11.15	Reinstatement

11.16	Advice of Counsel

11.17	Judgment Currency

11.18	Subordination

11.19	No Strict Construction

11.20	Parties Including Trustees; Bankruptcy Court Proceedings

11.21	Prepetition Loan Agreement

INDEX OF APPENDICES

Annex A (Recitals)	-	Definitions
Annex B (Section 1.2)	-	Letters of Credit
Annex C (Section 1.8)	-	Cash Management System
Annex D (Section 2.1(a))	-	Closing Checklist
Annex D-1 (Annex D)	-	Mortgaged Properties
Annex E (Section 4.1(a))	-	Financial Statements and Projections — Reporting
Annex F (Section 4.1(b))	-	Collateral Reports
Annex G (Section 6.10)	-	Financial Covenants
Annex H (Section 9.9(a))	-	Lenders’ Wire Transfer Information
Annex I (Section 11.10)	-	Notice Addresses
Annex J (from Annex A - Commitments definition)		Commitments as of Closing Date

Exhibit 1.1(a)(i)	-	Form of Notice of Revolving Credit Advance
Exhibit 1.1(a)(ii)	-	Form of Revolving Note
Exhibit 1.1(b)	-	Form of Term Note
Exhibit 1.1(c)	-	Form of Last Out Term Note
Exhibit 1.1(d)(ii)	-	Form of Swing Line Note
Exhibit 1.1(e)(i)	-	Form of Notice of Export-Related Advance
Exhibit 1.1(e)(ii)	-	Form of Export-Related Loan Note
Exhibit 1.5(e)	-	Form of Notice of Conversion/Continuation
Exhibit 4.1(b)	-	Form of Borrowing Base Certificate
Exhibit 9.1(a)	-	Form of Assignment Agreement
Exhibit A-1	-	Master Documentary Agreement
Exhibit A-2	-	Master Standby Agreement
Exhibit A-3	-	Ex-Im Bank Borrower Agreement
Exhibit A-4	-	Interim Order
Exhibit B	-	Material Contracts
Schedule 1.1	-	Agent’s Representatives
Disclosure Schedule 1.4	-	Sources and Uses; Funds Flow Memorandum
Disclosure Schedule 2.1	-	First Day Orders
Disclosure Schedule 3.1	-	Type of Entity; State of Organization
Disclosure Schedule 3.2	-	Executive Offices, Collateral Locations, FEIN
Disclosure Schedule 3.4(a)	-	Financial Statements
Disclosure Schedule 3.4(c)	-	Net Cash Flow Forecast
Disclosure Schedule 3.5	-	Material Adverse Effect
Disclosure Schedule 3.6	-	Ownership of Properties; Real Estate and Leases; Purchase Options and similar rights

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Disclosure Schedule 3.7	-	Labor Matters
Disclosure Schedule 3.8	-	Ventures, Subsidiaries and Affiliates; Outstanding Stock; Indebtedness
Disclosure Schedule 3.8(a)	-	Former Subsidiaries
Disclosure Schedule 3.11	-	Tax Matters
Disclosure Schedule 3.12	-	ERISA Plans
Disclosure Schedule 3.12(c)	-	Canadian Plans
Disclosure Schedule 3.13	-	Litigation
Disclosure Schedule 3.15	-	Intellectual Property
Disclosure Schedule 3.17	-	Hazardous Materials
Disclosure Schedule 3.18	-	Insurance
Disclosure Schedule 3.19	-	Deposit and Disbursement Accounts
Disclosure Schedule 3.20	-	Government Contracts
Disclosure Schedule 3.21	-	Customer Trade Relations
Disclosure Schedule 3.22	-	Material Agreements
Disclosure Schedule 3.22(b)	-	Customers and Clients
Disclosure Schedule 3.22(c)	-	Suppliers and Vendors
Disclosure Schedule 5.1	-	Trade Names
Disclosure Schedule 5.9		Excluded Locations
Disclosure Schedule 6.3	-	Indebtedness
Disclosure Schedule 6.4(a)	-	Transactions with Affiliates
Disclosure Schedule 6.7	-	Existing Liens

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This SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this “Agreement”), dated as of December 2, 2004 among APPLIED EXTRUSION TECHNOLOGIES, INC., a Delaware corporation and a debtor and debtor-in-possession (the “Borrower”); the other Credit Parties signatory hereto; GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), for itself, as Lender, and as Agent for Lenders, the other Lenders signatory hereto from time to time and GECC CAPITAL MARKETS GROUP, INC., as Lead Arranger (“GECMG”).

RECITALS

WHEREAS, on December 1, 2004 (the “Petition Date”), the Borrower commenced Chapter 11 Case No. 04-13388 and Applied Extrusion Technologies (Canada), Inc., a Delaware corporation (“AET Canada”) commenced Chapter 11 Case No. 04-13389 which together with Chapter 11 Case No. 04-13388 has been administratively consolidated as Chapter 11 Case No. 04-13388 (each a “Chapter 11 Case” and collectively, the “Chapter 11 Cases”) by filing voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§101 et seq. (the “Bankruptcy Code”), with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), and each of the Borrower and AET Canada continues to operate its business and manage its properties as a debtor and debtor-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, prior to the Petition Date, pursuant to that certain Credit Agreement, dated as of October 3, 2003, among the Borrower, the other credit parties signatory thereto, GE Capital, as Agent and Lender, and the lenders from time to time signatory thereto (the “Prior Lenders”) (as amended, modified or supplemented prior to the Petition Date, the “Prepetition Loan Agreement”), the Prior Lenders provided financing to the Borrower;

WHEREAS, the Borrower has requested that the Lenders provide a senior secured, super-priority debtor-in-possession revolving and term credit facility to the Borrower of up to One Hundred and Twenty-Five Million Dollars ($125,000,000) in the aggregate to fund the working capital requirements of the Borrower and its Subsidiaries during the pendency of the Chapter 11 Cases and to repay in full all obligations under the Prepetition Loan Agreement;

WHEREAS, Lenders are willing to make certain loans and other extensions of credit to Borrower of up to such amount upon the terms and conditions set forth herein;

WHEREAS, Borrower has agreed to secure all of its obligations under the Loan Documents by granting to Agent, for the benefit of Agent and Lenders, a first priority security interest in and lien upon all of its existing and after-acquired personal and real property;

WHEREAS, AET Canada is willing to guarantee all of the obligations of Borrower to Agent and Lenders under the Loan Documents and to grant a first priority security interest in all of its assets in favor of Agent to secure such guarantee; and

WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern.  All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this

Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement.  These recitals shall be construed as part of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.                                      AMOUNT AND TERMS OF CREDIT

1.1                                 Credit Facilities.

(a)                                  Revolving Credit Facility.

(i)                                     (A)  Subject to the terms and conditions hereof, each Revolving Lender agrees to make available to Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances (each, a “Revolving Credit Advance”).  The Pro Rata Share of the Revolving Loan of any Revolving Lender shall not at any time exceed its separate Revolving Loan Commitment (less its Pro Rata Share of the Export-Related Loan Participations).  The obligations of each Revolving Lender hereunder shall be several and not joint.  Until the Commitment Termination Date, Borrower may borrow, repay and reborrow under this Section 1.1(a)(i)(A); provided, that the amount of any Revolving Credit Advance to be made at any time shall not exceed Borrowing Availability at such time.  Borrowing Availability may be reduced by Reserves imposed by Agent in its reasonable credit judgment.

(B)                                Each Revolving Credit Advance shall be made on notice by Borrower to one of the representatives of Agent identified in Schedule 1.1 at the address specified therein.  Any such notice must be given no later than: (1) 11:00 a.m. (New York time) on the Business Day of the proposed Revolving Credit Advance, in the case of an Index Rate Loan; or (2) 11:00 a.m. (New York time) on the date which is three (3) Business Days prior to the proposed Revolving Credit Advance, in the case of a LIBOR Loan.  Each such notice (a ”Notice of Revolving Credit Advance”) must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(i), and shall include the information required in such Exhibit and such other information as may be required by Agent.  If Borrower desires to have the Revolving Credit Advances bear interest by reference to a LIBOR Rate, Borrower must comply with Section 1.5(e).

(ii)                                  Except as provided in Section 1.12, Borrower shall execute and deliver to each Revolving Lender a note to evidence the Revolving Loan Commitment of that Revolving Lender.  Each note shall be in the principal amount of the Revolving Loan Commitment of the applicable Revolving Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(a)(ii) (each a “Revolving Note” and, collectively, the “Revolving Notes”). Each Revolving Note shall represent the obligation of Borrower to pay the amount of the applicable Revolving Lender’s Revolving Loan Commitment or, if less, such Revolving Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Revolving Credit Advances to Borrower together with interest thereon as prescribed in Section 1.5.  The entire unpaid balance of the aggregate Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

(iii)                               Anything in this Agreement to the contrary notwithstanding, at the request of Borrower, Agent in its discretion may (but shall have absolutely no obligation to), make Revolving Credit Advances to Borrower on behalf of Revolving Lenders in amounts that cause the outstanding balance of the aggregate Revolving Loan to exceed the Borrowing Base (less the Swing Line Loan) (any such excess Revolving Credit Advances are herein referred to collectively, as “Overadvances”); provided, that, (A) no such event or occurrence shall cause or constitute a waiver of Agent’s, Swing Line Lender’s or Revolving Lenders’ right to refuse to make any further Overadvances, Swing Line Advances or Revolving Credit Advances, or incur any Letter of Credit Obligations, as the case may be, at any time that an Overadvance exists, and (B) no Overadvance shall result in a Default or Event of Default based on Borrower’s failure to comply with Section 1.3(b)(i) for so long as Agent permits such Overadvance to be outstanding, but solely with respect to the amount of such Overadvance.  In addition, Overadvances may be made even if the conditions to lending set forth in Section 2 have not been met.  All Overadvances shall constitute Index Rate Loans, shall bear interest at the Default Rate and shall be payable on demand.  Except as otherwise provided in Section 1.11(b), the authority of Agent to make Overadvances is limited to an aggregate amount not to exceed $2,500,000 at any time and shall not cause the aggregate Revolving Loan to exceed the Maximum Amount less the principal amount of the Swing Line Loan and the Export-Related Loan.

(b)                                 Term Loan.

(i)                                     Subject to the terms and conditions hereof, each Term Lender agrees to make a term loan (collectively, the “Term Loan”) on the Closing Date to Borrower in the amount of the applicable Term Lender’s Term Loan Commitment.  The obligations of each Term Lender hereunder shall be several and not joint.  Each such Term Loan shall be evidenced by a promissory note substantially in the form of Exhibit 1.1(b) (each a “Term Note” and collectively, the “Term Notes”), and, except as provided in Section 1.12, Borrower shall execute and deliver the Term Note to the applicable Term Lender.  Each Term Note shall represent the obligation of Borrower to pay the applicable Term Lender’s Term Loan Commitment, together with interest thereon as prescribed in Section 1.5.

(ii)                                  Borrower shall repay the Term Loan in four consecutive quarterly installments of $875,000 each on the last day of March, June and September, with the remaining principal balance due and payable on the Commitment Termination Date.

(iii)                               Notwithstanding Section 1.1(b)(ii), the aggregate outstanding principal balance together with accrued interest on the Term Loan shall be due and payable in full in immediately available funds on the Commitment Termination Date, if not sooner paid in full.  No payment with respect to the Term Loan may be reborrowed.

(iv)                              Each payment of principal with respect to the Term Loan shall be paid to Agent for the ratable benefit of each Term Lender, ratably in proportion to each such Term Lender’s respective Term Loan Commitment.

(c)                                  Last Out Term Loan.

(i)                                     Subject to the terms and conditions hereof, each Last Out Term Lender agrees to make a last out term loan (collectively, the “Last Out Term Loan”) on the Closing Date to Borrower in the amount of the applicable Last Out Term Lender’s Last Out Term Loan Commitment; provided that Borrower acknowledges and agrees that a portion of the aggregate Last Out Term Loan in an amount of $15,000,000 may not be funded until such time as the conditions set forth in Section 2.4 are satisfied.  The obligations of each Last Out Term Lender hereunder shall be several and not joint.  Each such Last Out Term Loan shall be evidenced by a promissory note substantially in the form of Exhibit 1.1(c) (each a “Last Out Term Note” and collectively, the “Last Out Term Notes”), and, except as provided in Section 1.12, Borrower shall execute and deliver the Last Out Term Note to the applicable Last Out Term Lender.  Each Last Out Term Note shall represent the obligation of Borrower to pay the applicable Last Out Term Lender’s Last Out Term Loan Commitment, together with interest thereon as prescribed in Section 1.5.

(ii)                                  Borrower shall repay the aggregate outstanding principal balance, together with accrued interest, on the Last Out Term Loan in one lump sum payment on the Commitment Termination Date, if not sooner paid in full.  No payment with respect to the Last Out Term Loan may be reborrowed.

(iii)                               Each payment of principal with respect to the Last Out Term Loan shall be paid to Agent for the ratable benefit of each Last Out Term Lender, ratably in proportion to each such Last Out Term Lender’s respective Last Out Term Loan Commitment.

(d)                                 Swing Line Facility.

(i)                                     Agent shall notify the Swing Line Lender upon Agent’s receipt of any Notice of Revolving Credit Advance.  Subject to the terms and conditions hereof, the Swing Line Lender may, in its discretion, make available from time to time until the Commitment Termination Date advances (each, a “Swing Line Advance”) in accordance with any such notice. The provisions of this Section 1.1(d) shall not relieve Revolving Lenders of their obligations to make Revolving Credit Advances under Section 1.1(a); provided, that if the Swing Line Lender makes a Swing Line Advance pursuant to any such notice, such Swing Line Advance shall be in lieu of any Revolving Credit Advance that otherwise may be made by Revolving Credit Lenders pursuant to such notice.  The aggregate amount of Swing Line Advances outstanding shall not exceed at any time the lesser (“Swing Line Availability”) of (A) the Swing Line Commitment, (B) the Maximum Amount less the sum of the outstanding balance of the Revolving Loan and the Export-Related Loan at such time and (C) the Aggregate Borrowing Base less the aggregate outstanding balance of the Revolving Loan and the Export-Related Loan (except for Overadvances) at such time.  Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(d).  Each Swing Line Advance shall be made pursuant to a Notice of Revolving Credit Advance delivered to Agent by Borrower in accordance with Section 1.1(a).  Any such notice must be given no later than 11:00 a.m. (New York time) on the Business Day of the proposed Swing Line Advance.  Unless the Swing Line Lender has received at least one Business Day’s prior written notice from Requisite Revolving Lenders instructing it not to make a Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Sections 2.2, be entitled to fund that Swing Line Advance, and to have each Revolving Lender make Revolving Credit Advances in accordance with Section 1.1(d)(iii).  Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swing Line Loan shall constitute an Index Rate Loan.  Swing Line Lender, subject to the terms hereof, shall make the requested Swing Line Advance to Borrower not later than 3:00 p.m. (New York time) on the requested funding date.  Borrower shall repay the aggregate outstanding principal amount of the Swing Line Loan upon demand therefor by Agent.

(ii)                                  Borrower shall execute and deliver to the Swing Line Lender a promissory note to evidence the Swing Line Commitment.  Such note shall be in the principal amount of the Swing Line Commitment of the Swing Line Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(d)(ii)  (the “Swing Line Note”).  The Swing Line Note shall represent the obligation of Borrower to pay the amount of the Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Swing Line Advances made to Borrower together with interest thereon as prescribed in Section 1.5.  The entire unpaid balance of the Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

(iii)                               The Swing Line Lender, at any time and from time to time in its sole and absolute discretion, but not less frequently than weekly and upon any demand by Agent to Borrower to repay the Swing Line Loan, shall on behalf of Borrower (and Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Revolving Lender (including the Swing Line Lender) to make a Revolving Credit Advance to Borrower (which shall be an Index Rate Loan) in an amount equal to that Revolving Lender’s Pro Rata Share of the principal amount of Borrower’s Swing Line Loan (the “Refunded Swing Line Loan”) outstanding on the date such notice is given.  Regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, each Revolving Lender shall disburse directly to Agent, its Pro Rata Share of a Revolving Credit Advance on behalf of the Swing Line Lender prior to 3:00 p.m. (New York time) in immediately available funds on the Business Day next succeeding the date that notice is given.  The proceeds of those Revolving Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan of Borrower.

(iv)                              Intentionally Omitted

(v)                                 Each Revolving Lender’s obligation to make Revolving Credit Advances in accordance with Section 1.1(d)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If any Revolving Lender does not make available to Agent or the Swing Line Lender, as applicable, the amount required pursuant to Section 1.1(d)(iii), the Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two (2) Business Days and at the Index Rate thereafter.

(e)                                  Export-Related Loan.

(i)                                     Subject to the terms and conditions hereof, the Export-Related Loan Lender agrees to make available to Borrower from time to time until the Commitment Termination Date export-related advances (each, an “Export-Related Advance”) in accordance with any such notice.  Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(e)(i); provided, that (A) the amount of any Export-Related Advance to be made at any time shall not exceed Export-Related Borrowing Availability at such time, and (B) the aggregate amount of Export-Related Advances outstanding shall not exceed at any the Maximum Amount less the outstanding balances of the Revolving Loan (except for Overadvances) and the Swing Line Loan at such time.  Export-Related Borrowing Availability may be further reduced by Reserves imposed by Agent in its reasonable credit judgment.  Each Export-Related Advance shall be made on notice by Borrower to one of the representatives of Agent identified in Schedule 1.1 at the address specified therein.  Any such notice must be given no later than: (1) 11:00 a.m. (New York time) on the Business Day of the proposed Export-Related Advance, in the case of an Index Rate Loan; or (2) 11:00 a.m. (New York time) on the date which is three (3) Business Days prior to the proposed Export-Related Advance, in the case of a LIBOR Loan.  Each such notice (a ”Notice of Export-Related Advance”) must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(e)(i), and shall include the information required in such Exhibit and such other information as may be required by Agent.  If Borrower desires to have the Export-Related Advances bear interest by reference to a LIBOR Rate, Borrower must comply with Section 1.5(e).  Agent shall notify the Export-Related Loan Lender upon Agent’s receipt of any Notice of Export-Related Advance which requests an Export-Related Advance.  Unless the Export-Related Loan Lender has received at least one Business Day’s prior written notice from Requisite Revolving Lenders instructing it not to make a Export-Related Advance, the Export-Related Loan Lender shall, notwithstanding the failure of any condition precedent set forth in Sections 2.2, be entitled to fund that Export-Related Advance, and to have each Revolving Lender purchase participating interests in accordance with Section 1.1(e)(iii).  The Export-Related Loan Lender, subject to the terms hereof, shall make the requested Export-Related Advance to Borrower not later than 3:00 p.m. (New York time) on the requested funding date.

(ii)                                  Borrower shall execute and deliver to the Export-Related Loan Lender a promissory note to evidence the Export-Related Loan Commitment.  Such note shall be in the principal amount of the Export-Related Loan Commitment of the Export-Related Loan Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(e)(ii)  (the “Export-Related Loan Note”).  The Export-Related Loan Note shall represent the obligation of Borrower to pay the amount of the Export-Related Loan Commitment or, if less, the aggregate unpaid principal amount of all Export-Related Advances made to Borrower together with interest thereon as prescribed in Section 1.5.  The entire unpaid balance of the Export-Related Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

(iii)                               Immediately upon the making of any Export-Related Advance by the Export-Related Loan Lender, each Revolving Lender (including the Export-Related Loan Lender) shall be deemed to have irrevocably and unconditionally purchased from the Export-Related Loan Lender an undivided interest and participation in such Export-Related Advance in an amount equal to its Pro Rata Share of the principal amount of such Export-Related Advance (each an “Export-Related Loan Participation” and collectively, the “Export-Related Loan Participations”).  Each Revolving Lender shall fund its participation in such Export-Related Advance in the same manner as provided in the Agreement with respect to Revolving Credit Advances, regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, and as set forth in this Section 1.3(d).  The Export-Related Loan Lender, at any time and from time to time in its sole and absolute discretion, but not less frequently than weekly, shall request each Revolving Lender (including the Export-Related Loan Lender) to fund its participation in outstanding Export-Related Advances which have not been previously funded in an amount equal to its Pro Rata Share of the principal amount of such Export-Related Advances (a “Funded Export-Related Loan Participation”), regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied.  Each Revolving Lender shall disburse directly to the Agent such amount prior to 3:00 p.m. (New York time) in immediately available funds on the Business Day next succeeding the date that notice is given, and the Agent shall be immediately pay such amount to the Export-Related Loan Lender.

(iv)                              Each Revolving Lender’s obligation to purchase participation interests in accordance with Section 1.1(e)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Export-Related Loan Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If any Revolving Lender does not make available to Agent the amount required pursuant to Sections 1.1(e)(iii) the Export-Related Loan Lender shall be entitled to recover such amount on demand from such Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two (2) Business Days and at the Index Rate thereafter.

(v)                                 Any principal or interest received by the Agent in respect of any Export-Related Advance shall be promptly paid by the Agent to the Revolving Lenders which have a Funded Export-Related Loan Participation in such Export-Related Advance in an amount equal to its Pro Rata Share of such principal or interest (and to the Export-Related Loan Lender with respect to any such Export-Related Advance as to which a Funded Export-Related Loan Participation does not exist).

(f)                                    Reliance on Notices.  Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of Export-Related Advance, Notice of Conversion/Continuation or similar notice believed by Agent to be genuine.  Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary.

1.2                                 Letters of Credit.

(a)                                  Subject to and in accordance with the terms and conditions contained herein and in Annex B, Borrower shall have the right to request, and Revolving Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of Borrower.

(b)                                 On and as of the Closing Date, all letters of credit issued for the account of Borrower under the Prepetition Loan Agreement (the “Existing Letters of Credit”) shall continue in place as Letters of Credit under this Agreement and shall be subject to the terms and conditions of this Agreement, including, without limitation, Annex B.  All obligations under or in connection with the Existing Letters of Credit shall constitute Letter of Credit Obligations hereunder.

1.3                                 Prepayments.

(a)                                  Voluntary Prepayments; Reductions in Revolving Loan Commitments.  Borrower may at any time on at least ten (10) days’ prior written notice to Agent (i) voluntarily prepay all or part of the Term Loan and/or (ii) permanently reduce (but not terminate) the Revolving Loan Commitment; provided, that (A) any such prepayments or reductions of the Term Loan shall be in a minimum amount of $1,000,000 and integral multiples of $250,000 in excess of such amount and any such prepayments or reductions of the Revolver Loan Commitment shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of such amount, (B) the Revolving Loan Commitment shall not be reduced to an amount less than the greater of (x) $30,000,000 and (y) the amount of the Revolving Loan then outstanding, and (C) after giving effect to such reductions, Borrower shall comply with Section 1.3(b)(i).  In addition, Borrower may at any time on at least ten (10) days’ prior written notice to Agent terminate the Revolving Loan Commitment; provided, that upon such termination, all Loans and other Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Annex B hereto.  Any voluntary prepayment and any reduction or termination of the Revolving Loan Commitment must be accompanied by payment of the Fee required by Section 1.9(c), if any, plus the payment of any LIBOR funding breakage costs in accordance with Section 1.13(b).  Upon any termination of the Revolving Loan Commitment, Borrower’s right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, or request Swing Line Advances or Export-Related Advances, shall simultaneously be permanently terminated, and upon any such reduction of the Revolving Loan Commitment, Borrower’s right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, or request Swing Line Advances, shall simultaneously be permanently reduced; provided, that a permanent reduction of the Revolving Loan Commitment shall not require a corresponding pro rata reduction in the L/C Sublimit and/or the Export-Related Loan Commitment.  Each notice of partial prepayment shall designate the Loans or other Obligations to which such prepayment is to be applied; provided, that any partial prepayments of the Term Loan made by or on behalf of Borrower shall be applied to prepay the scheduled installments of Borrower’s Term Loan in inverse order of maturity.

(b)                                 Mandatory Prepayments.

(i)                                     If on any day the aggregate outstanding balances of the Revolving Loan, the Swing Line Loan and the Export-Related Loan exceed the Maximum Amount, Borrower shall on such day repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess.  If any such excess remains after repayment in full of the aggregate outstanding Revolving Credit Advances, Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Annex B to the extent required to eliminate such excess.  If on any day the aggregate outstanding balances of the Revolving Loan and the Swing Line Loan exceed the Borrowing Base, Borrower shall on such day repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess; provided, that solely for purposes of this sentence, any reduction in the Borrowing Base due to the establishment or modification of Reserves (other than pursuant to Section 5.4(a)), or the adjustment of any criteria in Section 1.6 or 1.7, or the establishment of any new criteria for, or adjustment of advance rates with respect to, Eligible Accounts or Eligible Inventory, shall be effective on the second Business Day after receipt by Borrower of notice from the Agent of such reduction.  If any such excess remains after repayment in full of the aggregate outstanding Revolving Credit Advances, Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Annex B to the extent required to eliminate such excess.  If on any day the outstanding balance of the Export-Related Loan exceeds the lesser of (A) the Export-Related Loan Commitment and (B) the Export-Related Borrowing Base, Borrower shall on such day repay the aggregate outstanding Export-Related Advances to the extent required to eliminate such excess.  Notwithstanding the foregoing, any Overadvance made pursuant to Section 1.1(a)(iii) shall be repaid only on demand.

(ii)                                  On the date of receipt by any Credit Party of proceeds of any asset disposition (excluding proceeds of asset dispositions permitted by Section 6.8 (a), (d) and (f), and proceeds of asset dispositions permitted by Section 6.8(c) in an aggregate amount not exceeding $300,000 in any Fiscal Year) or any sale of Stock of any Subsidiary of any Credit Party, Borrower shall prepay the Loans in an amount equal to all such proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrower in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith.  Any such prepayment shall be applied in accordance with Section 1.3(c).

(iii)                               If any Credit Party issues Stock (other than proceeds in an aggregate amount not exceeding $1,000,000 received upon issuance or sale of Stock to directors, management or employees of any Credit Party under any employment or similar agreement or stock option, stock purchase or benefit plan) or any debt securities (other then Indebtedness permitted under Section 6.3), no later than the Business Day following the date of receipt of the proceeds thereof, Borrower shall prepay the Loans in an amount equal to the product of (x) 75% multiplied by (y) all such proceeds, net of underwriting discounts and commissions and other reasonable costs, fees and expenses paid to non-Affiliates in connection therewith.  Any such prepayment shall be applied in accordance with Section 1.3(c).

(iv)                              Borrower shall prepay the Term Loan on the date that is 10 days after (a) the date on which the Borrower’s annual audited financial statements for the Fiscal Year ending September 30, 2005 are delivered pursuant to Annex E or (b) the date on which such annual audited financial statements were required to be delivered pursuant to Annex E in an amount equal to twenty-five percent (25%) of Excess Cash Flow for the immediately preceding Fiscal Year; provided, that the sum of any such prepayments pursuant to this Section 1.3(b)(iv) along with the aggregate amount of payment pursuant to Section 1.1(b)(ii) shall not exceed, in the aggregate, $6,250,000.  Any prepayments from Excess Cash Flow paid pursuant to this clause (iv) shall be applied in accordance with Section 1.3(c).  Each such prepayment shall be accompanied by a certificate signed by Borrower’s chief financial officer or treasurer certifying the manner in which Excess Cash Flow was calculated and the resulting prepayment, which certificate shall be in form and substance reasonably satisfactory to Agent.

(c)                                  Application of Certain Mandatory Prepayments.  Any prepayments made by Borrower pursuant to Sections 1.3(b)(ii), (b)(iii) or (b)(iv) above shall be applied as follows: first, to prepay the scheduled principal installments of the Term Loan in inverse order of maturity, until paid in full; second, to the principal balance of the Swing Line Loan outstanding until the same has been repaid in full; third, to the principal balance of Revolving Credit Advances outstanding until the same has been paid in full; fourth, to the principal balance of Export-Related Advances outstanding until the same has been paid in full; fifth, to any Letter of Credit Obligations to provide cash collateral therefor in the manner set forth in Annex B, until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth in Annex B; and sixth, to prepay the principal and any accrued interest on the Last Out Term Loan, until paid in full; provided, however, any Term Lender may elect by written notice to the Agent prior to the date of any prepayment made pursuant to Section 1.3(b)(iv) to decline any or all of such prepayment of its Term Loan, in which case the aggregate amount which would have been applied to prepay the Term Loan but was so declined shall be applied as follows: first, to the principal balance of the Swing Line Loan outstanding until the same has been repaid in full; second, to the principal balance of Revolving Credit Advances outstanding until the same has been paid in full; third, to the principal balance of Export-Related Advances outstanding until the same has been paid in full; fourth, to any Letter of Credit Obligations to provide cash collateral therefor in the manner set forth in Annex B, until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth in Annex B; and fifth, to prepay the principal and any accrued interest on the Last Out Term Loan, until paid in full.  None of the Revolving Loan Commitment, the Export-Related Loan Commitment or the Swing Line Commitment shall be permanently reduced by the amount of any such prepayments.

(d)                                 Application of Prepayments from Insurance and Condemnation Proceeds.  Prepayments from insurance or condemnation proceeds in accordance with Section 5.4(c) and the Mortgages, respectively, shall be applied as follows:  (i) insurance proceeds from casualties or losses to Inventory shall be applied, first, to the Swing Line Loan, second, to Revolving Credit Advances, third, to Export-Related Advances, fourth, to the Term Loan; and (ii) insurance or condemnation proceeds from casualties or losses to Equipment, Fixtures and Real Estate shall be applied, first, to prepay the scheduled principal installments of the Term Loan in inverse order of maturity, until paid in full; second, to the principal balance of the Swing Line Loan outstanding until the same has been repaid in full; third, to the principal balance of Revolving Credit Advances outstanding until the same has been paid in full; fourth, to the principal balance of

Export-Related Advances outstanding until the same has been paid in full; fifth, to any Letter of Credit Obligations to provide cash collateral therefor in the manner set forth in Annex B, until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth in Annex B; and sixth to prepay the principal and any accrued interest on the Last Out Term Loan, until paid in full.  Neither the Revolving Loan Commitment, the Export-Related Loan Commitment or the Swing Line Loan Commitment shall be permanently reduced by the amount of any such prepayments.

(e)                                  To the extent consistent with Sections 1.3(c) and (d), amounts to be applied pursuant to Sections 1.3(b) and (d) to the prepayment of Loans shall be applied, as applicable, first to prepay outstanding Index Rate Loans, and then any amounts remaining after each such application shall, at the option of Borrower, be applied to prepay LIBOR Loans, and/or shall be deposited in the Prepayment Account (as defined below).  The Agent shall apply any cash deposited in the Prepayment Account (i) allocable to Term Loans to prepay Term Loans which are LIBOR Loans, (ii) allocable to Revolving Loans to prepay Revolving Loans which are LIBOR Loans and (iii) allocable to Last Out Term Loans to prepay Last Out Term Loans which are LIBOR Loans in each case on the last day of their respective LIBOR Periods (or, at the direction of Borrower, on any earlier date) until all outstanding Term Loans, Revolving Loans or Last Out Term Loans, as the case may be, have been prepaid or until all the allocable cash on deposit with respect to such Loans has been fully applied.  For purposes of this Agreement, the term “Prepayment Account” shall mean a cash collateral account maintained at a bank or financial institution acceptable to Agent.  The Prepayment Account shall be in the name of Borrower and shall be pledged to, and subject to the control of, Agent, for the benefit of Agent and Lenders, in manner satisfactory to Agent.  Borrower hereby pledges and grants to Agent, on behalf of itself and Lenders, a first priority security interest in all funds held in the Prepayment Account from time to time and all proceeds thereof, as security for the payment of all Obligations, whether or not then due.  The Agreement, including this Section 1.3(e), shall constitute a security agreement under applicable law.  After the occurrence of and during the continuance of an Event of Default, Agent will apply funds then held in the Prepayment Account to the payment of Term Loans, Last Out Term Loans and Revolving Loans (allocated to such Loans as provided above in this Section 1.3(e)), and any remaining funds shall, subject to Section 1.11(b), be applied, in such order as Agent may elect, to any other Obligations then due and payable.  Neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the funds held in the Prepayment Account, except as provided above in this Section 1.3(e).  Interest earned on deposits in the Prepayment Account shall be for the account of Lenders ratably based upon their Pro Rata Shares of all of the Loans.

(f)                                    No Implied Consent.  Nothing in this Section 1.3 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

1.4                                 Use of Proceeds.  Borrower shall utilize the proceeds of the Loans (net of any amounts used on the Closing Date to pay Fees) (a) to the extent permitted by the Interim Order or the Final Order, as the case may be, to repay in full the outstanding principal, accrued interest, and accrued fees and expenses, if any, owing to Prior Lenders under the Prepetition Loan Agreement, (b) for working capital and general corporate purposes including certain fees and expenses of professionals retained by the Borrower and the Committee (within the meaning of clause (a) of the definition thereof), subject to the Carve-Out Amount and the procedures set forth in the Interim Order and Final Order, as applicable, but excluding in any event the making of any Restricted Payment not specifically permitted by Section 6.14) and (c) certain other Prepetition expenses that are approved by the Bankruptcy Court and consented to by the Agent.  Borrower shall not be permitted to use the proceeds of the Loans: (i) for the payment of interest and principal with respect to Subordinated Debt, (ii) to finance in any way any adversary action, suit, arbitration, proceeding, application, motion or other litigation of any type relating to or in connection with the Prepetition Loan Agreement or any of the loan documents or in instruments entered into in connection therewith, including, without limitation, any challenges to the obligations under the Prepetition Loan Agreement, or the validity, perfection, priority, or enforceability of any Lien securing such claims or any payment made thereunder, (iii) to finance in any way any action, suit, arbitration, proceeding, application, motion or other litigation of any type adverse to the interests of Agent and Lenders or their rights and remedies under this Agreement, the other Loan Documents, the Interim Order or the Final Order (it being understood that funds used to pay professionals retained by the Committee (within the meaning of clause (a) of the definition thereof) to investigate causes of action against the Agent and the Lenders pursuant to an order of the Bankruptcy Court and consistent with the terms of the Interim Order and the Final Order shall not constitute a violation of this clause (iii)), (iv) to make any distribution under a plan of reorganization in any Chapter 11 Case and (v) to make any payment in settlement of any claim, action or proceeding before any court, arbitrator or other governmental body without the prior written consent of Agent.  Disclosure Schedule (1.4) contains a description of Borrower’s sources and uses of funds as of the Closing Date, including Loans and Letter of Credit Obligations to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

1.5                                 Interest and Applicable Margins.

(a)                                  Borrower shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates:  (i) with respect to the Revolving Credit Advances, the Index Rate plus the Applicable Revolver Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum, based on the aggregate Revolving Credit Advances outstanding from time to time;  (ii) with respect to the Export-Related Advances, the Index Rate plus the Applicable Revolver Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum, based on the aggregate Export-Related Advances outstanding from time to time; (iii) with respect to the Term Loan, the Index Rate plus the Applicable Term Loan Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Term Loan LIBOR Margin per annum; (iv) with respect to the Last Out Term Loan, the Index Rate plus the Applicable Last Out Term Loan Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Last Out Term Loan LIBOR Margin per annum; and (v) with respect to the Swing Line Loan, the Index Rate plus the Applicable Revolver Index Margin per annum.

As of the Closing Date, the Applicable Margins are as follows:

Applicable Revolver Index Margin	2.00%

Applicable Revolver LIBOR Margin	3.50%

Applicable Term Loan Index Margin	3.00%

Applicable Term Loan LIBOR Margin	4.50%

Applicable Last Out Term Loan Index Margin	5.00%

Applicable Last Out Term Loan LIBOR Margin	6.50%

Applicable L/C Margin	3.50%

Applicable Unused Facility Fee Margin	0.50%

The Applicable Margins may be adjusted by reference to the following grids:

If Senior Leverage Ratio is:	Level of Applicable Margins:
< 2.0	Level I
<2.5, but > 2.0	Level II
>2.5, but < 3.0	Level III
>3.0, but < 4.0	Level IV
>4.0, but < 5.0	Level V
>5.0	Level VI

	Applicable Margins
	Level I	Level II	Level III	Level IV	Level V	Level VI
Applicable Revolver Index Margin	1.00%	1.25%	1.50%	1.75%	2.00%	2.25%
Applicable Revolver LIBOR Margin	2.50%	2.75%	3.00%	3.25%	3.50%	3.50%
Applicable Term Loan Index Margin	2.00%	2.25%	2.50%	2.75%	3.00%	3.25%
Applicable Term Loan LIBOR Margin	3.50%	3.75%	4.00%	4.25%	4.50%	4.75%
Applicable Last Out Term Loan Index Margin4.25%	4.25%	4.25%	4.25%	4.50%	5.00%	5.50%
Applicable Last Out Term Loan LIBOR Margin	5.75%	5.75%	5.75%	6.00%	6.50%	7.00%
Applicable L/C Margin	2.50%	2.75%	3.00%	3.25%	3.50%	3.50%
Applicable Unused Facility Fee Margin	0.50%	0.50%	0.50%	0.50%	0.50%	0.50%

Adjustments in the Applicable Margins commencing with the Fiscal Quarter ending December 31, 2004 shall be implemented quarterly on a prospective basis based on Borrower’s consolidated financial performance for the trailing four (4) Fiscal Quarters most recently ended, for each calendar month commencing at least five (5) days after the date of delivery to Lenders of the quarterly unaudited or annual audited (as applicable) Financial Statements evidencing the need for an adjustment.  Concurrently with the delivery of those Financial Statements, Borrower shall deliver to Agent and Lenders a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins.  Failure to timely deliver such Financial Statements shall, in addition to any other remedy provided for in this Agreement (including the application of the Default Rate), result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required.  If a Default or Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Default or Event of Default is waived or cured.

Notwithstanding the foregoing, (A) commencing on the Closing Date until the date on which the Last Out Term Lenders advance the unfunded portion of the Last Out Term Loan in an aggregate amount of $15,000,000 following satisfaction of the condition set forth in Section 2.4, the Applicable Term Loan Index Margin, the Applicable Term Loan LIBOR Margin, the Applicable Last Out Term Loan Index Margin and the Applicable Last Out Term Loan LIBOR Margin shall each be increased by an additional 100 basis points (it being understood that, in the event that the conditions set forth in Section 2.4 are not satisfied on or prior to the entry of the Final Order, such increases in the Applicable Term Loan Index Margin, the Applicable Term Loan LIBOR Margin, the Applicable Last Out Term Loan Index Margin and the Applicable Last Out Term Loan LIBOR Margin shall remain in effect), and (B) commencing on the ninety first (91st) day after the earlier to occur of (i) the Closing Date and (ii) the tenth (10th) day after the entry of the Interim Order, the Applicable Term Loan Index Margin, the Applicable Term Loan LIBOR Margin, the Applicable Last Out Term Loan Index Margin and the Applicable Last Out Term Loan LIBOR Margin shall each be increased by an additional 100 basis points.

(b)                                 If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c)                                  All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable.  The Index Rate is a floating rate determined for each day.  Each determination by Agent of an interest rate and Fees hereunder shall be final, binding and conclusive on Borrower, absent manifest error.

(d)                                 So long as an Event of Default has occurred and is continuing under Section 8.1(a) or so long as any other Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lenders or any individual Lender holding at least 33% of either the Revolving Loan Commitment or the Term Loan Commitment) confirmed by written notice from Agent to Borrower, the interest rates applicable to the Loans and the Letter of Credit Fees shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fees otherwise applicable hereunder (“Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default (or, with respect to any Event of Default under Section 8.1(d), from the earlier of (i) the initial date any Credit Party has knowledge of the occurrence of such Event of Default and (ii) the date the Borrower receives notice of such Event of Default from the Agent or any Lender) until that Event of Default is cured or waived and shall be payable upon demand.

(e)                                  Subject to the conditions precedent set forth in Section 2.2, Borrower shall have the option to (i) request that any Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans (other than the Swing Line Loan) from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 1.13(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan (other than the Swing Line Loan) as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued.  Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $2,000,000 and integral multiples of $500,000 in excess of such amount.  Any such election must be made by 11:00 a.m. (New York time) on the 3rd Business Day prior to: (1) the date of any proposed Advance which is to bear interest at the LIBOR Rate; (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such; or (3) the date on which Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower in such election.  If no election is received with respect to a LIBOR Loan by 11:00 a.m. (New York time) on the 3rd Business Day prior to the end of the LIBOR Period with respect thereto (or if a Default or an Event of Default has occurred and is continuing or if the additional conditions precedent set forth in Section 2.2 shall not have been satisfied), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period.  Borrower must make such election by notice to Agent in writing, by telecopy or overnight courier.  In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.5(e).

(f)                                    Notwithstanding anything to the contrary set forth in this Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.5(a) through (e), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply.  In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.  If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.  If, notwithstanding the provisions of this Section 1.5(f), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 1.11 and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

(g)                                 If any provision of this Agreement or any of the other Loan Documents would obligate Borrower to make any payment of interest or other amount payable to the Agent or any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Agent or any Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Agent or any Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:  (1) firstly, by reducing the amount or rate of interest required to be paid to the Agent or any Lender under the Notes; and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Agent or any Lender which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).  Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Agent or any Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then the Borrower shall be entitled, by notice in writing to the Agent or such Lender, as applicable, to obtain reimbursement from the Agent or such Lender, as applicable, in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by the Agent or such Lender to the Borrower.  Any amount or rate of interest referred to in this Section 1.5 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Termination Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent shall be conclusive for the purposes of such determination.

For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively

1.6                                 Eligible Accounts.  All of the Accounts (other than Export-Related Accounts) owned by Borrower and AET Canada and reflected in the most recent Borrowing Base Certificate delivered by Borrower to Agent shall be “Eligible Accounts” for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies.  Agent shall have the right (upon prior or contemporaneous notice to Borrower) to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its reasonable credit judgment.  In addition, Agent reserves the right (upon prior or contemporaneous notice to Borrower), at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust advance rates with respect to Eligible Accounts, in its reasonable credit judgment.  Eligible Accounts shall not include any Account of Borrower or AET Canada:

(a)                                  that does not arise from the sale of goods or the performance of services by such Credit Party in the ordinary course of its business;

(b)                                 (i) upon which such Credit Party’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which such Credit Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Credit Party’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(c)                                  in the event that any defense, counterclaim, setoff or dispute is asserted as to such Account other than as provided in clause (j);

(d)                                 that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(e)                                  with respect to which an invoice, reasonably acceptable to Agent in form and substance, has not been sent to the applicable Account Debtor;

(f)                                    that (i) is not owned by such Credit Party or (ii) is subject to any Prior Claim, right, claim, security interest or other interest of any other Person, other than Liens in favor of Agent, on behalf of itself and Lenders;

(g)                                 that arises from a sale to any director, officer, other employee or Affiliate of any Credit Party;

(h)                                 that is the obligation of an Account Debtor that is (i) the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof or (ii) the Canadian government (Her Majesty the Queen in Right of Canada) or a political subdivision thereof, or any province, territory, municipality or department, agency or instrumentality thereof, unless Agent, in its sole discretion, has agreed to the contrary in writing and Borrower, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, the Financial Administration Act (Canada) or any applicable provincial or state, county or municipal law restricting assignment thereof;

(i)                                     that is the obligation of an Account Debtor located in a foreign country other than Canada (excluding the province of Newfoundland, the Northwest Territories and the Territory of Nunavit) unless payment thereof is assured by a letter of credit assigned and delivered to Agent, reasonably satisfactory to Agent as to form, amount and issuer;

(j)                                     to the extent Borrower or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to Borrower or any Subsidiary thereof but only to the extent of the potential offset;

(k)                                  that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(l)                                     that is not eligible for any of the following reasons:

(i)                                     the Account is not paid within the earlier of: sixty (60) days following its due date or ninety (90) days following its original invoice date;

(ii)                                  the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(iii)                               a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(m)                               that is the obligation of an Account Debtor if 50% or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 1.6;

(n)                                 as to which Agent’s Lien thereon, on behalf of itself and Lenders, is not a first priority perfected Lien;

(o)                                 as to which any of the representations or warranties in Section 4(f) of the Security Agreement are untrue;

(p)                                 to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

(q)                                 to the extent such Account exceeds any credit limit established by Agent, in its reasonable credit judgment;

(r)                                    to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination, exceed 15% of all Eligible Accounts (unless otherwise agreed to by Agent), it being agreed that any such excess above 15% shall be excluded;

(s)                                  that is payable in any currency other than Dollars or Canadian Dollars; or

(t)                                    that is otherwise unacceptable to Agent in its reasonable credit judgment.

1.6A                       Eligible Export-Related Accounts.  All of the Export-Related Accounts of Borrower reflected in the most recent Borrowing Base Certificate delivered by Borrower to Agent shall be “Eligible Export-Related Accounts” for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below apply. Agent shall have the right (upon prior or contemporaneous notice to Borrower) to establish, modify or eliminate Reserves against Eligible Export-Related Accounts from time to time in its reasonable credit judgment.  In addition, Agent reserves the right (upon prior or contemporaneous notice to Borrower), at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust advance rates with respect to Eligible Export-Related Accounts, in its reasonable credit judgment.  Eligible Export-Related Accounts shall not include any Export-Related Account of Borrower that does not satisfy the criteria set forth in the definition of “Eligible Export-Related Account Receivable” contained in the Ex-Im Borrower Agreement.

1.7                                 Eligible Inventory.  All of the Inventory owned by the Borrower and AET Canada and reflected in the most recent Borrowing Base Certificate delivered by Borrower to Agent shall be “Eligible Inventory” for purposes of this Agreement, except any Inventory to which any of the exclusionary criteria set forth below applies.  Agent shall have the right (upon prior or contemporaneous notice to Borrower) to establish, modify or eliminate Reserves against Eligible Inventory from time to time in its reasonable credit judgment.  In addition, Agent reserves the right (upon prior or contemporaneous notice to Borrower), at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust advance rates with respect to Eligible Inventory, in its reasonable credit judgment.  Eligible Inventory shall not include any Inventory of Borrower or AET Canada that:

(a)                                  is not owned by such Credit Party free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Credit Party’s performance with respect to that Inventory), except the Liens in favor of Agent, on behalf of itself and Lenders, and Permitted Encumbrances in favor of landlords and bailees to the extent permitted in Section 5.9 hereof (subject to Reserves established by Agent in accordance with Section 5.9 hereof);

(b)                                 (i) is not located on premises owned, leased or rented by such Credit Party and set forth in Disclosure Schedule (3.2), or (ii) is stored at a leased location, unless either (x) a reasonably satisfactory landlord waiver has been delivered to Agent, or (y) Reserves reasonably satisfactory to Agent have been established with respect thereto or (iii) is stored with a processor, toller or toll converter, warehouseman or other bailee, unless either (x) a reasonably satisfactory, acknowledged bailee letter has been received by Agent, or (y) Reserves reasonably satisfactory to Agent have been established with respect thereto, or (iv) is located at an owned location subject to a mortgage in favor of a lender other than Agent unless a reasonably satisfactory mortgagee waiver has been delivered to Agent, or (v) is located at any site if the aggregate book value of Inventory at any such location is less than $50,000;

(c)                                  is placed on consignment, unless (i) a reasonably satisfactory consignment agreement among the Borrower, the Agent and the consignee has been delivered to Agent, (ii) the Borrower’s and Agent’s interest in the consigned inventory is fully perfected under the Code by the filing of appropriate financing statements or other action required by Agent, (iii) prior to delivery of such consigned Inventory to the consignee any Person holding a security interest in Goods of such consignee has been properly notified of the Borrower’s and Agent’s interest in the consigned Inventory in accordance with section 9-324(b) of the Code, and (iv) such Inventory is located in the United States at a location of the consignee satisfactory to the Agent and as to which the requirements of Section 1.7(b) have been satisfied;

(d)                                 is in transit (other than Inventory of Borrower or AET Canada which is in transit in the ordinary course of business within or between the United States and Canada between locations owned by the Borrower or AET Canada or with respect to which Agent has received a satisfactory landlord waiver or bailee letter, as applicable;

(e)                                  is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except those in favor of Agent and Lenders;

(f)                                    is excess, obsolete, unsalable, shopworn, damaged or unfit for sale;

(g)                                 consists of display items or packing or shipping materials, manufacturing supplies, work-in-process Inventory or replacement parts;

(h)                                 consists of goods which have been returned by the buyer unless such Inventory is not excess, obsolete, unsalable, shopworn, damaged or unfit for sale;

(i)                                     is not of a type held for sale in the ordinary course of such Credit Party’s business;

(j)                                     is not subject to a first priority lien in favor of Agent on behalf of itself and Lenders, subject to Permitted Encumbrances;

(k)                                  as to which any of the representations or warranties in Section 4(g) of the Security Agreement are untrue;

(l)                                     consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(m)                               is not covered by casualty insurance reasonably acceptable to Agent; or

(n)                                 is otherwise unacceptable to Agent in its reasonable credit judgment.

1.8                                 Cash Management Systems.  On or prior to the Closing Date, Borrower and the other Credit Parties will establish and will maintain until the Termination Date, the cash management systems described in Annex C (the “Cash Management Systems”).

1.9                                 Fees.

(a)                                  Borrower shall pay to GE Capital, individually, the Fees specified in that certain amended and restated fee letter, dated as of October 20, 2004, by and between Borrower and GE Capital (as amended, restated, supplemented or otherwise modified from time to time, the “GE Capital Fee Letter”), at the times specified for payment therein.

(b)                                 As additional compensation for the Revolving Lenders, Borrower shall pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee for Borrower’s non-use of available funds in an amount equal to the Applicable Unused Facility Fee Margin multiplied by the difference between (x) the Maximum Amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balances of the aggregate Revolving Loan, the Export-Related Loan and the Swing Line Loan outstanding during the period for which such Fee is due.

(c)                                  If Borrower pays after acceleration or prepays all or any portion of the Term Loan or prepays the Revolving Loan and reduces or terminates the Revolving Loan Commitment, whether voluntarily or involuntarily and whether before or after acceleration of the Obligations, or if any of the Commitments are otherwise terminated, in either case prior to the first anniversary of the Closing Date, Borrower shall pay to Agent, for the benefit of Lenders as liquidated damages and compensation for the costs of being prepared to make funds available hereunder an amount equal to the Applicable Percentage multiplied by the sum of (i) the principal amount of the Term Loan paid after acceleration or prepaid, and (ii) the amount of the reduction of the Revolving Loan Commitment.  As used herein, the term “Applicable Percentage” shall mean one percent (1.0%).  The Credit Parties agree that the Applicable Percentage is a reasonable calculation of Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early termination of the Commitments.  Notwithstanding the foregoing, (i) no prepayment fee shall be payable if the Obligations are repaid in full with the proceeds of an exit credit facility in which the Agent acts as agent for the lenders thereunder, and (ii) no prepayment fee shall be payable by Borrower upon a mandatory prepayment made pursuant to Sections 1.3(b)(ii), 1.3(d) or 1.16(c); provided that Borrower does not permanently reduce or terminate the Revolving Loan Commitment upon any such prepayment and, in the case of prepayments made pursuant to Section 1.3(b)(ii), the transaction giving rise to the applicable prepayment is expressly permitted under Section 6.

(d)                                 Borrower shall pay to Agent, for the ratable benefit of Revolving Lenders, the Letter of Credit Fee as provided in Annex B.

1.10                           Receipt of Payments.  Borrower shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Collection Account.  For purposes of computing interest and determining Borrowing Availability and Export-Related Borrowing Availability as of any date, all payments shall be deemed received on the first Business Day following the Business Day on which immediately available funds therefor are received in the Collection Account prior to 2:00 p.m. (New York time).  Payments received after 2:00 p.m. (New York time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

1.11                           Application and Allocation of Payments.

(a)                                  So long as no Default or Event of Default has occurred and is continuing, (i) payments consisting of proceeds of Accounts (other than Export-Related Accounts) received in the ordinary course of business shall be applied, first, to the Swing Line Loan, second, the Revolving Credit Advances, and third, to the Export-Related Advances, (ii) payments consisting of proceeds of Export-Related Accounts received in the ordinary course of business shall be applied, first, to the Export-Related Advances, second, to the Swing Line Loan, and third, to the Revolving Credit Advances; (iii) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (iv) voluntary prepayments shall be applied as determined by Borrower, subject to the provisions of Section 1.3(a); and (v) mandatory prepayments shall be applied as set forth in Sections 1.3(c) and 1.3(d).  All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. As to any other payment, and as to all payments made when a Default or Event of Default has occurred and is continuing or following the Commitment Termination Date, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations of Borrower as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records.  In the absence of a specific determination by Agent with respect thereto and except as provided in Section 1.11(b), payments shall be applied to amounts then due and payable in the following order: (1) to Fees and Agent’s expenses reimbursable hereunder; (2) to interest on the Swing Line Loan; (3) to principal payments on the Swing Line Loan; (4) to interest on the other Loans, ratably in proportion to the interest accrued as to each Loan; (5) to principal payments on the other Loans and to provide cash collateral for Letter of Credit Obligations in the manner described in Annex B, ratably to the aggregate, combined principal balance of the other Loans and outstanding Letter of Credit Obligations; and (6) to all other Obligations, including expenses of Lenders to the extent reimbursable under Section 11.3.

(b)                                 The Lenders hereby agree that so long as any of the Loans have been declared to be immediately due and payable, all proceeds of the Collateral shall be applied first to Fees and Agent’s expenses reimbursable hereunder; and (i) with respect to proceeds of Term Loan Priority Collateral, second to interest on the Term Loan, third to principal payments on the Term Loan, fourth to all other Obligations of the Term Lenders, including expenses of Term Lenders to the extent reimbursable under Section 11.3, fifth to interest on the Swing Line Loan, sixth to principal payments on the Swing Line Loan, seventh to interest on the other Loans (other than the Last Out Term Loan), ratably in proportion to the interest accrued as to each Loan, eighth to principal payments on the other Loans (other than the Last Out Term Loan) and to provide cash collateral for Letter of Credit Obligations in the manner described in Annex B, ratably to the aggregate, combined principal balance of the other Loans (other than the Last Out Term Loan) and outstanding Letter of Credit Obligations, ninth to all other Obligations of the Revolving Lenders, including expenses of Revolving Lenders to the extent reimbursable under Section 11.3,  tenth to interest on the Last Out Term Loan, eleventh to principal payments on the Last Out Term Loan, twelfth to all other Obligations of the Last Out Term Lenders, including expenses of Last Out Term Lenders to the extent reimbursable under Section 11.3, and (ii) (A) with respect to proceeds of Revolving Loan Priority Collateral which constitutes Export-Related Accounts, second to interest on the Export-Related Loan, third to principal payments on the Export-Related Loan, fourth to interest on the Swing Line Loan, fifth to principal payments on the Swing Line Loan, sixth to interest on the Revolving Loan, seventh to principal payments on the Revolving Loan and to provide cash collateral for Letter of Credit Obligations in the manner described in Annex B, eighth to all other Obligations of the Revolving Lenders, including expenses of Revolving Lenders to the extent reimbursable under Section 11.3, ninth to interest on the Term Loan, tenth to principal payments on the Term Loan, eleventh to all other Obligations of the Term Lenders, including expenses of Term Lenders to the extent reimbursable under Section 11.3, twelfth to interest on the Last Out Term Loan, thirteenth to principal payments on the Last Out Term Loan, fourteenth to all other Obligations of the Last Out Term Lenders, including expenses of the Last Out Term Lenders to the extent reimbursable under Section 11.3, and (B) with respect to proceeds of Revolving Loan Priority Collateral (other than Export-Related Accounts), second to interest on the Revolving Loan, third to principal payments on the Revolving Loan, fourth to interest on the Swing Line Loan, fifth to principal payments on the Swing Line Loan, sixth to interest on the Export-Related Loan, seventh to principal payments on the Export-Related Loan and to provide cash collateral for Letter of Credit Obligations in the manner described in Annex B, eighth to all other Obligations of the Revolving Lenders, including expenses of Revolving Lenders to the extent reimbursable under Section 11.3, ninth to interest on the Term Loan, tenth to principal payments on the Term Loan, eleventh to all other Obligations of the Term Lenders, including expenses of Term Lenders to the extent reimbursable under Section 11.3, twelfth to interest on the Last Out Term Loan, thirteenth to principal payments on the Last Out Term Loan, fourteenth to all other Obligations of the Last Out Term Lenders, including expenses of Last Out Term Lenders to the extent reimbursable under Section 11.3.  The provisions of this clause (b) is for the benefit of the Lenders and Borrower shall have no rights with respect hereto.  Agent shall use commercially reasonable efforts to apply, promptly upon receipt, as provided herein, all payments and proceeds of Collateral which are required to be paid to a Lender or applied to a Loan under this Agreement.

(c)                                  Agent is authorized to (and at its sole election may) charge to the Revolving Loan balance on behalf of Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)), interest and other Obligations (but not principal on the Revolving Loan), owing by Borrower under this Agreement or any of the other Loan Documents if and to the extent Borrower fails to pay promptly any such amounts as and when due, even if the amount of such charges would exceed Borrowing Availability at such time.

1.12                           Loan Account and Accounting.  Agent shall maintain a loan account (the “Loan Account”) on its books to record: all Advances, the Term Loan and the Last Out Term Loan, all payments made by Borrower, and all other debits and credits as provided in this

Agreement with respect to the Loans or any other Obligations.  All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided, that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay the Obligations.  Agent shall render to Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account as to Borrower for the immediately preceding month.  Unless Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date thereof, each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive on Borrower in all respects as to all matters reflected therein.  Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower.  Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

1.13                           Indemnity.

(a)                                  Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other out-of-pocket costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities, and any and all reasonable out-of-pocket legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that  Indemnified Person’s gross negligence or willful misconduct.  NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

(b)                                 To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this

Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) Borrower shall refuse to accept any borrowing of, or shall request a termination of, any borrowing of, conversion into or continuation of, LIBOR Loans after Borrower has given notice requesting the same in accordance herewith; or (iv) Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower has given a notice thereof in accordance herewith, then Borrower shall indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing.  Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained.  For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.  This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.  As promptly as practicable under the circumstances, each Lender shall provide Borrower with its written calculation of all amounts payable pursuant to this Section 1.13(b), and such calculation shall be binding on the parties hereto unless Borrower shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.

1.14                           Access.  Each Credit Party that is a party hereto shall, during normal business hours, from time to time upon one Business Day’s prior notice as frequently as Agent or any Lender reasonably determines to be appropriate: (a) provide Agent or such Lender (at such Lender’s own cost and expense), as applicable, and any of its officers, employees and agents access to its properties, facilities, advisors and employees (including officers) of each Credit Party and to the Collateral, (b) permit Agent or such Lender (at such Lender’s own cost and expense), as applicable, and any of its officers, employees and agents, to inspect, audit and make extracts from any Credit Party’s books and records, and (c) permit Agent, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party.  If a Default or Event of Default has occurred and is continuing or if access is necessary to preserve or protect the Collateral as determined by Agent, each such Credit Party shall provide such access to Agent and to each Lender at all times and without advance notice.  Furthermore, so long as any Event of Default has occurred and is continuing, Borrower shall use commercially reasonable efforts to provide Agent and each Lender with access to their suppliers and customers.  Each Credit Party shall make available to Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records that Agent may reasonably request.  Each Credit Party shall deliver any document or instrument necessary for Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party.  Agent will give Lenders at least 5 days’ prior written notice of regularly scheduled audits.  Representatives of other Lenders may (at their own cost and expense) accompany Agent’s representatives on regularly scheduled audits at no charge to Borrower.  Each Lender shall give Agent at least five

(5) days’ prior written notice of its intention to exercise access rights under this Section 1.14 and Agent’s representatives may accompany Lender’s representatives in exercising such access rights.

1.15                           Taxes.

(a)                                  Any and all payments by Borrower or any other Credit Party hereunder or under the Notes or any other Loan Document shall be made, in accordance with this Section 1.15, free and clear of and without deduction for any and all present or future Taxes.  If Borrower or any other Credit Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes or any other Loan Document, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.15) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) Borrower or such other Credit Party shall make such deductions, and (iii) Borrower or such other Credit Party shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.  Within thirty (30) days after the date of any payment of Taxes, Borrower or such other Credit Party shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof. Except as set forth in Section 1.15(e), Agent and Lenders shall not be obligated to return or refund any amounts received pursuant to this Section.

(b)                                 Each Credit Party that is a signatory hereto shall jointly and severally indemnify and, within ten (10) days of demand therefor, pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.15) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

(c)                                  Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower and Agent prior to becoming a party to this Agreement a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender’s entitlement to a complete exemption from U.S. withholding taxes (a “Certificate of Exemption”).  Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to Borrower and Agent prior to becoming a Lender hereunder.  No foreign Person may become a Lender hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lender. In addition, each Foreign Lender shall deliver such forms upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender.  Notwithstanding any other provision of this Section 1.15(c), a Foreign Lender shall not be required to deliver any form pursuant to this Section 1.15(c) (other than the form required to be delivered pursuant to the first sentence of this clause) that such Foreign Lender is not legally able to deliver.

(d)                                 The Borrower shall not be required to indemnify any Foreign Lender, or to pay any additional amounts to any Foreign Lender, in respect of United States federal, state or local withholding Tax pursuant to paragraph (a) or (b) above to the extent that (i) the obligation to withhold amounts with respect to United States federal, state or local withholding Tax existed on the date such Foreign Lender became a party to this Agreement (or, in the case of a transferee, on the effective date of the Assignment Agreement pursuant to which such transferee becomes a Lender) or, with respect to payments to a new lending office, the date such Foreign Lender designated such new lending office; provided, however, that this clause (i) shall not apply to any Lender that becomes a Lender or new lending office that becomes a new lending office as a result of an assignment or designation made at the request of the Borrower; and provided, further, that this clause (i) shall not apply to the extent that the indemnity payment or additional amounts any Lender, the Agent or any Lender through a new lending office would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment or transfer to such Lender, the Agent or such Lender making the designation of such new lending office would have been entitled to receive in the absence of such assignment, transfer or designation or (ii) the obligation to pay such additional amounts or such indemnity payments would not have arisen but for a failure by such Foreign Lender to comply with the provisions of 1.15(c) above.

(e)                                  If any of Agent or any Lender, as applicable, determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or a Credit Party or with respect to which the Borrower or a Credit Party has paid additional amounts pursuant to this Section 1.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or Credit Party under this Section 1.15 with respect to the Taxes giving rise to such refund), net of all Charges imposed on such refund, out-of-pocket expenses of such Agent or Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).

1.16                           Capital Adequacy; Increased Costs; Illegality.

(a)                                  If any Lender shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction.  A certificate in reasonable detail as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower and to Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

(b)                                 If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.  A certificate in reasonable detail as to the amount of such increased cost, submitted to Borrower and to Agent by such Lender, shall be conclusive and binding on Borrower for all purposes, absent manifest error.  Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to change its lending office or otherwise minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 1.16(b).

(c)                                  Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing by Borrower to such Lender, together with interest accrued thereon, unless Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Index Rate Loans.

(d)                                 Within fifteen (15) days after receipt by Borrower of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts or increased costs as provided in Sections 1.15(a), 1.16(a) or 1.16(b), or of its inability to fund as provided in Section 1.16(c), Borrower may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender.  So long as no Default or Event of Default has occurred and is continuing, Borrower, with the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee), may obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for the Affected Lender.  If Borrower obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale; provided, that Borrower shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment.  Notwithstanding the foregoing, Borrower shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within fifteen (15) days following its receipt of Borrower’s notice of intention to replace such Affected Lender.  Furthermore, if Borrower gives a notice of intention to replace and does not so replace such Affected Lender within ninety (90) days thereafter, Borrower’s rights under this Section 1.16(d) shall terminate and Borrower shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.15(a), 1.16(a) and 1.16(b).

1.17                           Single Loan.  All Loans to Borrower and all of the other Obligations of Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured, until the Termination Date, by all of the Collateral.

1.18                           Super-Priority Nature of Obligations and Lenders’ Liens.

(a)                                  The priority of Lenders’ Liens on the Collateral owned by the Borrower and the Guarantor shall be set forth in the Interim Order, the Final Order, the Canadian Interim Order and the Canadian Final Order.

(b)                                 All Obligations shall constitute administrative expenses of Borrower and, where applicable, any Credit Party in their respective Chapter 11 Cases, with administrative priority and senior secured status under Sections 364(c) and 364(d) of the Bankruptcy Code.  Subject to the Carve-Out Expenses up to the Carve-Out Amount, such administrative claim shall have priority over all other costs and expenses of the kinds specified in, or ordered pursuant to, Sections 105, 326, 330, 331, 503(b), 507(a), 507(b) or 726 of the Bankruptcy Code and shall at all times be senior to the rights of Borrower or any Credit Party, Borrower’s or any Credit Parties’ estate, and any successor trustee or estate representative in their Chapter 11 Cases or any subsequent proceeding or case under the Bankruptcy Code.  The liens and security interests granted to Lenders on the Collateral owned by the Borrower and the other Credit Parties, and the priorities accorded to the Obligations shall have the priority and senior secured status afforded by Sections 364(c) and 364(d)(1) of the Bankruptcy Code (all as more fully set forth in the Interim Order, Final Order, Canadian Interim Order and Canadian Final Order) senior to all claims and interests other than Permitted Encumbrances and the Carve-Out Expenses up to the Carve-Out Amount.

(c)                                  Lenders’ Liens on the Collateral owned by the Borrower or the other Credit Parties filing a Chapter 11 Case and the Lenders’ administrative claim under Sections 364(c)(1) and 364(d) of the Bankruptcy Code afforded the Obligations shall also have priority over any claims arising under Section 506(c) of the Bankruptcy Code subject and subordinate only to the following (hereafter referred to as the “Carve-Out Expenses”): fees and disbursements incurred and allowed on and after the Petition Date by professionals retained by the Borrower or the other Credit Parties filing a Chapter 11 Case, the Committee (within the meaning of clause (a) of the definition thereof) and any statutorily mandated costs and fees of the U.S. Trustee with respect to the Chapter 11 Cases, up to a maximum unpaid aggregate amount not to exceed $2,000,000 (such dollar amount being referred to herein as the “Carve-Out Amount”) (determined without regard to fees and expenses which may be awarded and paid on an interim basis or paid pursuant to procedures for the payment of fees and expenses of professionals approved by the Bankruptcy Court after notice to the Agent and a hearing or any Prepetition retainer paid to Borrower’s counsel, any other Credit Party filing a Chapter 11 Case’s counsel or the Committees’ counsel (as “Committee” is defined in clause (a) of the definition thereof) in connection with a Chapter 11 Case), provided, that the Carve-Out Expenses shall not include any other claims that are or may be senior to or pari passu with any of the Carve-Out

Expenses or any professional fees and expenses of a Chapter 7 trustee and, provided, further, that Carve-Out Expenses shall not include any fees or disbursements (A) arising after the conversion of any Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code or (B) related to the investigation of, preparation for, or commencement or prosecution of, any claims or proceedings against (i) the Agent or the Lenders or their claims or security interests in or Liens on, the Collateral whether under this Agreement or any other Loan Document. and (ii) any agent or lender under the Prepetition Loan Agreement or their claims or security interests in connection with the Prepetition Loan Agreement or any of the loan documents or instruments entered into in connection therewith. Except as set forth herein or in the Final Order, no other claim having a priority superior or pari passu to that granted to Lenders by the Final Order shall be granted or approved while any Obligations under this Agreement remain outstanding.

1.19                           Payment of Obligations.  Subject to the provisions of the Interim Order and the Final Order, upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents, Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

1.20                           No Discharge; Survival of Claims.  Borrower agrees that (a) the Obligations hereunder shall not be discharged by the entry of an order confirming a plan of reorganization in any Chapter 11 Case (and Borrower pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (b) the super-priority administrative claim granted to Agent and Lenders pursuant to the Interim Order and Final Order and described in Section 1.18, the Liens granted to Agent pursuant to the Interim Order and Final Order and described in Section 1.18 and the priority and the Liens set forth in the Canadian Interim Order and the Canadian Final Order shall not be affected in any manner by the entry of an order confirming a plan of reorganization in any Chapter 11 Case.

1.21                           Release.  Borrower hereby acknowledges effective upon entry of the Final Order, that neither Borrower nor any of its Subsidiaries have any defense, counterclaim, offset, recoupment, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all of any part of the Borrower’s or its Subsidiaries’ liability to repay Agent or any Lender as provided in this Agreement or to seek affirmative relief or damages of any kind or nature from Agent or any Lender.  Borrower and the other Credit Parties filing a Chapter 11 Case, in their own right and with respect to the Borrower and the other Credit Parties filing a Chapter 11 Case, on behalf of their bankruptcy estates, and on behalf of all such parties, successors, assigns, Subsidiaries and any Affiliates and any Person acting for and on behalf of, or claiming through them, (collectively, the “Releasing Parties”), hereby fully, finally and forever release and discharge Agent and Lenders and all of Agent’s and Lenders’ past and present officers, directors, servants, agents, attorneys, assigns, heirs, parents, subsidiaries, and each Person acting for or on behalf of any of them (collectively, the “Released Parties”) of and from any and all past, present and future actions, causes of action, demands, suits, claims, liabilities, Liens, lawsuits, adverse consequences, amounts paid in settlement, costs, damages, debts, deficiencies, diminution in value, disbursements, expenses, losses and other obligations of any kind or nature whatsoever, whether in law, equity or otherwise (including, without limitation, those arising under Sections 541 through 550 of the Bankruptcy Code and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties, but excluding those caused by the Released Parties’ gross negligence, willful misconduct or criminal misconduct), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Released Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to this Agreement, the Interim Order, the Final Order, the Canadian Interim Order, the Canadian Final Order and the transactions contemplated hereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing.

1.22                           Waiver of any Primary Rights.  Upon the Closing Date, and on behalf of themselves and their estates, and for so long as any Obligation shall be outstanding, Borrower and each other Credit Party filing a Chapter 11 Case hereby irrevocably waives any right, pursuant to Sections 364(c) or 364(d) of the Bankruptcy Code or otherwise, to grant any Lien of equal or greater priority than the Lien securing the Obligations, or to approve a claim of equal or greater priority than the Obligations.

2.                                      CONDITIONS PRECEDENT

2.1                                 Conditions to the Initial Loans.  No Lender shall be obligated to make any Loan or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner satisfactory to Agent, or waived in writing by Agent and Lenders:

(a)                                  Credit Agreement; Loan Documents.  This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrower, each other Credit Party, Agent and Lenders; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex D, each in form and substance reasonably satisfactory to Agent.

(b)                                 Approvals.  Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

(c)                                  Payment of Fees. Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including the Fees specified in the GE Capital Fee Letter), and shall have reimbursed Agent for all out-of-pocket fees, costs and expenses of closing (including all reasonable attorneys’ fees) presented as of the Closing Date.

(d)                                 Due Diligence.  Agent shall have completed its business and legal due diligence, including a roll forward of its previous Collateral audit, with results reasonably satisfactory to Agent.

(e)                                  Consummation of Related Transactions.  Agent shall have received fully executed copies of the Related Transactions Documents, each of which shall be in form and substance reasonably satisfactory to Agent and its counsel.  The Related Transactions shall have been consummated in accordance with the terms of the Related Transactions Documents.

(f)                                    Entry of Interim Order and Issuance of Canadian Interim Order. Entry by the Bankruptcy Court of the Interim Order and, by no later than two (2) days after the entry of the Interim Order, issuance of the Canadian Interim Order, approving the transactions contemplated hereby and granting a first priority perfected security interest in the Collateral subject only to Permitted Encumbrances and the Carve-Out Expenses up to the Carve-Out Amount (it being understood that the entry of the Canadian Interim Order shall not be a condition precedent to any Lender’s obligation to make any Loan or incur any Letter of Credit Obligations on the Closing Date).

(g)                                 Corporate Structure. Agent shall be reasonably satisfied with the corporate structure, capital structure, debt instruments, material contracts, and governing documents of Borrower and its Subsidiaries, and the tax effects resulting from the commencement of the Chapter 11 Cases and the credit facility evidenced by this Agreement.

(h)                                 Cash Management System. Borrower shall have established the Cash Management System described in Annex C and Borrower shall have obtained appropriate court orders approving such system, all as reasonably acceptable to Agent; and

(i)                                     First Day Orders.  The “first day” orders described on Disclosure Schedule (2.1) in form and substance reasonably satisfactory to Agent shall have been entered in the Chapter 11 Cases.

2.2                                 Further Conditions to Each Loan.  Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Advance, convert or continue any Loan as a LIBOR Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

(a)                                  the Advance, Loan or Letter of Credit Obligation requested would cause the aggregate outstanding amount of the Loans and/or Letter of Credit Obligations to exceed the amount then authorized by the Interim Order or the Final Order, as the case may be, or any order modifying or vacating such order shall have been entered, or any appeal of such order shall have been timely filed;

(b)                                 any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement, and Agent or Requisite Revolving Lenders (or (i) Requisite Term Lenders, with respect to the making of any Term Loan or the conversion or continuation of any Term Loan as a LIBOR Loan or (ii) Requisite Last Out Term Lenders, with respect to the making of any Last Out Term Loan or the conversion or continuation of any Last Out Term Loan as a LIBOR Loan)  have determined not to make such Advance, convert or continue any Loan as LIBOR Loan or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect;

(c)                                  any event or circumstance having a Material Adverse Effect has occurred since the date hereof as determined by the Requisite Revolving Lenders and Agent or Requisite Revolving Lenders (or (i) Requisite Term Lenders, with respect to the making of any Term Loan or the conversion or continuation of any Term Loan as a LIBOR Loan or (ii) Requisite Last Out Term Lenders, with respect to the making of any Last Out Term Loan or the conversion or continuation of any Last Out Term Loan as a LIBOR Loan) have determined not to make such Advance, convert or continue any Loan as a LIBOR Loan or incur such Letter of Credit Obligation as a result of the fact that such event or circumstance has occurred;

(d)                                 any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation), and Agent or Requisite Revolving Lenders (or (i) Requisite Term Lenders, with respect to the making of any Term Loan or the conversion or continuation of any Term Loan as a LIBOR Loan or (ii) Requisite Last Out Term Lenders, with respect to the making of any Last Out Term Loan or the conversion or continuation of any Last Out Term Loan as a LIBOR Loan) shall have determined not to make any Advance, convert or continue any Loan as a LIBOR Loan or incur any Letter of Credit Obligation as a result of that Default or Event of Default;

(e)                                  after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), (i) the outstanding principal amount of the aggregate Revolving Loan would exceed the Maximum Amount less the then outstanding principal amount of the Swing Line Loan and the Export-Related Loan, (ii) the outstanding principal amount of the aggregate Revolving Credit Advances would exceed the Borrowing Base less the then outstanding principal amount of the Swing Line Loan, or (iii) the outstanding principal amount of the Export-Related Loan would exceed the lesser of the Export-Related Borrowing Availability and the Export-Related Loan Commitment; or

(f)                                    (i) (x) in the case of Advances, Loans or Letters of Credit made or issued prior to the date that is twenty-five (25) days after the Petition Date, the Interim Order or the Canadian Interim Order shall not be in full force and effect and, if the Interim Order or the Canadian Interim Order has expired prior to such date, the Final Order and the Canadian Final Order shall not have been entered prior to or immediately following such expiration, or (y) in the case of Advances, Loans or Letters of Credit made or issued from and after the date that is twenty-five (25) days after the Petition Date, the Bankruptcy Court shall not have entered the Final Order, (iii) the Interim Order, the Canadian Interim Order, the Final Order or the Canadian Final Order, as the case may be, shall have been vacated, reversed, modified or amended without Lenders’ consent, (iv) a motion for reconsideration of any such order shall have been timely filed or (v) an appeal of any such order shall have been timely filed and if such order is the subject of a pending appeal in any respect, either the making of any Loans, the granting of super-priority claim status with respect to the Obligations, the granting of the Liens described herein, or the performance by the Borrower or any Credit Party of any of their obligations under this Agreement or any other Loan Document or under any other instrument or agreement referred to in this Agreement shall be the subject of a presently effective stay pending appeal.

Without limiting the foregoing, no Lender shall be obligated to fund any Advance, convert or continue any Loan as a LIBOR Loan or incur any Letter of Credit Obligation, if as of the date of entry of the Final Order, Borrower shall have Borrowing Availability of less than (i) $22,500,000 in the event that the unfunded portion of the Last Out Term Loan is advanced by such date following satisfaction of the conditions set forth in Section 2.4, or (ii) $7,500,000 in the event that the unfunded portion of the Last Out Term Loan is not advanced by such date.

The request and acceptance by Borrower of the proceeds of any Advance, the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Loan into, or as, a LIBOR Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

2.3                                 Further Conditions to Each Export-Related Advance.  Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Export-Related Advance, if, as of the date thereof:

(a)                                  Agent has not received satisfactory evidence that Borrower has obtained all consents and approvals from Ex-Im Bank;

(b)                                 Agent has not received duly executed copies of all Ex-Im Bank Documents, each in form and substance satisfactory to Agent and signed by each party thereto;

(c)                                  Borrower has not duly executed any necessary application forms required by Ex-Im Bank;

(d)                                 any Ex-Im Bank Document is not in full force and effect; or

(e)                                  with respect to any Export-Related Advance requested after the date of any scheduled termination of any Ex-Im Bank Guarantee, Agent has not received written notice at least ninety (90) days prior to such scheduled termination (or such lesser time as may be agreed to by Agent) that the Ex-Im Bank Guarantee has been renewed.

The request and acceptance by Borrower of the proceeds of any Export-Related Advance as of the date thereof, (i) a representation and warranty by Borrower that the conditions in this Section 2.3 have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

2.4                                 Further Conditions to Funding of Last Out Term Loan.  No Lender shall be obligated to advance any portion of the Last Out Term Loan in an aggregate amount equal to $15,000,000 unless and until Agent and GECMG shall have syndicated such portion of the Last Out Term Loan to the Agent’s satisfaction in its sole discretion.

3.                                      REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Loans and to incur Letter of Credit Obligations, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement.

3.1                                 Corporate Existence; Compliance with Law.  Each Credit Party (a) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization set forth in Disclosure Schedule (3.1); (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses, damages or liabilities in excess of $250,000; (c) subject to the entry of the Interim Order (or the Final Order, when applicable) by the Bankruptcy Court, has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (d) subject to specific representations regarding Environmental Laws, has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except where the failure to have such licenses, permits, consents or approvals, make such filings or give such notices, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (e) is in compliance with its charter and bylaws or partnership or operating agreement, as applicable; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.2                                 Executive Offices, Collateral Locations, FEIN.  As of the Closing Date, the current location of each Credit Party’s chief executive office and the processor, toller or toll converter locations, warehouses, consignment, and other premises at which any Collateral is located are set forth in Disclosure Schedule (3.2).  In addition, Disclosure Schedule (3.2) lists the federal employer identification number of each Credit Party.

3.3                                 Corporate Power, Authorization, Enforceable Obligations.  Upon the entry by the Bankruptcy Court of the Interim Order (or the Final Order, when applicable) the execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person’s power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) do not contravene any provision of such Person’s charter, bylaws or partnership or operating agreement as applicable; (d) do not violate any applicable law or regulation, or any applicable order or decree of any court of competent jurisdiction or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(c), all of which will have been duly obtained, made or complied with prior to the Closing Date.  Each of the Loan Documents shall be duly executed and delivered by each Credit Party that is a party thereto and subject to the entry of the Interim Order and the Final Order, each such Loan Document shall constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws relative to or affecting the enforcement of creditors’ rights generally in effect from time to time.

3.4                                 Financial Statements, Projections and Net Cash Flow Forecast.  Except for the Projections and the Net Cash Flow Forecast, all Financial Statements concerning Borrower and its Subsidiaries that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

(a)                                  Financial Statements.  The following Financial Statements attached hereto as Disclosure Schedule (3.4(a)) have been delivered on the date hereof:

(i)                                     The audited consolidated balance sheets at September 30, 2002 and September 30, 2003 and the related statements of income and cash flows of Borrower and its Subsidiaries for the Fiscal Years then ended, certified by Deloitte and Touche, LLP.

(ii)                                  The unaudited balance sheet at October 31, 2004 and the related statement(s) of income and cash flows of Borrower and its Subsidiaries for the one-month period then ended.

(iii)                               The unaudited balance sheet at September 30, 2004 and the related statement(s) of income and cash flows of Borrower and its Subsidiaries for the Fiscal Year then ended.

(b)                                 Projections.  The Projections delivered on the date hereof have been prepared by Borrower in light of the past operations of its businesses, but including future payments of known contingent liabilities, and reflect projections for the three-year period beginning on October 1, 2004 on a month-by-month basis for the first year and on a year-by-year basis thereafter.  The Projections are based upon estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower and, as of the Closing Date, reflect Borrower’s good faith and reasonable estimates of the future financial performance of Borrower and of the other information projected therein for the period set forth therein, it being understood by the Lenders that such Projections relate to future events and not to present facts, and that actual results during the period covered therein may differ from such Projections by a material amount.

(c)                                  Net Cash Flow Forecast.  The Net Cash Flow Forecast delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(c)) has been prepared by Borrower in light of the past operations of its businesses, but including future payments of known contingent liabilities, and reflects Borrower’s net cash flow forecast for the year period beginning on the Closing Date on a month-by-month basis and ending on the first anniversary of the Closing Date.  The Net Cash Flow Forecast is based upon estimates and assumptions which Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower as of the Closing Date, and reflects Borrower’s good faith and reasonable estimates of the future financial performance of Borrower, it being understood by the Lenders that the Net Cash Flow Forecast relates to future events and not to present facts, and that actual results during the period covered therein may differ from the Net Cash Flow Forecast by a material amount.

3.5                                 Material Adverse Effect.  Between June 30, 2004 and the Closing Date: (a) no Credit Party has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Pro Forma and that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party’s assets and no law or regulation applicable to any Credit Party has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, and (c) other than in connection with the commencement of the Chapter 11 Cases or as set forth in Disclosure Schedule (3.5), no Credit Party is in default and to Borrower’s knowledge no third party is in default under any material contract, lease or other agreement or instrument, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Between June 30, 2004 and the Closing Date no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect other in connection with the commencement of the Chapter 11 Cases or as set forth in Disclosure Schedule (3.5).

3.6                                 Ownership of Property; Liens.  As of the Closing Date, the real estate (“Real Estate”) listed in Disclosure Schedule (3.6) constitutes all of the real property owned, leased, subleased, or used by any Credit Party.  Each Credit Party owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as described on Disclosure Schedule (3.6), and copies of all such leases or a summary of terms thereof reasonably satisfactory to Agent have been delivered to Agent.  Disclosure Schedule (3.6) further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date.  Each Credit Party also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets.  As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances.  Each Credit Party has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party’s right, title and interest in and to all such Real Estate and other properties and assets.  Disclosure Schedule (3.6) also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real

Estate.  As of the Closing Date, no portion of any Credit Party’s Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied.  As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

3.7                                 Labor Matters.  As of the Closing Date (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party’s knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply in all material respects with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) except as set forth in Disclosure Schedule (3.7), no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any agreements described on Disclosure Schedule (3.7) have been delivered to Agent); (e) there is no organizing activity involving any Credit Party pending or, to any Credit Party’s knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party’s knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) except as set forth in Disclosure Schedule (3.7), there are no material complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual.

3.8                                 Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness.  Except as set forth in Disclosure Schedule (3.8), as of the Closing Date, no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person.  All of the issued and outstanding Stock of each Subsidiary of Borrower is owned by the Borrower in the amounts set forth in Disclosure Schedule (3.8).  Except as set forth in Disclosure Schedule (3.8), there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries.  All outstanding Indebtedness and Guaranteed Indebtedness of each Credit Party as of the Closing Date (except for the Obligations) is described in Section 6.3 (including Disclosure Schedule (6.3)).  As of the Closing Date, AET Limited is an inactive Subsidiary and does not have any assets (other than the bank account referred to in Annex C and cash on deposit therein in an amount not exceeding $50,000) or any Indebtedness or Guaranteed Indebtedness or other material liabilities and does not conduct any business or operations.  Except as set forth in Disclosure Schedule (3.8(a)), Applied Extrusion Technologies Holdings, Inc., Applied Extrusion Technologies Australia Holdings, Inc., Applied Extrusion Technologies Belgium, Inc., and Applied Extrusion Technologies, Scotland, Inc. (collectively, the “Former Subsidiaries”), each a corporation organized in Delaware and prior to the date hereof merged into Borrower, did not own any assets.  At the time of the applicable merger of each Foreign Subsidiary into Borrower, such Former Subsidiary did not have any liabilities or other obligations to any Person.

3.9                                 Government Regulation.  No Credit Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940.  No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loans by Lenders to Borrower, the incurrence of the Letter of Credit Obligations on behalf of Borrower, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

3.10                           Margin Regulations.  No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”).  No Credit Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board.  No Credit Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

3.11                           Taxes.  All income tax returns and all other material property tax returns, reports and statements, including information returns, required by any Governmental Authority (“Tax Returns”) to be filed by any Credit Party have been filed with the appropriate Governmental Authority; all such Tax Returns are true, correct and complete in all material respects; and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid),  excluding Charges or other amounts being contested in accordance with Section 5.2(b).  There are no Liens for Charges (other than for current Charges not yet due and payable or being contested in good faith in accordance with Section 5.2(b)) upon the assets of any Credit Party.  No adjustment relating to such Tax Returns has been proposed formally or informally by any Governmental Authority and, to the knowledge of each Credit Party, no basis exists for any such adjustment.   Proper and accurate amounts have been withheld by each Credit Party from its respective employees, independent contractors, creditors, members, partners and other third parties for all periods in full and complete compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. Disclosure Schedule (3.11) sets forth as of the Closing Date those taxable years for which any Credit Party’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority, and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as indicated on Disclosure Schedule (3.11), as of the Closing Date all, Charges that have been claimed, proposed, asserted or assessed against any Credit Party (or with respect to any of their assets) have been fully paid or finally settled or are being contested in good faith in accordance with Section 5.2(b).  Except as described in Disclosure Schedule (3.11), as of the Closing Date, no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges.  None of the Credit Parties and their respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to each Credit Party’s knowledge, as a transferee.  As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.

3.12                           ERISA and Canadian Plans.

(a)                                  Disclosure Schedule (3.12) lists (i) all ERISA Affiliates and (ii) all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans.  As of the Closing Date, copies of all such listed Plans, together with a copy of the latest IRS/DOL 5500-series form for each such Plan, have been delivered to Agent.  Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred that would cause the loss of such qualification or tax-exempt status.  Each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, including the statement required by 29 C.F.R. Section 2520.104-23.  Neither any Credit Party nor ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan.  Neither any Credit Party nor ERISA Affiliate has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b)                                 Except as set forth in Disclosure Schedule (3.12): (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041(b)(1) of ERISA, nor has any Title IV Plan of any Credit Party or any ERISA Affiliate (determined at any time within the last five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate (determined at such time); (vi) except in the case of any ESOP, Stock of all Credit Parties and their ERISA

Affiliates makes up, in the aggregate, no more than 10% of fair market value of the assets of any Plan measured on the basis of fair market value as of the latest valuation date of any Plan; and (vii) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor’s Corporation or an equivalent rating by another nationally recognized rating agency

(c)                                  Disclosure Schedule 3.12(c) sets forth all Canadian Benefit Plans (other than, for greater certainty, universal plans created by and to which any Credit Party is obligated to contribute by statute) and Canadian Pension Plans adopted by each Credit Party.  The Canadian Pension Plans are duly registered under the ITA and all other applicable laws which require registration and no event has occurred which is reasonably likely to cause the loss of such registered status.  All material obligations of each Credit Party (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed in a timely fashion.  There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans.  There are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans.  Each of the Canadian Pension Plans is fully funded on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Bodies and which are consistent with generally accepted actuarial principles).

3.13                           No Litigation.  Other than the commencement of the Chapter 11 Cases, no action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) that challenges any Credit Party’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that has a reasonable risk of being determined adversely to any Credit Party and that , if so determined, could be reasonably be expected to have a Material Adverse Effect.  Except as set forth on Disclosure Schedule (3.13), as of the Closing Date there is no Litigation pending or, to any Credit Party’s knowledge, threatened, that seeks damages in excess of $100,000 or injunctive relief against, or alleges criminal misconduct of, any Credit Party.

3.14                           Brokers.  No broker or finder brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

3.15                           Intellectual Property.  As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it, and each Patent, Trademark, Copyright and License is listed, together with application or registration numbers, as applicable, in Disclosure Schedule (3.15).  Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect.  Except as set forth in Disclosure Schedule (3.15), as of the Closing Date, no Credit Party is aware of any infringement claim by any other Person with respect to any Intellectual Property.

3.16                           Full Disclosure.  No information contained in this Agreement, any of the other Loan Documents, any Projections, Financial Statements or Collateral Reports or other written reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Credit Party to Agent or any Lender pursuant to the terms of this Agreement contains or will contain when made any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  The Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances and Carve-Out Expenses up to the Carve-Out Amount.

3.17                           Environmental Matters.

(a)                                  Except as set forth in Disclosure Schedule (3.17), as of the Closing Date: (i) the Real Estate is free of contamination from, or presence of, any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such Real Estate and that would not result in Environmental Liabilities that could reasonably be expected to exceed $100,000; (ii) no Credit Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate and that could reasonably be expected to result in Environmental Liabilities in excess of  $100,000; (iii) the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities which could reasonably be expected to exceed $100,000; (iv) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed $100,000, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party which could reasonably be expected to exceed $100,000, and no Credit Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $100,000 or injunctive relief against, that orders characterization or rehabilitative work, or that alleges criminal misconduct by, any Credit Party; (vii) no notice has been received by any Credit Party identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes or other Environmental Law, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a “potentially responsible party” under CERCLA or analogous state statutes or other Environmental Laws; and (viii) as of the Closing Date, the Credit Parties have provided to Agent copies of all existing environmental reports, studies, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Credit Party.

(b)                                 Each Credit Party hereby acknowledges and agrees that Agent is not now, and to Credit Party’s knowledge, has not ever been, in control of any of the Real Estate or any Credit Party’s affairs.

3.18                           Insurance.  Disclosure Schedule (3.18) lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.

3.19                           Deposit and Disbursement Accounts.  Disclosure Schedule (3.19) lists all banks and other financial institutions at which any Credit Party and AET Limited maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.  Borrower acknowledges and agrees that Annex C hereto is substantially the same as the Borrower’s Prepetition cash management system and that such system, including all accounts established thereto, shall continue to govern the rights of the respective parties thereto, and shall be applicable under this Agreement subject to the approval of the Bankruptcy Court.

3.20                           Government Contracts.  Except as set forth in Disclosure Schedule (3.20), as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. §3727) or any similar state or local law.

3.21                           Customer and Trade Relations.  Except as set forth in Disclosure Schedule (3.21), as of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in: the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked among the ten largest customers of such Credit Party; or the business relationship of any Credit Party with any supplier material to its operations.

3.22                           Agreements and Other Documents.

(a)                                  As of the Closing Date, each Credit Party has provided to Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which it is subject and each of which is listed in Disclosure Schedule (3.22):  rebate agreements with end users who annually purchase $15,000,000 or more of products sold by any Credit Party or whose purchases account for 5% or more of the total annual sales volume of the Credit Parties; supply agreements and purchase agreements not terminable by such Credit Party within sixty (60) days following written notice issued by such Credit Party and involving transactions in excess of $1,000,000 per annum;  leases of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $500,000 per annum;  licenses and permits held by the Credit Parties, the absence of which could be reasonably likely to have a Material Adverse Effect;  instruments and documents evidencing any Indebtedness or Guaranteed Indebtedness of such Credit Party and any Lien granted by such Credit Party with respect thereto; and

instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Credit Party.

(b)                                 Set forth in Disclosure Schedule (3.22(b)) is a list, as of the Closing Date of the ten largest customers and clients of the Credit Parties, taken as a whole as measured by gross revenues of the Credit Parties generated by such customers and clients, for the two years ended as of September 30, 2003 and September 30, 2004.  Except as disclosed in Disclosure Schedule 3.22(b), as of the Closing Date, no significant customer or client (or group of related customers or clients which in the aggregate is significant) of the Credit Parties, taken as a whole, has given them notice or, to the knowledge of the Credit Parties, has taken any other action which has given any Credit Party any reason to believe that such customer or client (or group of related customers or clients) will materially reduce the amount of its purchases or materially adversely change the price or terms of such purchases.  For such purposes, a customer or client (or group of related customers or clients) shall be deemed “significant” if such customer or client (or group of related customers or clients) has accounted for more than 5% of the total gross revenues of the Credit Parties (taken as a whole) during the past Fiscal Year.

(c)                                  Set forth in Disclosure Schedule 3.22(c) is a list, as of the Closing Date, of the ten largest suppliers and vendors of the Credit Parties, taken as a whole, as measured by the cost of purchases made by the Credit Parties for the two years ended as of September 30, 2003 and September 30, 2004.  Except as disclosed in Disclosure Schedule 3.22(c), as of the Closing Date, no significant supplier or vendor (or group of related suppliers or vendors which in the aggregate is significant) of the Credit Parties, taken as a whole, has given them notice or, to the knowledge of the Credit Parties, has taken any other action which has given any Credit Party any reason to believe that such supplier or vendor (or group of related suppliers or vendors) will cease to supply or materially restrict the amount supplied or materially adversely change its price or terms to any Credit Party of any products or services.  For such purposes, a supplier or vendor (or group of related suppliers or vendors) shall be deemed “significant” if such supplier or vendor (or group of related suppliers or vendors) has accounted for more than 5% of such total cost of purchases of the Credit Parties (taken as a whole) during the past Fiscal Year.

(d)                                 Neither the Borrower nor any other Credit Party is subject to any derivative or forward contract that can be terminated based upon the bankruptcy filing of such Person.

3.23                           Intentionally Omitted.

3.24                           Senior Note Documents.  As of the Closing Date, Borrower has delivered to Agent a complete and correct copy of the Senior Note Documents (including all schedules and exhibits thereto and all amendments, supplements or modifications, as in effect on the Closing Date).

3.25                           Reorganization Matters.

(a)                                  The Chapter 11 Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof and the proper notice for the hearing for the approval of the Interim Order has been given and proper notice for the hearing for the approval of the Final Order will be given.

(b)                                 After the entry of the Interim Order, and pursuant to and to the extent permitted in the Interim Order and the Final Order, the Obligations will constitute allowed administrative expense claims in the Chapter 11 Cases having priority over all administrative expense claims, reclamation claims and unsecured claims against the Borrower or the Credit Parties filing a Chapter 11 Case now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in Sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c) or 726 of the Bankruptcy Code, as provided under Section 364(c)(1) of the Bankruptcy Code, subject, as to priority only to the Carve-Out Expenses up to the Carve-Out Amount.

(c)                                  After the entry of the Interim Order and pursuant to and to the extent provided in the Interim Order and the Final Order, the Obligations will be secured by a valid and perfected first priority Lien on all of the Collateral.

(d)                                 The Interim Order and the Canadian Interim Order (with respect to the period prior to entry of the Final Order) or the Final Order and the Canadian Final Order (with respect to the period on and after entry of the Final Order), as the case may be, are in full force and effect and have not been reversed, stayed, modified or amended.

(e)                                  Notwithstanding the provisions of Section 362 of the Bankruptcy Code, subject to the provisions of the Interim Order and the Final Order, upon the maturity (whether by acceleration or otherwise) of any of the Obligations, Agent and Lenders shall be entitled to immediate payment of such Obligations and to enforce the remedies provided for hereunder, without further application to or order by the Bankruptcy Court.

4.                                      FINANCIAL STATEMENTS AND INFORMATION

4.1                                 Reports and Notices.

(a)                                  Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.

(b)                                 Each Credit Party executing this Agreement hereby agrees that, from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the various Collateral Reports (including Borrowing Base Certificates in the form of Exhibit 4.1(b) at the times, to the Persons and in the manner set forth in Annex F.

4.2                                 Communication with Accountants.  Each Credit Party executing this Agreement authorizes Agent to communicate directly with its independent certified public accountants, including Deloitte and Touche, LLP (after such prior notice to Borrower and provided Borrower may participate in any such communications), and authorizes and, at Agent’s request, shall instruct those accountants and advisors to disclose and make available to Agent and each Lender any and all Financial Statements and other supporting financial documents, schedules and information relating to any Credit Party (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any Credit Party.

5.                                      AFFIRMATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

5.1                                 Maintenance of Existence and Conduct of Business.  Except as occasioned by the Chapter 11 Cases, each Credit Party shall: do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its material rights and franchises; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; at all times, in the exercise of its reasonable business judgment, maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and  transact business only in such corporate and trade names as are set forth in Disclosure Schedule (5.1).

5.2                                 Payment of Charges.

(a)                                  Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen or bailees, in each case, before any thereof shall become past due; provided, Borrower shall not be required to pay any Charges, Taxes or Claims the nonpayment of which is permitted by the Bankruptcy Code.

(b)                                 Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges (other than payments to warehousemen and/or bailees) that is superior to any of the Liens securing the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges; (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest; (iv) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met; and (v) Agent has not advised Borrower in writing that Agent reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.

5.3                                 Books and Records.  Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting in all material respects all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Disclosure Schedule (3.4(a)).

5.4                                 Insurance; Damage to or Destruction of Collateral.

(a)                                  The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described on Disclosure Schedule (3.18) as in effect on the date hereof or otherwise in form and amounts and with insurers reasonably acceptable to Agent.  Such policies of insurance (or the loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide thirty (30) days prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy.  If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable in its reasonable judgment.  Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor.  By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party’s failure to maintain such insurance or pay any premiums therefor.  All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Agent and shall be additional Obligations hereunder secured by the Collateral.

(b)                                 Agent reserves the right at any time upon any change in any Credit Party’s risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in Agent’s reasonable opinion, adequately protect both Agent’s and Lenders’ interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry.  If reasonably requested by Agent, each Credit Party shall deliver to Agent from time to time a report of a reputable insurance broker, reasonably satisfactory to Agent, with respect to its insurance policies.

(c)                                  Each Credit Party (other than AET Limited) shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to (i) all “All Risk” and business interruption insurance naming Agent, on behalf of itself and Lenders, as loss payee, and (ii) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured.  Each Credit Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Event of Default has occurred and is continuing, as such Credit Party’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of insurance, endorsing the name of such Credit Party on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance.  Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney.  Borrower shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $250,000 or more, whether or not covered by insurance.  After deducting from such proceeds the expenses, if any, incurred by Agent in the collection or handling thereof, Agent may, at its option, apply such proceeds to the reduction of the Obligations in accordance with Section 1.3(d), or permit or require the applicable Credit Party to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds could not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $2,000,000 in the aggregate, Agent shall permit the applicable Credit Party to replace, restore, repair or rebuild the property; provided that if such Credit Party shall not have completed such replacement, restoration, repair or rebuilding within three hundred and sixty (360) days of such casualty or entered into binding agreements within one hundred and eighty (180) days of such casualty to complete, such replacement, restoration, repair or rebuilding within three hundred and sixty (360) days of such casualty, Agent may apply such insurance proceeds to the Obligations in accordance with Section 1.3(d).  All insurance proceeds that are to be made available to any Credit Party to replace, repair, restore or rebuild the Collateral shall be applied by Agent to reduce the outstanding principal balance of the Revolving Loan (which application shall not result in a permanent reduction of the Revolving Loan Commitment) and upon such application, Agent shall establish a Reserve against the Borrowing Base in an amount equal to the amount of such proceeds so applied.  Thereafter, such funds shall be made available to Borrower to provide funds to replace, repair, restore or rebuild the Collateral as follows: (i) Borrower shall request a Revolving Credit Advance be made to Borrower in the amount requested to be released; (ii) so long as the conditions set forth in Section 2.2 have been met, Revolving Lenders shall make such Revolving Credit Advance; and (iii) in the case of insurance proceeds applied against the Revolving Loan, the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Revolving Credit Advance.  To the extent not used to replace, repair, restore or rebuild the Collateral, such insurance proceeds shall be applied in accordance with Section 1.3(d).

5.5                                 Compliance with Laws.  Each Credit Party shall comply with all federal, state, provincial, regional, municipal, local and foreign laws and regulations applicable to it, including those relating to ERISA and labor matters and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.6                                 Intentionally Omitted.

5.7                                 Intellectual Property.  Each Credit Party will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect.

5.8                                 Environmental Matters.  Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, recovery, recycling, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate and shall at all times employ a qualified environmental manager to have primary responsibility for compliance with the provisions of this Section 5.8; (c) notify Agent promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $100,000; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $100,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter.  If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Credit Party shall, upon Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrower’s expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater.  Borrower shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

5.9                                 Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases.  As reasonably requested by Agent and to the extent not otherwise addressed to Agent’s reasonable satisfaction in the Final Order and except for the locations set forth in Disclosure Schedule (5.9) as of the Closing Date, each Credit Party shall obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor, toller or toll converter facility or other location where Collateral is stored or located as of the Closing Date, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent.  With respect to such locations set forth in Disclosure Schedule (5.9) as of the Closing Date, so long as Agent has not received a satisfactory landlord or mortgagee agreement or bailee letter, or entry of the Final Order providing for collateral access, Borrower’s Eligible Inventory at that location shall, unless otherwise determined by Agent in its discretion, be excluded from the Borrowing Base.  After the Closing Date, no real property shall be leased by any Credit Party (nor shall the Credit Parties conduct any business or activities or store any material property at its leased locations in Norcross, Georgia and Peabody, Massachusetts), without the prior written consent of Agent (which consent, in Agent’s reasonable credit judgment, may be conditioned upon the exclusion from the Borrowing Base of Eligible Inventory at that location or the establishment of Reserves acceptable to Agent) or, unless and until a reasonably satisfactory landlord agreement shall first have been obtained with respect to such location.  After the Closing Date, no Inventory shall be shipped to or located at any third party warehouse location for which reasonably satisfactory bailee letters have not been obtained if the aggregate amount of all such Inventory held at all such third party warehouse locations at any time would exceed $250,000, without the prior written consent of Agent (which consent, in Agent’s reasonable credit judgment, may be conditioned upon the exclusion from the Borrowing Base of Eligible Inventory at that location or the establishment of Reserves acceptable to Agent).  After the Closing Date, no Inventory shall be shipped to a processor, toller or toll converter if the aggregate amount of all such Inventory held by such processor, toller or toll converter at any time would exceed $500,000 without the prior written consent of Agent (which consent, in Agent’s reasonable credit judgment, may be conditioned upon the exclusion from the Borrowing Base of Eligible Inventory at that location or the establishment of Reserves acceptable to Agent) or, unless and until a reasonably satisfactory bailee letter shall first have been obtained with respect to such location.  Each Credit Party shall timely and fully pay and perform in all material respects its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.  To the extent otherwise permitted hereunder, if any Credit Party proposes to acquire after the Closing Date a fee ownership interest in Real Estate or any other material leasehold interest in Real Estate, it shall first provide to Agent a Mortgage granting Agent a first priority Lien on such Real Estate, together with environmental audits and studies, mortgage title insurance commitment, real property survey, local counsel opinion(s), and, if required by Agent, supplemental casualty insurance and flood insurance, and, with respect to all of Borrower’s leasehold interests, agreements from their landlords satisfactory to Agent and an acceptable non-disturbance agreement from the landlords’ fee mortgagees, and such other documents, instruments or agreements reasonably requested by Agent, in each case, in form and substance reasonably satisfactory to Agent.

5.10                           ERISA.

(a)                                  Each Credit Party shall comply in all material respects with the applicable provisions of ERISA and the IRC, except to the extent such failure to company, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Affect.  Each Credit Party shall furnish to the Agent written notice as soon as possible, and in any event within ten (10) Business Days after any Credit Party knows or has reason to know, of: (a) a material increase in the benefits of any existing Plan, the establishment of any new Plan, or the commencement of contributions to any Plan; or (b) an ERISA Event, together with a statement of an officer setting forth the details of such ERISA Event and action which the Credit Parties propose to take with respect thereto.  The Credit Parties shall furnish to the Agent, within thirty (30) Business Days after the filing thereof with the Department of Labor, IRS or PBGC, copies of each annual report (From 5500 series) filed for each Plan.  The Credit Parties shall furnish to the Agent, within thirty (30) days after receipt by any Credit Party or ERISA Affiliate, copies of each actuarial report for each Title IV Plan or Multiemployer Plan and each annual report for any Multiemployer Plan.

(b)                                 For each existing Canadian Pension Plan, each Credit Party shall ensure that such plan retains its registered status under and is administered in a timely manner in all respects in accordance with the applicable pension plan text, funding agreement, the ITA and all other applicable laws.

(c)                                  For each Canadian Pension Plan hereafter adopted by any Credit Party which is required to be registered under the ITA or any other applicable laws, that Credit Party shall use its best efforts to seek and receive confirmation in writing from the applicable Governmental Authority to the effect that such plan is unconditionally registered under the ITA and such other applicable laws.

(d)                                 For each existing Canadian Pension Plan and Canadian Benefit Plan hereafter adopted, each Credit Party shall in a timely fashion perform in all material respects all obligations (including fiduciary, funding, investment and administration obligations) required to be performed in connection with such plan and the funding media therefor.

(e)                                  Each Credit Party shall deliver to the Agent if requested by the Agent promptly after the filing thereof by any Credit Party with any applicable Governmental Authority, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan; promptly after receipt thereof, a copy of any direction, order, notice, ruling or opinion that any Credit Party may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan; and notification within thirty (30) days of any increases having a cost to such Credit Party in excess of $100,000 per annum, in the benefits of any existing Canadian Pension Plan or Canadian Benefit Plan, or the establishment of any new Canadian Pension Plan or Canadian benefit Plan, or the commencement of contributions to any such plan to which any Credit Party was not previously contributing.

5.11                           Further Assurances.  Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party’s expense and upon request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent to carry out more effectively the provisions and purposes of this Agreement or any other Loan Document.

6.                                      NEGATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof until the Termination Date:

6.1                                 Mergers, Subsidiaries, Etc.  No Credit Party shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, or (b) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person.

6.2                                 Investments; Loans and Advances.  Except as otherwise expressly permitted by this Section 6, no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that: (a) Borrower and AET Canada may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to Borrower or AET Canada, as applicable pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts (which are not Eligible Accounts) in the ordinary course of business, so long as the aggregate amount of such Accounts so settled by Borrower and AET Canada do not exceed $1,000,000 in any Fiscal Year; and (b) each Credit Party may maintain its existing investments in its Subsidiaries as of the Closing Date; and (c) so long as no Default or Event of Default has occurred and is continuing AET Canada may, with respect to any amounts permitted to remain on deposit in the AET Canada Account as set forth in Annex C, make investments, subject to Control Letters in favor of Agent for the benefit of Lenders or otherwise subject to a first priority perfected security interest in favor of Agent for the benefit of Lenders, in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of “A” or better by a nationally recognized rating agency (an “A Rated Bank”), (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with A Rated Banks and (v) mutual funds that invest solely in one or more of the investments described in clauses (i) through (iv) above.

6.3                                 Indebtedness.

(a)                                  No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication) (i) Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 6.7(c), (ii) the Loans and the other Obligations, (iii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (iv) the Senior Notes, (v) existing Indebtedness described in Disclosure Schedule (6.3) and refinancings thereof or amendments or modifications thereto that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable (taken as a whole) to any Credit Party, Agent or any Lender, as reasonably determined by Agent, than the terms of the Indebtedness being refinanced, amended or modified, (vi) Indebtedness consisting of intercompany loans and advances made by Borrower to AET Canada and by AET Canada to Borrower; provided, that: (A) each such Credit Party shall have executed and delivered to each other such Credit Party, on the Closing Date, a demand note (the “Intercompany Note”) to evidence any such intercompany Indebtedness owing at any time by each such Credit Party to such other Credit Party which Intercompany Note shall be in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to Agent pursuant to the applicable Pledge Agreement or Security Agreement as additional collateral security for the Obligations; (B) each such Credit Party shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Agent; (C) the obligations of each such Credit Party under the Intercompany Notes shall be subordinated to its Obligations hereunder in a manner reasonably satisfactory to Agent; (D) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan; and (E) with respect to intercompany loans and advances made by Borrower to AET Canada: (1) Borrower shall have Borrowing Availability of at least $5,000,000 after giving effect to any such loan or advance; and (2) the aggregate amount of all Indebtedness, together with all intercompany payables, owing by AET Canada to Borrower shall not exceed $80,000,000 at any one time outstanding; (vii) unsecured Indebtedness of AET Canada to

Investissement Quebec in an aggregate principal amount not exceeding CDN$3,000,000 at any one time outstanding, provided that (x) such Indebtedness is unsecured and contains no covenant or event of default the effect of which is to impose a restriction, limitation or obligation in favor of the lender not imposed in favor of the Lenders hereunder and (y) payments with respect to the principal thereof or interest thereon are not required prior to the third anniversary of the date of incurrence thereof; and (viii) Indebtedness permitted under Section 6.17.

(b)                                 No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness, other than (i) the Obligations; (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 6.8(b) or (c); (iii) Indebtedness permitted by Section 6.3(a)(v) upon any refinancing thereof in accordance with Section 6.3(a)(v); (iv) the Senior Notes to the extent permitted in Section 6.14; and (v) as otherwise permitted in Section 6.14.

6.4                                 Employee Loans and Affiliate Transactions.

(a)                                  Except as set forth on Disclosure Schedule 6.4(a) and except as expressly permitted in this Section 6 with respect to Affiliates, no Credit Party shall enter into or be a party to any transaction with any other Credit Party or any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of such Credit Party’s business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Credit Party.  In addition, if any such transaction or series of related transactions involves payments in excess of $1,000,000 in the aggregate, the terms of these transactions must be disclosed in advance to Agent and Lenders.  All such transactions existing as of the date hereof are described in Disclosure Schedule (6.4(a)).

(b)                                 No Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except loans to its respective employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $250,000 to any employee and up to a maximum of $1,000,000 in the aggregate at any one time outstanding.

6.5                                 Capital Structure and Business.  No Credit Party shall (a) make any changes in any of its business objectives, purposes or operations that could in any way adversely affect the repayment of the Loans or any of the other Obligations or could reasonably be expected to have or result in a Material Adverse Effect, (b) make any change in its capital structure as described in Disclosure Schedule (3.8), including the issuance or sale of any shares of Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock; provided, that Borrower may issue or sell shares of its Stock for cash so long as (i) the proceeds thereof are applied in prepayment of the Obligations as required by Section 1.3(b)(iii), and (ii) no Change of Control occurs after giving effect thereto, or (c) amend its charter or bylaws in a manner that would adversely affect Agent or Lenders or such Credit Party’s duty or ability to repay the Obligations.  No Credit Party shall engage in any business other than the businesses currently engaged in by it and those reasonably related thereto.

6.6                                 Guaranteed Indebtedness.  No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, and (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary Indebtedness or other obligation (other than Indebtedness permitted under Sections 6.3(a)(vi) and (vii)) is expressly permitted by this Agreement.

6.7                                 Liens.  No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for (a) Permitted Encumbrances;  (b) Liens in existence on the date hereof and summarized on Disclosure Schedule (6.7) including those Liens securing the Indebtedness described on Disclosure Schedule (6.3), if any, and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided, that the principal amount of the Indebtedness so secured is not increased and the Lien does not attach to any other property; and (c) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $2,000,000 outstanding at any one time for all such Liens (provided, that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within twenty (20) days following such purchase and does not exceed 100% of the purchase price of the subject assets).  In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except operating leases, purchase money Indebtedness, Capital Leases or Licenses which prohibit Liens upon the assets that are subject thereto.  The prohibition provided for in this Section 6.7 specifically includes, without limitation, any effort by Borrower or any other Credit Party (whether alone or by providing assistance or other support to any other party-in-interest in the Chapter 11 Cases) to prime or create pari passu to any claims or interests of Lenders any Lien (other than for the Carve-Out Expenses up to the Carve-Out Amount) irrespective of whether such claims or interest may be “ adequately protected.”

6.8                                 Sale of Stock and Assets.  No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of its Accounts, other than (a) the sale of Inventory in the ordinary course of business and the transfer of inventory in the ordinary course of business between Borrower and AET Canada; (b) the sale, transfer, conveyance or other disposition by a Credit Party of Equipment or Fixtures that are obsolete or no longer used or useful in such Credit Party’s business and having a book value not exceeding $1,000,000 in any single transaction or $2,000,000 in the aggregate in any Fiscal Year; (c) other Equipment and Fixtures having a value not exceeding $1,000,000 in any single transaction or $2,000,000 in the aggregate in any Fiscal Year; and (d) the making and repayment of intercompany loans and advances permitted under Section 6.3(a)(vi).  With respect to any disposition of assets or other properties permitted pursuant to clauses (b) and (c) above, subject to Section 1.3(b), Agent agrees on reasonable prior written notice to release its Lien on such assets or other properties in order to permit the applicable Credit Party to effect such disposition and shall execute and deliver to Borrower, at Borrower’s expense, appropriate UCC-3 termination statements and other releases as reasonably requested by Borrower.

6.9                                 ERISA.  No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

6.10                           Financial Covenants.  Borrower shall not breach or fail to comply with any of the Financial Covenants.

6.11                           Hazardous Materials.  No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

6.12                           Sale-Leasebacks.  No Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

6.13                           Cancellation of Indebtedness.  No Credit Party shall cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm’s length basis and in the ordinary course of its business consistent with past practices.

6.14                           Restricted Payments; Employee Benefit Plan Contributions.  No Credit Party shall make any Restricted Payment, except (a) intercompany loans and advances between Credit Parties to the extent permitted by Section 6.3 and any payments in respect thereof; (b) dividends and distributions by Subsidiaries of Borrower paid to Borrower, (c) employee loans permitted under Section 6.4(b); and (d) payments of principal and interest of Intercompany Notes issued in accordance with Section 6.3.  No Credit Party shall make any payments or other contributions to any grantor trusts (also known as rabbi trusts) associated with any Nonqualified Benefit Plans (or directly to participants in such Plans) to the extent the amount of such payment or other contribution would exceed the expense that such Credit Party recognizes with respect to a Nonqualified Benefit Plan or Plans and deducts as a current expense in determining net income of such Credit Party in accordance with GAAP for the period in which such payment or other contribution is made; provided, that nothing in this sentence shall prevent an existing grantor trust associated with one or more Nonqualified Plans from making benefit payments to beneficiaries in accordance with the terms of such trust, as in effect on the Closing Date.

6.15                           Change of Corporate Name or Location; Change of Fiscal Year.  No Credit Party shall (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations (other than third party converter or processor locations) at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case, without at least thirty (30) days prior written notice to Agent and after Agent’s written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided, that any such new location shall be in the continental United States.  No Credit Party shall change its Fiscal Year.

6.16                           No Impairment of Intercompany Transfers.  No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of Borrower to Borrower.

6.17                           No Speculative Transactions.  No Credit Party shall engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars.

6.18                           Changes Relating to Subordinated Debt, Material Contracts.  No Credit Party shall change or amend the terms of any Subordinated Debt or any Material Contract (other than immaterial amendments and waivers as consented in writing to by the Agent).  No Credit Party shall change or amend the terms of any early payment provisions of any Nonqualified Benefit Plans without the prior written consent of the Agent.

6.19                           AET Limited.  Borrower shall cause AET Limited to not engage in any trade or business, or own or hold any assets (other than, for a period of 60 days following the Closing Date, the bank account referenced in Annex C and cash on deposit therein in an amount not exceeding $50,000 at any time), or incur any Indebtedness or Guaranteed Indebtedness or other material liabilities.

6.20                           Repayment of Indebtedness.  Except pursuant to a confirmed reorganization plan and except as specifically permitted hereunder, Borrower shall not, without the express prior written consent of Lenders or pursuant to an order of the Bankruptcy Court after notice and hearing, make any payment or transfer with respect to any Lien or Indebtedness incurred or arising prior to the filing of the Chapter 11 Cases that is subject to the automatic stay provisions of the Bankruptcy Code whether by way of “adequate protection” under the Bankruptcy Code or otherwise.

6.21                           Reclamation Claims.  No Credit Party shall enter into any agreement to return any of its Inventory to any of its creditors for application against any Prepetition Indebtedness, Prepetition trade payables or other Prepetition claims under Section 546(g) of the Bankruptcy Code or allow any creditor to take any setoff or recoupment against any of its Prepetition Indebtedness, Prepetition trade payables or other Prepetition claims based upon any such return pursuant to Section 553(b)(1) of the Bankruptcy Code or otherwise if, after giving effect to any such agreement, setoff or recoupment, the aggregate amount of Prepetition Indebtedness, Prepetition trade payables and other Prepetition claims subject to all such agreements, setoffs and recoupments since the Petition Date would exceed $5,000,000. Subject to the foregoing limitation, the Borrower shall be permitted to make payments in respect of Prepetition trade payables that are in the ordinary course of business so long as such payments are approved by the Bankruptcy Court.

7.                                      TERM

7.1                                 Termination.  The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.

7.2                                 Survival of Obligations Upon Termination of Financing Arrangements.  Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date.  Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, the payment obligations under Sections 1.15 and 1.16, and the indemnities contained in the Loan Documents shall survive the Termination Date.

8.                                      EVENTS OF DEFAULT; RIGHTS AND REMEDIES

8.1                                 Events of Default.  Notwithstanding the provisions of Section 362 of the Bankruptcy Code and without application or motion to the Bankruptcy Court or any notice to any Credit Party, and subject to Section 8.2(b), the occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a)                                  Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Loans or any of the other Obligations when due and payable, or (ii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within ten (10) days following Agent’s demand for such reimbursement or payment of expenses.

(b)                                 Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Sections 1.4, 1.8, 1.18, 1.21, 1.22, 5.4(a) or 6, or any of the provisions set forth in Annexes C or G, respectively.

(c)                                  Borrower fails or neglects to perform, keep or observe any of the provisions of Section 4 or any provisions set forth in Annexes E or F, respectively, and the same shall remain unremedied for five (5) days or more.

(d)                                 Any Credit Party or any Guarantor fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for thirty (30) days or more.

(e)                                  Except for defaults occasioned by the filing of the Chapter 11 Cases and defaults resulting from obligations with respect to which the Bankruptcy Code prohibits any Credit Party from complying or permits any Credit Party not to comply, a default or breach occurs under any other agreement, document or instrument  entered into either (x) Prepetition and which is affirmed after the Petition Date or (y) Postpetition, to which any Credit Party or any Guarantor is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations) of any Credit Party or any Guarantor in excess of $500,000 in aggregate principal amount (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $500,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral in respect thereof to be demanded, in each case, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.

(f)                                    Any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than inadvertent, immaterial errors not exceeding $100,000 in the aggregate in any Borrowing Base Certificate), or any representation or warranty herein or in any Loan Document is untrue or incorrect in any material respect when made or any representation or warranty in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered to Agent or any Lender by any Credit Party or any Guarantor is untrue or incorrect in any material respect as of the date when made or deemed made.

(g)                                 Assets of any Credit Party or any Guarantor with a fair market value of $250,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party or any Guarantor and such condition continues for thirty (30) days or more.

(h)                                 Any Event of Default under and as defined in any Mortgage shall occur and be continuing.

(i)                                     Any “default”, “event of default” or “termination event” under and as defined in any of the Material Contracts shall have occurred.

(j)                                     A final judgment or judgments for the payment of money in excess of $250,000 in the aggregate at any time are outstanding against one or more of the Credit Parties and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

(k)                                  Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relative to or affecting the enforcement of creditors’ rights generally in effect from time to time) or any Credit Party or any Guarantor shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms, or any Lien created under any Loan Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby, other than Collateral having a fair market value of less than $100,000 in the aggregate.

(l)                                     Any Change of Control or Senior Note Remedy Event occurs.

(m)                               Any event occurs, whether or not insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed at any facility of any Credit Party generating more than 7.5% of Borrower’s consolidated revenues for the Fiscal Year preceding such event and such cessation or curtailment continues for more than twenty (20) days.

(n)                                 (i) The Ex-Im Bank Guarantee is terminated (other than as a result of the scheduled maturity of the Ex-Im Bank Guarantee) or any material provision of the Ex-Im Bank Guarantee for any reason ceases to be valid, binding and enforceable in accordance with its terms (or Ex-Im Bank shall challenge the enforceability of the Ex-Im Bank Guarantee or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of the Ex-Im Bank Guarantee has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms) and (ii) any Export Related Advances remain outstanding as of 5:00 p.m. (New York time) on the first (1st) Business Day following any event referred to in the foregoing clause (i).

(o)                                 The occurrence of any of the following in any Chapter 11 Case:

(i)                                     the bringing of a motion, taking of any action or the filing of any plan of reorganization or disclosure statement attendant thereto by Borrower or, as applicable, any Credit Party, in a Chapter 11 Case:  (w) to obtain additional financing under Section 364(c) or (d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement; (x) to grant any Lien other than Permitted Encumbrances upon or affecting any Collateral; (y) except as provided in the Interim or Final Order, as the case may be, to use cash collateral of Agent under Section 363(c) of the Bankruptcy Code without the prior written consent of the Agent and the Lenders; or (z) any other action or actions adverse to the Agent and the Lenders or their rights and remedies hereunder or their interest in the Collateral;

(ii)                                  the filing of any plan of reorganization or disclosure statement attendant thereto by Borrower, any Credit Party or any other Person to which the Lenders do not consent or otherwise agree to the treatment of their claims;

(iii)                               the entry of an order in any Chapter 11 Case confirming a plan or plans of reorganization that does not contemplate the repayment in full in cash of all of the Obligations under this Agreement as a condition precedent to the effectiveness of such plan of reorganization;

(iv)                              the entry of an order amending, supplementing, staying, vacating or otherwise modifying the Loan Documents or the Interim Order or the Canadian Interim Order or the Final Order or the Canadian Final Order without the written consent of the Agent or the filing of a motion for reconsideration with respect to the Interim Order, the Canadian Interim Order, the Final Order or the Canadian Final Order;

(v)                                 the Final Order is not entered before or immediately following the expiration of the Interim Order;

(vi)                              the payment of, or application for authority to pay, any Prepetition claim without the Lenders’ prior written consent or pursuant to an order of the Bankruptcy Court after notice and hearing unless otherwise permitted under this Agreement;

(vii)                           the allowance of any claim or claims under Section 506(c) of the Bankruptcy Code against or with respect to any of the Collateral, other than the Carve-Out Expenses;

(viii)                        the appointment of an interim or permanent trustee in any Chapter 11 Case or the appointment of a receiver or an examiner in any Chapter 11 Case with expanded powers to operate or manage the financial affairs, the business, or reorganization of Borrower or any other Credit Party; or the sale without the Agent and Lenders’ consent, of all or substantially all of Borrower’s or other Credit Parties’ assets either through a sale under Section 363 of the Bankruptcy Code, through a confirmed plan of reorganization in any Chapter 11 Case, or otherwise that does not provide for payment in full of the Obligations and termination of Lenders’ commitment to make Loans;

(ix)                                the dismissal of any Chapter 11 Case, or the conversion of any Chapter 11 Case from one under Chapter 11 to one under Chapter 7 of the Bankruptcy Code or any credit party shall file a motion or other pleading seeking the dismissal of any Chapter 11 Case under Section 1112 of the Bankruptcy Code or otherwise;

(x)                                   the entry of an order by the Court granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code (x) to allow any creditor to execute upon or enforce a Lien on any Collateral, or (y) with respect to any Lien of or the granting of any Lien on any Collateral to any state or local environmental or regulatory agency or authority, which  in either case would have a Material Adverse Effect;

(xi)                                the commencement of a suit or action against Agent or any Lender and, as to any suit or action brought by any Person other than a Credit Party or a Subsidiary,

officer or employee of a Credit Party, the continuation thereof without dismissal for thirty (30) days after service thereof on Agent or such Lender, that asserts by or on behalf of Borrower or any other Credit Party, the Environmental Protection Agency, any state environmental protection or health and safety agency, or any official committee in any Chapter 11 Case, any claim or legal or equitable remedy which seeks subordination of the claim or Lien of Agent or the Lenders;

(xii)                             the entry of an order in any Chapter 11 Case avoiding or requiring repayment of any portion of the payments made on account of the Obligations owing under this Agreement;

(xiii)                          the failure of Borrower to comply with the terms of the Interim Order, the Canadian Interim Order, the Final Order or the Canadian Final Order; or

(xiv)                         the entry of an order in any Chapter 11 Case granting any other super-priority administrative claim or Lien equal or superior to that granted to Agent, on behalf of itself and Lenders.

8.2                                 Remedies.

(a)                                  If any Default or Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Revolving Lenders shall), notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to or order from the Bankruptcy Court but subject to the Interim Order and the Final Order, suspend the Revolving Loan facility with respect to additional Advances and/or the incurrence of additional Letter of Credit Obligations, whereupon any additional Advances and additional Letter of Credit Obligations shall be made or incurred in Agent’s sole discretion (or in the sole discretion of the Requisite Revolving Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing.  If any Default or Event of Default has occurred and is continuing, Agent may (i) (and at the written request of Requisite Revolving Lenders shall), notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to or order from the Bankruptcy Court but subject to the Interim Order and the Final Order, except as otherwise expressly provided herein, increase the rate of interest applicable to the Revolving Loans and the Letter of Credit Fees to the Default Rate and (ii) (and at the written request of Requisite Term Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Term Loans and Last Out Term Loans to the Default Rate.

(b)                                 If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Revolving Lenders shall), notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to or order from, the Bankruptcy Court but subject to the Interim Order and the Final Order: (i) terminate the Revolving Loan facility with respect to further Advances or the incurrence of further Letter of Credit Obligations; and (ii) Agent may (and at the written request of the Requisite Lenders (or at the request of the Requisite Term Lenders, Requisite Last Out Lenders or Requisite Revolving Lenders as provided in clause (c)(i) below) shall), (x) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized as provided in Annex B, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Credit Party; and/or (y) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; and pursuant to the Interim Order and the Final Order, the automatic stay of Section 362 of the Bankruptcy Code shall be modified and vacated to permit Lenders to exercise their remedies under this Agreement and the Loan Documents, without further application or motion to, or order from, the Bankruptcy Court, provided, however, notwithstanding anything to the contrary contained herein, the Agent shall be permitted to exercise any remedy in the nature of a liquidation of, or foreclosure on, any interest of Borrower or any other Credit Party in the Collateral only upon three (3) Business Days’ prior written notice to Borrower or such other Credit Party, the Committee, the United States Trustee and counsel for the Committee.  Upon the occurrence of an Event of Default and the exercise by Lenders of their rights and remedies under this Agreement and the other Loan Documents, Borrower and each other Credit Party shall assist Lenders in effecting a sale or other disposition of the Collateral upon such terms as are designed to maximize the proceeds obtainable from such sale or other disposition.

(c)                                  Notwithstanding anything herein or in the other Loan Documents to the contrary, Agent and Lenders hereby agree that, (i) at any time after the occurrence of any Event of Default which is continuing, (x) Requisite Term Lenders (without consent of any Revolving Lender or Last Out Term Lender and without regard to the vote of the Requisite Lenders) shall be permitted to declare the Term Loan to be forthwith due and payable, (y) Requisite Revolving Lenders (without consent of any Term Lender or Last Out Term Lender and without regard to the vote of the Requisite Lenders) shall be permitted to declare the Revolving Loan and the Export-Related Loan to be forthwith due and payable and require that the Letter of Credit Obligations be cash collateralized as provided in Annex B, and (z) Requisite Last Out Term Lenders (without consent of any Revolving Lender and without regard to the vote of the Requisite Lenders) shall be permitted to declare the Last Out Term Loan to be forthwith due and payable, and (ii) if any of the Loans become or are declared to be immediately due and payable in accordance with this Section 8.2, (x) Requisite Term Lenders (without consent of any Revolving Lender or Last Out Term Lender and without regard to the vote of the Requisite Lenders) shall have the exclusive right to (and to direct the Agent to) enforce rights and remedies with respect to the Term Loan Priority Collateral pursuant to the Loan Documents and no Revolving Lender or Last Out Term Lender shall take any Collateral Enforcement Action and (y) Requisite Revolving Lenders (without consent of any Term Lender or Last Out Term Lender and without regard to the vote of the Requisite Lenders) shall have the exclusive right to (and to direct the Agent to) enforce rights and remedies with respect to the Revolving Loan Priority Collateral pursuant to the Loan Documents and no Term Lender or Last Out Term Lender shall take any Collateral Enforcement Action.

8.3                                 Waivers by Credit Parties.  Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives:  (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

9.                                      ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

9.1                                 Assignment and Participations.

(a)                                  Subject to the terms of this Section 9.1, any Lender may make an assignment to a Qualified Assignee of, or sell participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder.  Any assignment by a Lender shall: (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) and the execution of an assignment agreement (an “Assignment Agreement”) substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to $5,000,000 and the assigning Lender shall have retained Commitments in an amount at least equal to $10,000,000; (iv) include a payment to Agent of an assignment fee of $3,500; and (v) so long as no Event of Default has occurred and is continuing, require the consent of Borrower, which shall not be unreasonably withheld or delayed.  In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder.  The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment.  Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender”.  In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment.  In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned, which shall be cancelled upon return.  Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document.

(b)                                 Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents).  Solely for purposes of Sections 1.13, 1.15, 1.16 and 9.8, Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrower to the participant and the participant shall be considered to be a “Lender” provided, that no participant shall be entitled to receive any greater amount pursuant to Sections 1.13, 1.15 and 1.16 than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such participant had no such transfer occurred.  Except as set forth in the preceding sentence no Borrower or Credit Party shall have any obligation or duty to any participant.  Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

(c)                                  Except as expressly provided in this Section 9.1, no Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

(d)                                 Each Credit Party executing this Agreement shall assist Agent to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and, if requested by Agent, the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants.  Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by them and all other information provided by them and included in such materials, except that any Projections delivered by Borrower shall only be certified by Borrower as having been prepared by Borrower in compliance with the representations contained in Section 3.4(b).

(e)                                  Any Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided, that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.

(f)                                    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”), may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing by the Granting Lender to Agent and Borrower, the option to provide to Borrower all or any part of any Loans that such Granting Lender would otherwise be obligated to make to Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan; and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender.  No SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  Any SPC may (i) with notice to, but without the prior written consent of, Borrower and Agent assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.  This Section 9.1(g) may not be amended without the prior written consent of each Granting Lender, all or any of whose Loans are being funded by an SPC at the time of such amendment.  For the avoidance of doubt, the Granting Lender shall for all purposes, including without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder.

(g)                                 So long as no Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.16(a), increased costs under Section 1.16(b), an inability to fund LIBOR Loans under Section 1.16(c), or withholding taxes in accordance with Section 1.15(a).

9.2                                 Appointment of Agent.  GE Capital is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, each Lender hereby authorizes GE Capital to consent, on behalf of each Lender, to an Interim Order substantially in the form attached as Exhibit A-4 hereto, to the Canadian Interim Order, to the Final Order and to the Canadian Final Order.  The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person.  Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents.  The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender.  Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by GE Capital or any of its Affiliates in any capacity.  Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.  The Agent is authorized to hold any Collateral on behalf of the Lenders and to execute in their name any Loan

Document.  For greater certainty, the Agent is authorized to act as representative (fondé de pouvoir) of the Lenders (notwithstanding that the Agent is also a Lender) for the purposes of any hypothec granted by any Credit Party pursuant to article 2692 of the Civil Code of Quebec to secure debentures or similar instruments issued for the benefit of the Lenders pursuant to the Quebec Hypothec.

If Agent shall request instructions from Requisite Lenders, Requisite Revolving Lenders, Requisite Term Lenders, Requisite Last Out Term Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders, Requisite Revolving Lenders, Requisite Term Lenders, Requisite Last Out Term Landers or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining.  Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders, Requisite Revolving Lenders, Requisite Term Lenders, Requisite Last Out Term Lenders or all affected Lenders, as applicable.

9.3                                 Agent’s Reliance, Etc.  Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct.  Without limiting the generality of the foregoing, Agent:  (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

9.4                                 GE Capital and Affiliates.  With respect to its Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include GE Capital in its individual capacity.  GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital were not Agent and without any duty to account therefor to Lenders.  GE Capital and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.  Each Lender acknowledges the potential conflict of interest between GE Capital as a Lender holding disproportionate interests in the Loans and GE Capital as Agent.

9.5                                 Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 3.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.  Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

9.6                                 Indemnification.  Lenders agree to indemnify Agent (to the extent not reimbursed by Credit Parties and without limiting the obligations of Credit Parties hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including Environmental Liability that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel and consultants’ fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Credit Parties.

9.7                                 Successor Agent.  Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders and Borrower.  Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent, with, so long as no Event of Default has occurred and is continuing, the consent of Borrower, which shall not be unreasonably withheld or delayed.  If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000.  If no successor Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above.  Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default has occurred and is continuing.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent.  Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue.  After any resigning Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

9.8                                 Setoff and Sharing of Payments.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.9(f), each Lender is hereby authorized (notwithstanding the provisions of Section 362 of the Bankruptcy Code and without any application, motion or notice to, or order from, the Bankruptcy Court but subject to the Interim Order and the Final Order) at any time or from time to time, without notice to any Credit Party or to any other Person, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower or any Guarantor (regardless of whether such balances are then due to Borrower or Guarantor) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower or any Guarantor against and on account of any of the Obligations that are not paid when due.  Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares (other than offset rights exercised by any Lender with respect to Sections 1.13, 1.15 or 1.16).  Each Lender’s obligation under this Section 9.8 shall be in addition to and not in limitation of its obligations to purchase a participation in an amount equal to its Pro Rata Share of the Swing Line Loans under Section 1.1(d) and to purchase a participation in an amount equal to its Pro Rata Share (based on Revolving Loan Commitments) of the Export-Related Loan

under Section 1.1(e).  Each Credit Party that is a Borrower or Guarantor agrees, to the fullest extent permitted by law (notwithstanding the provisions of Section 362 of the Bankruptcy Code and without any application, motion or notice to, or order from, the Bankruptcy Court but subject to the Interim Order and the Final Order), that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation.  Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

9.9                                 Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

(a)                                  Advances; Payments.

(i)                                     Revolving Lenders shall refund or participate in the Swing Line Loan in accordance with clause (iii) of Section 1.1(d).  If the Swing Line Lender declines to make a Swing Line Loan or if Swing Line Availability is zero, Agent shall notify Revolving Lenders, promptly after receipt of a Notice of Revolving Credit Advance and in any event prior to 1:00 p.m. (New York time) on the date such Notice of Revolving Advance is received, by telecopy, telephone or other similar form of transmission.  Each Revolving Lender shall make the amount of such Lender’s Pro Rata Share of such Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent’s account as set forth in Annex H not later than 2:00 p.m. (New York time) on the requested funding date, in the case of an Index Rate Loan, and not later than 11:00 a.m. (New York time) on the requested funding date, in the case of a LIBOR Loan.  After receipt of such wire transfers (or, in the Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to Borrower not later than 3:00 p.m. (New York time) on the requested funding date.  All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

(ii)                                  On the 2nd Business Day of each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone, or telecopy of the amount of such Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan.  Provided that each Lender has funded all payments or Advances required to be made by it and has purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it.  To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Advances or failed to fund the purchase of all such participations, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower.  Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in Annex H or the applicable Assignment Agreement) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.

(b)                                 Availability of Lender’s Pro Rata Share.  Agent may assume that each Revolving Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each funding date.  If such Pro Rata Share is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind.  If any Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Agent.  Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder.  To the extent that Agent advances funds to Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

(c)                                  Return of Payments.

(i)                                     If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)                                  If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d)                                 Non-Funding Lenders.  The failure of any Non-Funding Lender to make any Revolving Credit Advance or any payment required by it hereunder or to purchase any participation in any Swing Line Loan or Export-Related Loan to be made or purchased by it on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such Advance or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance, purchase a participation or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be included in the calculation of “Requisite Lenders”, “Requisite Revolving Lenders”, “Requisite Term Lenders” or “Requisite Last Out

Term Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.  At Borrower’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(e)                                  Dissemination of Information.  Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct.  Lenders acknowledge that Borrower is required to provide Collateral Reports to Agent in accordance with Annex F hereto and agree that Agent shall have no duty to provide the same to Lenders; provided, that Agent shall, upon request of any Lender, provide to such Lender copies of the Borrowing Base Certificates delivered to Agent (and upon Agent’s request Borrower shall provide to Agent sufficient copies thereof for each such requesting Lender).

(f)                                    Actions in Concert.  Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders.

9.10                           Acknowledgements Regarding Collateral Bonds.  For greater certainty, and without limiting the powers of the Agent hereunder or under any of the other Loan Documents, it is hereby acknowledged and agreed that each of the Credit Parties may issue and pledge to the Agent, as security for any of its indebtedness and liabilities under any of the Loan Documents, bonds or debentures (any such bond or debenture so issued and pledged, individually, a “Collateral Bond” and, collectively, the “Collateral Bonds”) secured by a hypothec charging any and all of their property and assets and granted pursuant to the laws of the Province of Quebec to a fondé de pouvoir (holder of the power of attorney) of the holder(s) of the related Collateral Bonds.  In that respect, each Lender acknowledges and agrees that the Agent shall hold each of the Collateral Bonds so issued to it in pledge for its benefit and for the benefit of each of the Lenders, and to the full extent necessary, each Lender, acting in the aforesaid manner, hereby appoints the Agent for such purposes.  Each assignee of any Lender shall be deemed to have confirmed and ratified the constitution of the Agent to act in the manner set out in this Section 9.10 upon becoming a Lender under this Agreement.  Notwithstanding the provisions of Section 32 of An Act Respecting the Special Powers of Legal Persons (Quebec), the fondé de pouvoir (person holding the power of attorney) of the holder(s) of any of the Collateral Bonds in whose favor a hypothec securing any such Collateral Bond is granted may (but need not) be the Agent to whom such Collateral Bond has been issued and pledged.  Each

Lender (by accepting the benefits of each Loan Document) acknowledges that each Collateral Bond constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec, as amended.

10.                               SUCCESSORS AND ASSIGNS

10.1                           Successors and Assigns.  This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Agent, Lenders and their respective successors and assigns, except as otherwise provided herein or therein.  No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders.  Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and Lenders shall be void.  The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11.                               MISCELLANEOUS

11.1                           Complete Agreement; Modification of Agreement.  The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2.  Any letter of interest, commitment letter, or fee letter (other than the GE Capital Fee Letter and other than terms under any commitment letter which expressly survive the execution of this Agreement) or confidentiality agreement, if any, between any Credit Party and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

11.2                           Amendments and Waivers.

(a)                                  Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrower, and by Requisite Lenders, Requisite Revolving Lenders, Requisite Term Lenders, Requisite Last Out Lenders or all affected Lenders, as applicable.  Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b)                                 No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 2.2 to the making of any Revolving Credit Advance, the incurrence of any Letter of Credit Obligations or the continuation or conversion of any Loan as a LIBOR Loan shall be effective unless the same shall be in writing and signed by Agent, Requisite Revolving Lenders (or (i) with respect to the making of any Term Loan or the continuation or conversion of a Term Loan as a LIBOR Loan, the Requisite Term Lenders or (ii) with respect to the making of any Last Out Term Loan or the continuation or conversion of a Last Out Term Loan as a LIBOR Loan, the Requisite Last Out Term Lenders) and Borrower.  Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Term Loans, Last Out Term Loans, Revolving Credit Advances or the incurrence of Letter of Credit Obligations set forth in Section 2.2 unless the same shall be in writing and signed by Agent, Requisite Term Lenders, Requisite Last Out Term Lenders or Requisite Revolving Lenders, as applicable, and Borrower.

(c)                                  No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount of any Lender’s Commitment, which action shall be deemed only to affect those Lenders whose Commitments are increased and may be approved by Requisite Lenders, including those Lenders whose Commitments are increased; (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date (other than payment dates of mandatory prepayments under Section 1.3(b)(ii)-(iv)) or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; and (vi) amend or waive this Section 11.2 or the definitions of the terms “Requisite Lenders”, “Requisite Revolving Lenders”, “Requisite Term Lenders” or “Requisite Last Out Term Lenders” insofar as such definitions affect the substance of this Section 11.2.  Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent or L/C Issuer under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent or L/C Issuer, as the case may be, in addition to Lenders required hereinabove to take such action.  Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.  No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document.  No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note.  No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

(d)                                 If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”):

(i)                                     requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clauses (ii), and (iii) below being referred to as a “Non-Consenting Lender”),

(ii)                                  requiring the consent of Requisite Term Lenders (including any vote of the Required Lenders), the consent of Term Lenders holding 51% or more of the outstanding principal amount of the Term Loan is obtained, but the consent of Requisite Term Lenders is not obtained, or

(iii)                               requiring the consent of Requisite Last Out Term Lenders (including any vote of the Required Lenders), the consent of Last Out Term Lenders holding 51% or more of the outstanding principal amount of the Last Out Term Loan is obtained, but the consent of Requisite Last Out Term Lenders is not obtained, then, so long as Agent is not a Non-Consenting Lender, at Borrower’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(e)                                  Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Commitments, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate (as reasonably requested by Borrower) to evidence the termination of the Liens securing payment of the Obligations.

11.3                           Fees and Expenses.  Borrower shall reimburse Agent (and, with respect to clauses (c) and (d) below, all Lenders) for all out-of-pocket fees, costs and expenses, including the reasonable fees, costs and expenses of counsel, consultants, auditors or other advisors (including environmental and management consultants and appraisers), incurred in connection with the negotiation and preparation of the Loan Documents and incurred in connection with:

(a)                                  the forwarding to Borrower or any other Person on behalf of Borrower by Agent of the proceeds of any Loan (including a wire transfer fee of $25 per wire transfer);

(b)                                 any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or Related Transactions Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

(c)                                  any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, Borrower or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Borrower or any other Person that may be obligated to Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders; provided, further, that no Person shall be entitled to reimbursement under this clause (c) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct;

(d)                                 any attempt to enforce any remedies of Agent against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;

(e)                                  any workout or restructuring of the Loans during the pendency of one or more Events of Default;

(f)                                    the obtaining of approval of the Loan Documents by the Bankruptcy Court;

(g)                                 the preparation and review of pleadings, documents and reports related to any Chapter 11 Case and any subsequent case under Chapter 7 of the Bankruptcy Code, attendance at meetings, court hearings or conferences related to any Chapter 11 Case and any subsequent case under Chapter 7 of the Bankruptcy Code, and general monitoring of any Chapter 11 Case and any subsequent case under Chapter 7 of the Bankruptcy Code; and

(h)                                 efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral; including, as to each of clauses (a) through (h) above, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrower to Agent.  Without limiting the generality of the foregoing, such out-of-pocket fees expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental consultants and advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

11.4                           No Waiver.  Agent’s or any Lender’s failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith.  Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type.  Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders, and directed to Borrower specifying such suspension or waiver.

11.5                           Remedies.  Agent’s and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise.  Recourse to the Collateral shall not be required.

11.6                           Severability.  Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

11.7                           Conflict of Terms.  Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents (other than the Interim Order and the Final Order), the provision contained in this Agreement shall govern and control.  If any provision contained in this Agreement, the Canadian Interim Order or the Canadian Final Order conflicts with any provision in the Interim Order or the Final Order, the provision contained in the Interim Order or the Final Order, as the case may be, shall govern and control.

11.8                           Confidentiality.  Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all information provided to them by the Credit Parties for a period of 2 years following receipt thereof, except that Agent and any Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender under commercially reasonable obligations of confidentiality; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; or (f) which is information already in its possession prior to delivery in accordance herewith or which is available to the public other than as a result of the failure of

Agent or any Lender to comply with the covenant contained in this Section 11.8, or which otherwise ceases to be confidential through no fault of Agent or any Lender.

Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this Agreement and the other loan documents (the “Transaction”), shall not apply to the federal tax structure or federal tax treatment of the Transaction, and each party hereto (and any employee, representative, agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of the Transaction.  The preceding sentence is intended to cause the Transaction to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose.  In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of the Transaction or any federal tax matter or federal tax idea related to the Transaction.

11.9                           GOVERNING LAW.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.  EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ALL CLAIMS OR DISPUTES BETWEEN THE PARTIES HERETO PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THE BANKRUPTCY COURT MAY HAVE TO BE HEARD BY A COURT OTHER THAN THE BANKRUPTCY COURT;  PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT.  EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HEREBY WAIVES ANY OBJECTION THAT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  EACH PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY

REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN ANNEX I OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

11.10                     Notices.  Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Annex I or to such other address (or facsimile number) as may be substituted by notice given as herein provided.  The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.  Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Agent) designated in Annex I to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

11.11                     Section Titles.  The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

11.12                     Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

11.13                     WAIVER OF JURY TRIAL.  BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP

ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

11.14                     Press Releases and Related Matters.  Each Credit Party executing this Agreement agrees that neither it nor its Subsidiaries will in the future issue any press releases or other public disclosure using the name of GE Capital or its affiliates without at least two (2) Business Days’ prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or Subsidiary is required to do so under law and then, in any event, such Credit Party or Subsidiary will consult with GE Capital before issuing such press release or other public disclosure (other than disclosure of the fact that GE Capital is the Agent under this Agreement and the filing of Loan Documents with the Securities and Exchange Commission, in each case, to the extent required under applicable law).  Each Credit Party consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.  Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to each Credit Party for review and comment prior to the publication thereof.  Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

11.15                     Reinstatement.  This Agreement shall remain in full force and effect and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.16                     Advice of Counsel.  Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

11.17                     Judgment Currency.

(a)                                  If, for the purpose of obtaining or enforcing judgment against any Credit Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 11.17 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding (a) the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Quebec or in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or (b) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 11.17 being hereinafter in this Section 11.17 referred to as the “Judgment Conversion Date”).

(b)                                 If, in the case of any proceeding in the court of any jurisdiction referred to in Section 11.17 (a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt of the amount due in immediately available funds, the applicable Credit Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.  Any amount due from a Credit Party under the Section 11.17(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c)                                  The term “rate of exchange” in this Section 11.17 means the rate of exchange at which the Agent would, on the relevant date at or about 11:00 a.m. (New York time), be prepared to sell the Obligation Currency against the Judgment Currency.

11.18                     Subordination.

(a)                                  Each Credit Party executing this Agreement covenants and agrees that the payment of all indebtedness, principal, interest (including interest which accrues after the commencement of any case or proceeding in bankruptcy, or for the reorganization of any Credit Party), fees, charges, expenses, attorneys’ fees and any other sum, obligation or liability owing by any other Credit Party to such Credit Party, including any intercompany trade payables or royalty or licensing fees (collectively, the “Intercompany Obligations”), is subordinated, to the extent and in the manner provided in this Section 11.18, to the prior payment in full of all Obligations (herein, the “Senior Obligations”) and that the subordination is for the benefit of the Agent and Lenders, and Agent may enforce such provisions directly.

(b)                                 Each Credit Party executing this Agreement hereby (i) authorizes Agent to demand specific performance of the terms of this Section 11.18, whether or not any other Credit Party shall have complied with any of the provisions hereof applicable to it, at any time when such Credit Party shall have failed to comply with any provisions of this Section 11.18 which are applicable to it and (ii) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

(c)                                  Upon any distribution of assets of any Credit Party in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(i)                                     The Agent and Lenders shall first be entitled to receive payment in full in cash of the Senior Obligations before any Credit Party is entitled to receive any payment on account of the Intercompany Obligations.

(ii)                                  Any payment or distribution of assets of any Credit Party of any kind or character, whether in cash, property or securities, to which any other Credit Party would be entitled except for the provisions of this Section 11.18(c), shall be paid by the liquidating trustee or agent or other Person making such payment or distribution directly to the Agent, to the extent necessary to make payment in full of all Senior Obligations remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to the Agent and Lenders.

(iii)                               In the event that notwithstanding the foregoing provisions of this Section 11.18(c), any payment or distribution of assets of any Credit Party of any kind or character, whether in cash, property or securities, shall be received by any other Credit Party on account of the Intercompany Obligations before all Senior Obligations are paid in full, such payment or distribution shall be received and held in trust for and shall be paid over to the Agent for application to the payment of the Senior Obligations until all of the Senior Obligations shall have been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to the Agent and Lenders.

(d)                                 No right of the Agent and Lenders or any other present or future holders of any Senior Obligations to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Credit Party or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by any Credit Party with the terms hereof, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

(e)                                  The Intercompany Obligations shall also be subordinated in right of payment to the Senior Notes (and the Credit Parties’ obligations under the Senior Note Documents) to the same extent, mutatis, mutandis as the Senior Obligations hereunder.

11.19                     No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.20                     Parties Including Trustees; Bankruptcy Court Proceedings.  This Agreement, the other Loan Documents, and all Liens created hereby or pursuant hereto or to any other Loan Document shall be binding upon each Credit Party, the estate of Borrower, the estate of any Credit Party filing a Chapter 11 Case, and any trustee or successor in interest of Borrower or any other Credit Party in a Chapter 11 Case or any subsequent case commenced under Chapter 7 of the Bankruptcy Code, and shall not be subject to Section 365 of the Bankruptcy Code.  This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the permitted successors of Agent and Lenders and their respective permitted assigns, transferees and endorsees.  The Liens created by the Loan Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of any Chapter 11 Case or any other bankruptcy case of any Credit Party to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of any Chapter 11 Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that Lenders file financing statements or otherwise perfect its security interests or Liens under applicable law.

11.21                     Prepetition Loan Agreement.  Borrower hereby agrees that (i) this Agreement is separate and distinct from the Prepetition Loan Agreement and (ii) the Prepetition Loan Agreement is in full force and effect.  Borrower further agrees that by entering into this Agreement, Lenders do not waive any Default or Event of Default under the Prepetition Loan Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWER

APPLIED EXTRUSION TECHNOLOGIES, INC.

By:	/s/ Brian P. Crescenzo
Name:	Brian P. Crescenzo
Title:	CFO, Secretary & Treasurer

GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent and Lender

By:	/s/ Christopher Cox
Duly Authorized Signatory

By:	/s/ James H. Kaufman
Duly Authorized Signatory

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc.

By:	/s/ Steve Coley
Name:	Steve Coley
Title:	VP, Group Credit Manager

The following Person is a signatory to this Agreement in its capacity as a Credit Party and not as Borrower.

APPLIED EXTRUSION TECHNOLOGIES (CANADA), INC.

By:	/s/ Brian P. Crescenzo
Name:	Brian P. Crescenzo
Title:	VP Finance, Secretary & Treasurer

ANNEX A (RECITALS)
TO
CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings, and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

“Account Debtor” means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Accounting Changes” has the meaning ascribed thereto in Annex G.

“Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all health care insurance receivables and (f) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

“Advance” means any Revolving Credit Advance, Export-Related Advance or Swing Line Advance, as the context may require.

“AET Canada” has the meaning ascribed thereto in the recitals to the Agreement.

“AET Limited” means Applied Extrusion Technologies Limited, a company organized under the laws of the United Kingdom.

“Affected Lender” has the meaning ascribed to it in Section 1.16(d).

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower.  For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent and each Lender.

“Agent” means GE Capital in its capacity as Agent for Lenders or its successor appointed pursuant to Section 9.7.

 “Aggregate Borrowing Base” means, at any date of determination by Agent, the sum of the Borrowing Base and the Export-Related Borrowing Base.

“Agreement” means the Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement by and among Borrower, the other Credit Parties party thereto, GE Capital, as Agent and Lender and the other Lenders from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Appendices” has the meaning ascribed to it in the recitals to the Agreement.

“Applicable Margins” means collectively, the Applicable Revolver Index Margin, the Applicable Term Loan Index Margin, the Applicable Last Out Term Loan Index Margin, the Applicable Revolver LIBOR Margin, the Applicable Last Out Term Loan LIBOR Margin, the Applicable Term Loan LIBOR Margin, the Applicable L/C Margin and the Applicable Unused Facility Fee Margin.

“Applicable Last Out Term Loan Index Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Last Out Term Loan, as determined by reference to Section 1.5(a).

“Applicable Last Out Term Loan LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Last Out Term Loan, as determined by reference to Section 1.5(a).

“Applicable L/C Margin” means the per annum fee from time to time in effect payable with respect to outstanding Letter of Credit Obligations as determined by reference to Section 1.5(a).

“Applicable Revolver Index Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a).

“Applicable Revolver LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a).

“Applicable Term Loan Index Margin” means the per annum interest rate from time to time in effect and payable in addition to the Index Rate applicable to the Term Loan, as determined by reference to Section 1.5(a).

“Applicable Term Loan LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Term Loan, as determined by reference to Section 1.5(a).

“Applicable Unused Facility Fee Margin” means the per annum fee from time to time in effect payable in respect of Borrower’s non-use of committed funds pursuant to Section 1.9(b), which fee is as determined by reference to Section 1.5(a).

“A Rated Bank” has the meaning ascribed to it in Section 6.2.

“Assignment Agreement” has the meaning ascribed to it in Section 9.1(a).

“Bankruptcy Code” shall have the meaning ascribed to it in the recitals to the Agreement.

“Bankruptcy Court” shall have the meaning ascribed to it in the recitals to the Agreement.

“Blocked Accounts” has the meaning ascribed to it in Annex C.

“Borrower” has the meaning ascribed thereto in the preamble to the Agreement.

“Borrowing Availability” means as of any date of determination the lesser of (i) the Maximum Amount and (ii) the Aggregate Borrowing Base, in each case less the sum of the aggregate Revolving Loan, Export-Related Loan and Swing Line Loan then outstanding, provided, that an Overadvance in accordance with Section 1.1(a)(iii) may cause the Revolving Loan, the Export-Related Loan and the Swing Line Loan to exceed the Aggregate Borrowing Base by the amount of such permitted Overadvance.

“Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to the sum at such time of:

(a)                                  85% of the book value of Borrower’s and AET Canada’s Eligible Accounts; and

(b)                                 the lesser of (i) 60% of the book value of Borrower’s and AET Canada’s Eligible Inventory valued at the lower of average cost or market or (ii) 85% of the appraised net orderly liquidation value of Borrower’s and AET Canada’s Eligible Inventory;

in each case, less any Reserves established by Agent at such time in its reasonable credit judgment upon prior or contemporaneous notice to Borrower.

“Borrowing Base Certificate” means any certificate to be executed and delivered from time to time by Borrower in the form attached to the Agreement as Exhibit 4.1(b).

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

“Canadian Benefit Plans” shall mean all material employee benefit plans of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by any Credit Party having employees in Canada.

“Canadian Collateral Documents” means the Quebec Hypothec and the AET Canada Blocked Account Agreement and any other document relating thereto.

“Canadian Final Order” means, collectively, the order of the Superior Court of the Province of Quebec to be issued upon AET Canada’s motion under Section 18 of the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36 (“CCAA”), together with all extensions, modifications and amendments thereto, in each case in form and substance reasonably satisfactory to Agent, which, among other matters but not by way of limitation, recognizes and declares the Final Order enforceable in Canada.

“Canadian Interim Order” means, collectively, the order of the Superior Court of the Province of Quebec to be issued upon AET Canada’s motion under Section 18 of the CCAA, together with all extensions, modifications and amendments thereto, in each case in form and substance reasonably satisfactory to Agent, which, among other matters but not by way of limitation, recognizes and declares the Interim Order enforceable in Canada.

“Canadian Pension Plans” shall mean each plan which is considered to be a pension plan for the purposes of any applicable pension benefits standards statute and/or regulation in Canada established, maintained or contributed to by any Credit Party for its employees or former employees.

“Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one year and that are required to be capitalized under GAAP (excluding any capitalized Interest Expense and excluding expenditures made with proceeds of any casualty or condemnation in accordance with Section 5.4(c)).

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Carve-Out Amount” shall have the meaning ascribed to it in Section 1.18(c).

“Carve-Out Expenses” shall have the meaning ascribed to it in Section 1.18(c).

“Cash Collateral Account” has the meaning ascribed to it Annex B.

“Cash Equivalents” has the meaning ascribed to it in Annex B.

“Cash Management Systems” has the meaning ascribed to it in Section 1.8.

“CCAA” has the meaning ascribed to it in the definition of “Canadian Final Order”.

“Certificate of Exemption” has the meaning ascribed to it in Section 1.15(c).

“Change of Control” means any of the following:  (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934,) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934,) of 25% or more of the issued and outstanding shares of capital Stock of Borrower having the right to vote for the election of directors of Borrower under ordinary circumstances; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new directors whose election by the board of directors of Borrower or whose nomination for election by the Stockholders of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (c) Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of any of its Subsidiaries; or (d) the occurrence of a “Change of Control” under and as defined in the Senior Note Indenture.

“Chapter 11 Case” and “Chapter 11 Cases” shall have the meaning ascribed to such terms in the recitals to the Agreement.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.

“Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party.

“Closing Date” means December 2, 2004.

“Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by the Security Agreement, the Mortgages and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations.

“Collateral Bonds” and “Collateral Bond” shall have the meaning ascribed to such terms in Section 9.10.

“Collateral Documents” means the Interim Order, the Final Order, the Security Agreement, the Pledge Agreements, the Guaranties, the Mortgages, the Intellectual Property Security Agreement, the Canadian Collateral Documents and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

“Collateral Enforcement Action” means (a) with respect to any Revolving Lender, any action by such Revolving Lender to (i) exercise or seek to exercise any rights or exercise any remedies with respect to any Term Loan Priority Collateral, (ii) institute any action or proceeding with respect to such rights or remedies, including any action of foreclosure or (iii) contest, protest or object to any foreclosure proceeding, use of cash collateral or action brought by the Agent or any Term Lender or to any other exercise by the Agent or any Term Lender of any rights and remedies under any Loan Documents with respect to the Term Loan Priority Collateral, (b) with respect to any Term Lender, any action by such Term Lender to (i) exercise or seek to exercise any rights or exercise any remedies with respect to any Revolving Loan Priority Collateral, (ii) institute any action or proceeding with respect to such rights or remedies, including any action of foreclosure or (iii) contest, protest or object to any foreclosure proceeding use of cash collateral or action brought by the Agent or any Revolving Lender or to any other exercise by the Agent or any Revolving Lender of any rights and remedies under any Loan Documents with respect to the Revolving Loan Priority Collateral or (c) with respect to any Last Out Term Lender, any action by such Last Out Term Lender to (i) exercise or seek to exercise any rights or exercise any remedies with respect to any Term Loan Priority Collateral or Revolving Loan Priority Collateral, (ii) institute any action or proceeding with respect to such rights or remedies, including any action of foreclosure or (iii) contest, protest or object to any foreclosure proceeding, use of cash collateral or action brought by the Agent or any Term Lender or any Revolving Lender or to any other exercise by the Agent or any Term Lender or any

Revolving Lender of any rights and remedies under any Loan Documents with respect to the Term Loan Priority Collateral or the Revolving Loan Priority Collateral.

“Collateral Reports” means the reports with respect to the Collateral referred to in Annex F.

“Collection Account” means that certain account of Agent, account number 502-328-54 in the name of Agent at Deutsche Bank Trust Company Americas in New York, New York ABA No. 021 001 033, or such other account as may be specified in writing by Agent as the “Collection Account.”

“Commercial Tort Claim” means a claim arising in tort with respect to which: (a) the claimant is an organization; or (b) the claimant is an individual and the claim: (i) arose in the course of the claimant’s business or profession; and (ii) does not include damages arising out of personal injury to or the death of an individual.

“Commitment Termination Date” means the earliest of (a) December 2, 2005, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), (c) the date of indefeasible prepayment in full by Borrower of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of all Commitments to zero dollars ($0), (d) five (5) days following the Petition Date if the Interim Order has not been entered by the Bankruptcy Court or if the Canadian Interim Order has not been issued by such date, (e) twenty-five (25) days following the Petition Date if the Final Order has not been entered by the Bankruptcy Court or if the Canadian Final Order has not been issued by such date, (f) the date upon which the Interim Order or the Canadian Interim Order expires, unless the Final Order shall have been entered and become effective by such date, (g) the close of business on the first Business Day after the entry of the Final Order and the Canadian Final Order, if by that time Borrower has not paid Agent the fees required under the GE Capital Fee Letter, unless the Agent and the Lenders agree otherwise, (h) the date of the closing of a sale of all or substantially all of  Borrower’s assets pursuant to Section 363 of the Bankruptcy Code or a liquidation pursuant to Chapter 7 of the Bankruptcy Code, (i) the date a plan of reorganization is confirmed in any Chapter 11 Case that does not provide for the payment in full in cash of all amounts owed to the Agent and the Lenders under this Agreement and the other Loan Documents as of the effective date of such plan, and (j) the effective date of a plan of reorganization or arrangement in any Chapter 11 Case.

“Commitments” means (a) as to any Lender, the aggregate of such Lender’s Revolving Loan Commitment (including without duplication the Swing Line Lender’s Swing Line Commitment and the Export-Related Loan Lender’s Export-Related Loan Commitment as subsets of their respective Revolving Loan Commitments), Last Out Term Loan Commitment and Term Loan Commitment as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments (including without duplication the Swing Line Lender’s Swing Line Commitment as a subset of its Revolving Loan Commitment), Last Out Term Loan Commitments and Term Loan Commitments, which aggregate commitment shall be One

Hundred and Twenty Five Million Dollars ($125,000,000) on the Closing Date, as to each of clauses (a) and (b), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with the Agreement.

 “Committee” and “Committees” means (a) an official committee of unsecured creditors if such a committee is appointed in the Chapter 11 Cases, or (b) the ad hoc committee of holders of the Senior Notes and certain other holders of Senior Notes.

“Compliance Certificate” has the meaning ascribed to it in Annex E.

“Concentration Account” has the meaning ascribed to it in Annex C.

“Contracts” means all “contracts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Control Letter” means a letter agreement between Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party, (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant disclaims any security interest in the applicable financial assets, acknowledges the Lien of Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Credit Party.

“Copyright License” means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Credit Party Pledge Agreement” means the Pledge Agreement of even date herewith executed by each of the Credit Parties in favor of Agent, on behalf of itself and Lenders, pledging all Stock of its Subsidiaries, if any, and all Intercompany Notes owing to or held by it.

“Credit Parties” means Borrower and AET Canada and each other Subsidiary of Borrower (other than AET Limited).

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 1.5(d).

“Deposit Accounts” means all “deposit accounts” as such term is defined in the Code, now or hereafter held in the name of any Credit Party.

“Disbursement Accounts” has the meaning ascribed to it in Annex C.

“Disclosure Schedules” means the Schedules prepared by Borrower and denominated as Disclosure Schedules (1.4) through (6. 8(f)) in the Index to the Agreement.

“Documents” means all “documents,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

“Dollars” or “$” means lawful currency of the United States of America.

“EBITDA” means, for any fiscal period, the sum (determined on a consolidated basis for the Borrower and its Subsidiaries) of (a) the net income of the Borrower and its Subsidiaries for such period computed in accordance with GAAP, plus (b) Interest Expense for such period as reported on the Borrower’s consolidated financial statements for such period, plus (c) the income tax expense of the Borrower and its Subsidiaries for such period as reported on the Borrower’s consolidated financial statements for such period, plus (d) the amount reported on the Borrower’s consolidated financial statements as the depreciation of the assets of the Borrower and its Subsidiaries for such period computed in accordance with GAAP, plus (e) the amount reported on the Borrower’s consolidated financial statements as the amortization of intangibles assets of the Borrower and its Subsidiaries for such period computed in accordance with GAAP, plus (f) the amount reported on the Borrower’s consolidated financial statements as the write-down of intangible assets of the Borrower and its Subsidiaries that consist of goodwill for such period computed in accordance with GAAP, plus (g) all cash and non-cash extraordinary expenses and losses of the Borrower and its Subsidiaries for such period computed in accordance with GAAP, and plus (h) cash restructuring fees paid or incurred by the Borrower or any other Credit Party during such period, minus (i) all cash and non-cash extraordinary income and gains of the Borrower and its Subsidiaries for such period, in each case as such item is used in the computation of net income of the Borrower and its Subsidiaries for such period.

“Eligible Accounts” has the meaning ascribed to it in Section 1.6.

“Eligible Export-Related Accounts” has the meaning ascribed to it in Section 1.6A of the Agreement.

“Eligible Inventory” has the meaning ascribed to it in Section 1.7.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards, policies, guidelines, directives and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).  Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, provincial, regional, municipal, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, characterization, rehabilitation, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions, charges, debts and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the revocation or threatened revocation of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

“ESOP” means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

“Event of Default” has the meaning ascribed to it in Section 8.1.

“Excess Cash Flow” means, without duplication, with respect to a Fiscal Year of Borrower, EBITDA for such Fiscal Year minus (a) taxes paid or payable in cash in respect of such Fiscal Year, minus (b) Capital Expenditures paid in cash during such Fiscal Year (excluding the financed portion), minus (c) Interest Expense paid in cash during such Fiscal Year, minus (d) scheduled principal payments paid or payable in respect of Funded Debt, minus (e) cash restructuring fees paid or incurred by the Borrower during such Fiscal Year.

“Ex-Im Bank” shall mean the Export-Import Bank of the United States.

“Ex-Im Bank Borrower Agreement” means an agreement executed by Borrower in favor of Ex-Im Bank and Lender the form of which is attached hereto as Exhibit A-3.

“Ex-Im Bank Documents” shall mean collectively, the Ex-Im Bank Guarantee, any Loan Authorization Agreement between Agent and Ex-Im Bank and the Ex-Im Bank Borrower Agreement.

“Ex-Im Bank Guarantee” shall mean any Guarantee executed by Ex-Im Bank in favor of GE Capital in form and substance satisfactory to Agent, together with all amendments, modifications and supplements thereto.

“Existing Letters of Credit” has the meaning ascribed to it in Section 1.2(b).

“Export-Related Accounts” shall mean those Accounts of Borrower that are an obligation of an Account Debtor located in a foreign country (other than Canada) which arise from the sale of goods or services which are intended for export pursuant to written export orders or contracts for the purchase by the Account Debtor of such goods or services.

“Export-Related Advance” has the meaning ascribed to it in Section 1.1(e).

“Export-Related Borrowing Availability” means as of the date of determination the lesser of (i) the Export-Related Loan Commitment and (ii) the Export-Related Borrowing Base, in each case, less the aggregate Export-Related Loan then outstanding.

“Export-Related Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to 90% of the book value of Borrower’s Eligible Export-Related Accounts at such time, less any Reserves established by Agent at such time with respect to the Export-Related Borrowing Base.

“Export-Related Loan Lender” means GE Capital.

“Export-Related Loan” means, at any time, the aggregate amount of Export-Related Advances outstanding to Borrower.

“Export-Related Loan Commitment” means Five Million Dollars ($5,000,000).

“Export-Related Loan Note” has the meaning ascribed to it in Section 1.1(e)(ii).

“Export-Related Loan Participation” and  “Export-Related Loan Participations” has the meaning ascribed to it in Section 1.1(e)(iii).

“Export-Related Revolving Loan Reserve” means a reserve established by Agent against the Borrowing Base in an amount equal to ten percent (10%) of the amount of the Export-Related Loan.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on the next succeeding Business Day, the Federal Funds

Rate for such day shall be the average of the rate quotations for such day for such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fees” means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

“Final Order” means, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Cases after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Court which order shall be reasonably satisfactory in form and substance to the Agent and the Requisite Term Lenders, and from which no appeal or motion to reconsider has been timely filed, or if timely filed, such appeal or motion to reconsider has been dismissed or denied (unless the Agent and the Lenders waive such requirement), together with all extensions, modifications and amendments thereto, which, among other matters but not by way of limitation, authorizes the Borrower and the other Credit Parties to obtain credit, incur (or Guarantee) Indebtedness, and grant Liens under this Agreement and the other Loan Documents, as the case may be, and provides for the super-priority of the Agent’s and the Lenders’ claims.

“Financial Covenants” means the financial covenants set forth in Annex G.

“Financial Statements” means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Borrower delivered in accordance with Section 3.4 and Annex E.

“Fiscal Month” means any of the monthly accounting periods of Borrower.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrower, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of Borrower ending on September 30 of each year.

“Fixed Charges” means, with respect to any Person for any fiscal period, (a) the aggregate of all Interest Expense paid or payable in cash during such period plus (b) scheduled payments of principal with respect to Indebtedness during such period, plus (c) all Taxes, paid or payable in cash during such period.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any fiscal period, the ratio of (a) EBITDA minus Capital Expenditures to (b) Fixed Charges.

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

“Foreign Lender” has the meaning ascribed to it in Section 1.15(c).

“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s sole option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including,  in the case of Borrower, the Loans and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.

“Funded Export-Related Loan Participation” has the meaning ascribed to it in Section 1.1(e)(iii).

“GAAP” means generally accepted accounting principles in the United States of America consistently applied, as such term is further defined in Annex G to the Agreement.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation.

“GE Capital Fee Letter” has the meaning ascribed to it in Section 1.9(a).

“General Intangibles” means all “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefore and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, causes in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

“Goods” means all “goods” as defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Governmental Authority” means any nation or government, any state or province or other political subdivision thereof, and any agency, tribunal, commission, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Granting Lender” has the meaning ascribed to it in Section 9.1(f).

“Guaranteed Indebtedness” means as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof.  The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guaranties” means, collectively, each Subsidiary Guarantee and any other guarantee executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.

“Guarantors” means each Subsidiary of Borrower (other than AET Limited) and each other Person, if any, that executes a guarantee or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents.

“Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “residual hazardous material,” “hazardous substance,” “extremely hazardous waste,”  “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months from the due date unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all net liabilities of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all net liabilities of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

“Indemnified Liabilities” has the meaning ascribed to it in Section 1.13.

“Indemnified Person” has the meaning ascribed to it in Section 1.13.

“Index Rate” means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal in the Money Rate section as the “Prime Rate” (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum.   Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

“Index Rate Loan” means a Loan or portion thereof bearing interest by reference to the Index Rate.

“Industrial Revenue Bonds” means The City of Salem, Massachusetts Flexible Mode Industrial Development Revenue Bonds in the original principal amount of $6,500,000.

“Insolvency Law” shall mean any of the Bankruptcy and Insolvency Act (Canada), the CCAA and titles 7 and 11 of the United States Code entitled “Bankruptcy,” each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction.

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Interim Order” means, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Cases after an interim hearing (assuming satisfaction of the standards prescribed in Section 364 of the Bankruptcy Code and Bankruptcy Rule 4001 and other applicable law), together with all extension, modifications, and amendments thereto, in form and substance reasonably satisfactory to Agent, which, among other matters but not by way of limitation, authorizes, on an interim basis, the Borrower to execute and perform under the terms of the Agreement and the other Loan Documents, substantially in the form of Exhibit A-4.

“ITA” shall mean the Income Tax Act (Canada), as the same may, from time to time, be in effect.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

“Intellectual Property Security Agreements” means the Intellectual Property Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

“Intercompany Note” has the meaning ascribed to it in Section 6.3.

“Interest Expense” means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including, interest expense with respect to any Funded Debt of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.

“Interest Payment Date” means (a) as to any Index Rate Loan, the first Business Day of each month to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.

“Inventory” means all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment Property” means all “investment property” as such term is defined in the Code now owned or hereafter acquired by any Credit Party, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of any Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

“IRC” means the Internal Revenue Code of 1986 and all regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Last Out Term Lenders” means those Lenders having Last Out Term Loan Commitments.

“Last Out Term Loan” has the meaning ascribed to it in Section 1.1(c)(i).

“Last Out Term Loan Commitment” means (a) as to any Lender with a Last Term Loan Commitment, the commitment of such Lender to make its Pro Rata Share of the Last Out Term Loan as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender, and (b) as to all Lenders with a Last Out Term Loan Commitment, the aggregate commitment of all Lenders to make the Last Out Term Loan, which aggregate commitment shall be Twenty Million Dollars ($20,000,000) on the Closing Date.  After advancing the Last Out Term Loan, each reference to a Lender’s Last Out Term Loan Commitment shall refer to that Lender’s Pro Rata Share of the outstanding Last Out Term Loan.

“Last Out Term Note” has the meaning ascribed to it in Section 1.1(c)(i).

“L/C Issuer” has the meaning ascribed to it in Annex B.

“L/C Sublimit” has the meaning ascribed to it in Annex B.

“Lenders” means GE Capital, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender.

“Letter of Credit Fee” has the meaning ascribed to it in Annex B.

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by Agent or another L/C Issuer or the purchase of a participation as set forth in Annex B with respect to any Letter of Credit.  The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable at such time or at any time thereafter by Agent or Lenders thereupon or pursuant thereto.

“Letters of Credit” means documentary or standby letters of credit issued for the account of Borrower by any L/C Issuer, and bankers’ acceptances issued by Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

“Letter-of-Credit Rights” means “letter-of-credit rights” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including rights to payment or performance under a letter of credit, whether or not such Credit Party, as beneficiary, has demanded or is entitled to demand payment or performance.

“LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

“LIBOR Loan” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

“LIBOR Period” means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to the Agreement and ending one, two or three months thereafter, as selected by Borrower’s irrevocable notice to Agent as set forth in Section 1.5(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

(a)                                  if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b)                                 any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end two (2) LIBOR Business Days prior to such date;

(c)                                  any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

(d)                                 Borrower shall use reasonable efforts to select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

(e)                                  Borrower shall select LIBOR Periods so that there shall be no more than 7 separate LIBOR Loans in existence at any one time.

“LIBOR Rate” means for each LIBOR Period, a rate of interest determined by Agent equal to:

(a)                                  the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

(b)                                 a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Litigation” has the meaning ascribed to it in Section 3.13.

“Loan Account” has the meaning ascribed to it in Section 1.12.

“Loan Documents” means the Agreement, the Notes, the Collateral Documents, the GE Capital Fee Letter, the Master Standby Agreement, the Master Documentary Agreement, and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby (including the terms of any commitment letter which expressly survive the execution of this Agreement).  Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans” means the Revolving Loan, the Swing Line Loan, the Export-Related Loan, the Last Out Term Loan and the Term Loan.

“Lock Boxes” has the meaning ascribed to it in Annex C.

“Margin Stock” has the meaning ascribed to it in Section 3.10.

“Master Documentary Agreement” means the Master Agreement for Documentary Letters of Credit dated as of the Closing Date among Borrower, as Applicant(s), and GE Capital, attached as Exhibit A-1 hereto.

“Master Standby Agreement” means the Master Agreement for Standby Letters of Credit dated as of the Closing Date among Borrower, as Applicant(s), and GE Capital, as issuer, attached as Exhibit A-2 hereto.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of the Credit Parties considered as a whole, (b) any Credit Party’s ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral (taken as a whole) or Agent’s Liens, on behalf of itself and Lenders, on the Collateral (taken as a whole) or the priority of such Liens, or (d) Agent’s or any Lender’s rights and remedies under the Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, any event or occurrence adverse to one or more Credit Parties which results or could reasonably be expected to result in costs and/or liabilities or loss of revenues, individually or in the aggregate, to any Credit Party in any 30-day period in excess of the lesser of $ 10,000,000 and 20% of the lesser of the Maximum Amount and the Borrowing Base at any date of determination shall constitute a Material Adverse Effect.

“Material Contracts” means the agreements set forth in Exhibit B.

“Maximum Amount” means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Lenders as of that date.

“Mortgaged Properties” has the meaning ascribed to it in Annex D.

“Mortgages” means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Credit Party to Agent on behalf of itself and Lenders with respect to the Mortgaged Properties or other Real Estate pursuant to Section 5.9, all in form and substance reasonably satisfactory to Agent.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Cash Flow Forecast” means the Borrower’s net cash flow forecast for the period from the Closing Date through the end of the month immediately preceding the first anniversary after the Closing Date, attached hereto as Disclosure Schedule 3.4(c).

“Non-Funding Lender” has the meaning ascribed to it in Section 9.9(a)(ii).

“Nonqualified Benefit Plans” means, collectively, Borrower’s Supplemental Executive Retirement Plan, Executive Deferred Compensation Plan, 1999 Deferred Compensation Plan Trust, and any other Plan described in Section 201(2) of ERISA.

“Notes” means, collectively, the Revolving Notes, the Export-Related Loan Note, Swing Line Notes, the Term Notes and the Last Out Term Notes.

“Notice of Conversion/Continuation” has the meaning ascribed to it in Section 1.5(e).

“Notice of Export-Related Advance” has the meaning ascribed to it in Section 1.1(e).

“Notice of Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a).

“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents.  This term includes all principal, accrued and unpaid interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy (including any Chapter 11 Case), whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

“Overadvance” has the meaning ascribed to it in Section 1.1(a)(iii).

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

“Patent Security Agreements” means the Patent Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

“Patents” means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b) or to the extent that nonpayment thereof is permitted under the Bankruptcy Code; (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) workers’, mechanics’ or similar liens arising in the ordinary course of business which attach only to Equipment, Fixtures and/or Real Estate and which are either inchoate and unperfected or payment of which is being contested in accordance with Section 5.2(b); (e) carriers’, warehousemen’s, suppliers’, custom’s brokers’, or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $100,000 at any time, so long as such Liens attach only to Inventory; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (h) zoning restrictions, servitudes, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, including, those matters set forth on the title insurance policies insuring the Mortgages, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) Liens arising from precautionary UCC-1 financing statement filings regarding operating leases entered into by the Credit Parties in the ordinary course of business; (j) presently existing or hereafter created Liens in favor of Agent, on behalf of Lenders; (k) a Lien for Carve-Out Expenses not exceeding the Carve-Out Amount, (l) Liens expressly permitted under clauses (b) and (c) of Section 6.7 of the Agreement and (m) with respect to the Real Estate located in Terre Haute, Indiana, that certain (i) Notice of Intention to Hold Mechanic’s Lien filed by Steel Services Inc. and (ii) Notice of Intention to Hold Mechanic’s Lien filed by JRA Architecture, LLC.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Petition Date” shall have the meaning ascribed to it in the recitals to this Agreement.

“Plan” means, at any time, an “employee benefit plan”, as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past 7 years on behalf of participants who are or were employed by any Credit Party or ERISA Affiliate.

“Pledge Agreements” means, collectively, the Credit Party Pledge Agreement and any pledge agreements entered into after the Closing Date by any Credit Party (as required by the Agreement or any other Loan Document).

“Postpetition” means the time period beginning immediately after the filing of the Chapter 11 Cases.

“Prepayment Account” has the meaning ascribed to it in Section 1.3(e).

“Prepetition” means the time period ending immediately prior to the filing of the Chapter 11 Cases.

“Prepetition Indebtedness” means all Indebtedness of the Borrower outstanding on the Petition Date immediately prior to the filing of the Chapter 11 Cases other than Indebtedness under the Prepetition Loan Agreement.

“Prepetition Loan Agreement” shall have the meaning ascribed to it in the recitals to the Agreement.

“Principal Financial Officer” means at any time the chief financial officer, treasurer or other officer of Borrower then primarily responsible for the Borrower’s finance and treasury matters.

“Prior Claims” means all Liens created by applicable law (in contrast with Liens voluntarily granted) which rank or are capable of ranking prior to or pari passu with Agent’s and Lenders’ security interest (or the applicable equivalent thereof) against all or part of the Collateral, including for amounts owing for wages employee deductions, goods and services taxes, sales taxes, employer health taxes, municipal taxes, workers’ compensation, pension fund obligations and overdue rents.

“Prior Lenders” has the meaning ascribed to it in the recitals to the Agreement.

“Prior Lender Obligations” means all obligations of any Credit Party and any of their Subsidiaries to the Prior Lenders pursuant to the Prepetition Loan Agreement, and all instruments and documents executed pursuant thereto or in connection therewith.

“Proceeds” means “proceeds,” as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guarantee payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or  (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Pro Forma” means the unaudited consolidated balance sheet of Borrower and its Subsidiaries as of September 30, 2004 after giving pro forma effect to the Related Transactions.

“Projections” means Borrower’s forecasted consolidated and consolidating:  (a) balance sheets; (b) profit and loss statements; and (c) cash flow statements, all prepared on a Subsidiary by Subsidiary or division-by-division basis, if applicable, and otherwise consistent with the historical Financial Statements of Borrower, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means with respect to all matters relating to any Lender, (a) with respect to the Revolving Loan and the Export Related Loan Participation, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, (b) with respect to the Term Loans, the percentage obtained by dividing (i) the Term Loan Commitment of that Lender by (ii) the aggregate Term Loan Commitments of all Lenders, as any such percentages may be adjusted by assignments permitted pursuant to Section 9.1, (c) with respect to the Last Out Term Loans, the percentage obtained by dividing (i) the Last Out Term Loan Commitment of that Lender by (ii) the aggregate Last Out Term Loan Commitments of all Lenders, as any such percentages may be adjusted by assignments permitted pursuant to Section 9.1, (d) with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (d) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders.

 “Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Qualified Assignee” means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that no Person determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee, and no Person or Affiliate of such Person (other than a Person that is already a Lender) holding Subordinated Debt or Stock issued by any Credit Party shall be a Qualified Assignee.

“Quebec Hypothec” means (i) the Deed of Movable and Immovable Hypothec dated on or about the Closing Date granted by AET Canada in favor of the Agent, (ii) the Collateral Mortgage Demand Bond issued thereunder in the principal amount of CDN$200,000,000 made by AET Canada and registered in the name of the Agent, and (iii) the Bond Pledge Agreement dated on or about the Closing Date granted by AET Canada in favor of the Agent.

“Real Estate” has the meaning ascribed to it in Section 3.6.

“Refunded Swing Line Loan” has the meaning ascribed to it in Section 1.1(d)(iii).

“Related Transactions” means the initial borrowing under the Revolving Loan, the Term Loan and the Last Out Term Loan on the Closing Date, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

“Related Transactions Documents” means the Loan Documents and all other agreements or instruments executed in connection with the Related Transactions and all other agreements or instruments executed in connection therewith.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Replacement Lender” has the meaning ascribed to it in Section 1.16(d).

“Requisite Last Out Term Lenders” means Lenders having more than 66 2/3% of the aggregate outstanding amount of the Term Loan and the Last Out Term Loan.

“Requisite Lenders” means collectively, (a) the Requisite Revolving Lenders, (b) the Requisite Term Lenders and (c) the Requisite Last Out Term Lenders.

“Requisite Revolving Lenders” means Lenders having (a) more than 51% of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, more than 51% of the aggregate outstanding amount of the Revolving Loan.

“Requisite Term Lenders” means Lenders having more than 66 2/3% of the aggregate outstanding amount of the Term Loan.

“Reserves” means (a) reserves established by Agent from time to time against Eligible Inventory pursuant to Section 5.9, (b) reserves established pursuant to Section 5.4(c), (c) the Export-Related Loan Reserve, (d) a reserve or reserves in the full amount of the Carve-Out Amount as established by Agent on the Closing Date and thereafter modified, as and to the extent, Agent determines to do so, and (e) such other reserves against Eligible Accounts, Eligible Export-Related Accounts, Eligible Inventory, Borrowing Availability or Export-Related

Borrowing Availability of Borrower that Agent may, in its reasonable credit judgment and upon prior or contemporaneous notice to Borrower, establish from time to time.

“Restricted Payment” means, with respect to any Credit Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Credit Party other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Person; and (g) any payment of management fees (or other fees of a similar nature) by such Credit Party to any Stockholder of such Credit Party or its Affiliates.

“Restructuring Agreement” means that certain Restructuring Agreement, dated as of August 24, 2004, as amended prior to the date hereof, by and among Borrower, AET Canada, AET Limited and the Participating Holders.

“Restructuring Agreement Noteholders” means DDJ Capital Management, LLC, Pequot Capital Management, Inc., Post Advisory Group LLC, Trust Company of the West, Xerion Capital Partners, Barclays Capital, and each other holder of Senior Notes that was a “Participating Holder” in accordance with the terms of the Restructuring Agreement immediately prior to the filing of the Chapter 11 Cases.

“Retiree Welfare Plan” means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

“Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a)(i).

“Revolving Lenders” means, as of any date of determination, Lenders having a Revolving Loan Commitment.

“Revolving Loan” means, at any time, the sum of (i) the aggregate amount of Revolving Credit Advances outstanding to Borrower plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of Borrower.  Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.

“Revolving Loan Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances, incur Letter of Credit Obligations or purchase Export-Related Loan Participations as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances, incur Letter of Credit Obligations, or purchase Export-Related Loan Participations which aggregate commitment shall be Fifty-Five Million Dollars ($55,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

“Revolving Loan Priority Collateral” means any Collateral consisting of Accounts or Inventory or any Proceeds thereof.

“Revolving Note” has the meaning ascribed to it in Section 1.1(a)(ii)(A).

“Security Agreement” means the Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and each Credit Party that is a signatory thereto.

“Senior Leverage Ratio” means with respect to the Borrower the ratio of (a) Funded Debt as of the date of determination (other than Subordinated Debt) to (b) the sum of EBITDA for the twelve (12) months ending at the date of determination.

“Senior Note Documents” means the Senior Notes, the Senior Note Indenture, any Guarantee (as defined in the Senior Note Indenture) and the Registration Rights Agreement (as defined in the Senior Note Indenture).

“Senior Note Indenture” means the Senior Note Indenture, dated, June 19, 2001 made by the Borrower and AET Canada in favor of Wells Fargo Bank Minnesota, National Association, as trustee.

“Senior Note Remedy Event” shall mean any of the following by any holders of the Senior Notes: (a) the acceleration of the Senior Notes or the taking of actions to collect or enforce all or any part of the Senior Notes or any claims in respect thereof against any Credit Party or any of its property or assets, (b) the application of any property or assets of any Credit Party to the Senior Notes or the repossession of, foreclosure on, or the exercise of any other remedy (judicially or nonjudicially) with respect to any Credit Party or any of its property or assets; (c) the taking of control or possession of, or the exercise of any right of setoff with respect to, any property or assets of any Credit Party or the sale or other disposition of any interest in such property or assets; (d) the taking of any action to interfere with any rights in respect of such property or assets of the Agent and Lenders or their ability to realize upon or otherwise deal with such property or assets; or (e) the commencement or maintenance of any action, suit or other proceeding at law, in equity or otherwise in furtherance of any of the foregoing or to otherwise enforce rights against any Credit Party or any of its property or assets or to direct the owner of such property or assets to sell or otherwise dispose of any interest therein.

“Senior Notes” means those certain 10 3/4% Senior Notes due 2011 and 10 ¾% Series B Senior Notes due 2011 issued by Borrower pursuant to the Senior Note Indenture.

“Software” means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“SPC” has the meaning ascribed to it in Section 9.1(f).

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subordinated Debt” means collectively, the Indebtedness evidenced by the Senior Note Documents and any Indebtedness of any Credit Party subordinated to the Obligations in a manner and form satisfactory to Agent and Lenders in their sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of Borrower.

“Subsidiary Guarantee” means the Subsidiary Guarantee of even date herewith executed by each Subsidiary of Borrower (other than AET Limited)  in favor of Agent, on behalf of itself and Lenders.

“Supporting Obligations” means all “supporting obligations” as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Swing Line Advance” has the meaning ascribed to it in Section 1.1(d)(i).

“Swing Line Availability” has the meaning ascribed to it in Section 1.1(d)(i).

“Swing Line Commitment” means, as to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Advances as set forth on Annex J to the Agreement, which commitment constitutes a subfacility of the Revolving Loan Commitment of the Swing Line Lender.

“Swing Line Lender” means GE Capital.

“Swing Line Loan” means, as the context may require, at any time, the aggregate amount of Swing Line Advances outstanding to Borrower.

“Swing Line Note” has the meaning ascribed to it in Section 1.1(d)(ii).

“Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding franchise or other taxes imposed on or measured by the net income of Agent or a Lender by the jurisdictions under the laws of which Agent and Lenders are organized or conduct business or any political subdivision thereof.

“Tax Returns” has the meaning ascribed to it in Section 3.11.

“Termination Date” means the date on which (a) the Loans have been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged (other than indemnification Obligations and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities), (c) all Letter of Credit Obligations have been cash collateralized, canceled or backed by standby letters of credit in accordance with Annex B, and (d) the Borrower shall not have any further right to borrow any monies under the Agreement.

“Term Lenders” means those Lenders having Term Loan Commitments.

“Term Loan” has the meaning ascribed to it in Section 1.1(b)(i).

 “Term Loan Commitment” means (a) as to any Lender with a Term Loan Commitment, the commitment of such Lender to make its Pro Rata Share of the Term Loan as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender, and (b) as to all Lenders with a Term Loan Commitment, the aggregate commitment of all Lenders to make the Term Loan, which aggregate commitment shall be Fifty Million Dollars ($50,000,000) on the Closing Date.  After advancing the Term Loan, each reference to a Lender’s Term Loan Commitment shall refer to that Lender’s Pro Rata Share of the outstanding Term Loan.

“Term Loan Priority Collateral” means all Collateral other than Revolving Loan Priority Collateral.

“Term Note” has the meaning ascribed to it in Section 1.1(b)(i).

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

“Trademarks” means all of the following now owned or hereafter existing or adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of 5 years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

“Welfare Plan” means a Plan described in Section 3(i) of ERISA.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex G.  All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control.  Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders.  The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.  Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that a member of management or officer or member of the board of directors of such Credit Party has actual knowledge or awareness of a particular fact or circumstance or a member of management or officer or director of such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

With respect to the amount of any obligation or liability denominated in a currency other than Dollars, for purposes of making calculations or determinations under the Loan Documents on any date, the amount of such obligation or liability shall be measured in Dollars by converting such amount in such other currency to Dollars at the conversion rate quoted on the applicable Reuters Monitor Screen or other service selected by the Agent on such date or, if such date is not a Business Day, on the Business Day immediately preceding such date of determination, or at such other rate as may have been agreed in writing between the Borrower and the Agent.

ANNEX B (SECTION 1.2)

TO

CREDIT AGREEMENT

LETTERS OF CREDIT

(a)                                  Issuance. Subject to the terms and conditions of the Agreement, Agent and Revolving Lenders agree to incur, from time to time prior to the Commitment Termination Date, upon the request of Borrower and for Borrower’s account, Letter of Credit Obligations by causing Letters of Credit to be issued by GE Capital or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to Agent in its sole discretion (each, an “L/C Issuer”) for Borrower’s account and guaranteed by Agent; provided, that if the L/C Issuer is a Revolving Lender, then such Letters of Credit shall not be guaranteed by Agent but rather each Revolving Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of Agent, as more fully described in paragraph (b)(ii) below.  The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the least of (i) Ten Million Dollars ($10,000,000) (the “L/C Sublimit”) and (ii) the Maximum Amount less the aggregate outstanding principal balance of the Revolving Credit Advances, the Export-Related Loan and the Swing Line Loan, and (iii) the Borrowing Base less the aggregate outstanding principal balance of the Revolving Credit Advances and the Swing Line Loan.  No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, unless otherwise determined by the Agent, in its sole discretion, and neither Agent nor Revolving Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the Commitment Termination Date.  All letters of credit issued under the Prepetition Loan Agreement shall be deemed to have been issued under this Agreement and shall for all purposes constitute “Letters of Credit” hereunder (provided that no additional issuance fees shall be applicable in respect of such Letters of Credit).

(b)                                 (i)                                     Advances Automatic; Participations.  In the event that Agent or any Revolving Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a Revolving Credit Advance to Borrower under Section 1.1(a) of the Agreement regardless of whether a Default or Event of Default has occurred and is continuing and notwithstanding Borrower’s failure to satisfy the conditions precedent set forth in Section 2, and each Revolving Lender shall be obligated to pay its Pro Rata Share thereof in accordance with the Agreement.  The failure of any Revolving Lender to make available to Agent for Agent’s own account its Pro Rata Share of any such Revolving Credit Advance or payment by Agent under or in respect of a Letter of Credit shall not relieve any other Revolving Lender of its obligation hereunder to make available to Agent its Pro Rata Share thereof, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available such other Revolving Lender’s Pro Rata Share of any such payment.

(ii)                                  If it shall be illegal or unlawful for Borrower to incur Revolving Credit Advances as contemplated by paragraph (b)(i) above or if it shall be illegal or unlawful for any Revolving Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to an L/C Issuer, or if the L/C Issuer is a Revolving Lender, then (A) immediately and without further action whatsoever, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation equal to such Revolving Lender’s Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (B) thereafter, immediately upon issuance of any Letter of Credit, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation in such Revolving Lender’s Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance.  Each Revolving Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in the Agreement with respect to Revolving Credit Advances.

(c)                                  Cash Collateral.

(i)                                     If Borrower is required to provide cash collateral for any Letter of Credit Obligations pursuant to the Agreement prior to the Commitment Termination Date, Borrower will pay to Agent for the ratable benefit of itself and Revolving Lenders cash or cash equivalents acceptable to Agent (“Cash Equivalents”) in an amount equal to 105% of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding for the benefit of Borrower.  Such funds or Cash Equivalents shall be held by Agent in a cash collateral account (the “Cash Collateral Account”) maintained at a bank or financial institution acceptable to Agent.  The Cash Collateral Account shall be in the name of Borrower and shall be pledged to, and subject to the control of, Agent, for the benefit of Agent and Lenders, in a manner satisfactory to Agent.  Borrower hereby pledges and grants to Agent, on behalf of itself and Lenders, a first priority security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due.  The Agreement, including this Annex B, shall constitute a security agreement under applicable law.

(ii)                                  If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, Borrower shall either (A) provide cash collateral therefor in the manner described above, or (B) cause all such Letters of Credit and guaranties thereof, if any, to be canceled and returned, or (C) deliver a stand-by letter (or letters) of credit in guarantee of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to 105% of, the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are be satisfactory to Agent in its sole discretion.

(iii)                               From time to time after funds are deposited in the Cash Collateral Account by Borrower, whether before or after the Commitment Termination Date, Agent may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, and in such order as Agent may elect, as shall be or shall become due and payable by Borrower to Agent and Lenders with respect to such Letter of Credit Obligations of Borrower and, upon the satisfaction in full of all Letter of Credit Obligations of Borrower, to any other Obligations of Borrower then due and payable.

(iv)                              Neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Borrower to Agent and Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations then due and owing and upon payment in full of such Obligations, any remaining amount shall be paid to Borrower or as otherwise required by law.  Interest earned on deposits in the Cash Collateral Account shall be for the account of Agent.

(d)                                 Fees and Expenses.  Borrower agrees to pay to Agent for the benefit of Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) all costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the Applicable L/C Margin multiplied by the maximum amount available from time to time to be drawn under the applicable Letter of Credit.  Such fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on the first day of each month and on the Commitment Termination Date.  In addition, Borrower shall pay to any L/C Issuer, on demand, such fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(e)                                  Request for Incurrence of Letter of Credit Obligations.  Borrower shall give Agent at least two (2) Business Days’ prior written notice requesting the incurrence of any Letter of Credit Obligation.  The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the L/C Issuer) and a completed Application for Standby Letter of Credit or Application for Documentary Letter of Credit (as applicable) in the form customarily used by the L/C Issuer.  Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrower and approvals by Agent and the L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among Borrower, Agent and the L/C Issuer.

(f)                                    Obligation Absolute.  The obligation of Borrower to reimburse Agent and Revolving Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each Revolving Lender to make payments to Agent with respect to Letters of Credit shall be unconditional and irrevocable.  Such obligations of Borrower and Revolving Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following:

(i)                                     any lack of validity or enforceability of any Letter of Credit or the Agreement or the other Loan Documents or any other agreement;

(ii)                                  the existence of any claim, setoff, defense or other right that Borrower or any of its Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Agent, any Lender, or any other Person, whether in connection with the Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between Borrower or any of its Affiliates and the beneficiary for which the Letter of Credit was procured);

(iii)                               any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)                              payment by Agent (except as otherwise expressly provided in paragraph (g)(ii)(C) below) or any L/C Issuer under any Letter of Credit or guarantee thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit or such guarantee;

(v)                                 any other circumstance or event whatsoever, that is similar to any of the foregoing; or

(vi)                              the fact that a Default or an Event of Default has occurred and is continuing.

(g)                                 Indemnification; Nature of Lenders’ Duties.

(i)                                     In addition to amounts payable as elsewhere provided in the Agreement, Borrower hereby agree to pay and to protect, indemnify, and save harmless Agent and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that Agent or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guarantee thereof, or (B) the failure of Agent or any Lender seeking indemnification or of any L/C Issuer to honor a demand for payment under any Letter of Credit or guarantee thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of Agent or such Lender (as finally determined by a court of competent jurisdiction).

(ii)                                  As between Agent and any Lender and Borrower, Borrower assume all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries, of any Letter of Credit.  In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, neither Agent nor any Lender shall be responsible for:  (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided, that in the case of any payment by Agent under any Letter of Credit or guarantee thereof, Agent shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guarantee thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guarantee thereof; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guarantee thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guarantee thereof; and (H) any consequences arising from causes beyond the control of Agent or any Lender. None of the above shall affect, impair, or prevent the vesting of any of Agent’s or any Lender’s rights or powers hereunder or under the Agreement.

(iii)                               Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by Borrower in favor of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between or among Borrower and such L/C Issuer, including any Application For Standby Letter of Credit or Documentary Letter of Credit, the Master Documentary Agreement and the Master Standby Agreement entered into with Agent.

ANNEX C (SECTION 1.8)
TO
CREDIT AGREEMENT

CASH MANAGEMENT SYSTEM

Borrower shall, and shall cause its Subsidiaries to, establish and maintain the Cash Management Systems described below:

On or before the Closing Date and until the Termination Date, Borrower and AET Canada shall (i) establish lock boxes (“Lock Boxes”) or at Agent’s discretion, blocked accounts (“Blocked Accounts”) at one or more of the banks set forth in Disclosure Schedule (3.19), and shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to such Lock Boxes, (ii) deposit and cause its Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a Lock Box) (“Collections”) into one or more Blocked Accounts in Borrower’s name or any such Subsidiary’s name and at a bank identified in Disclosure Schedule (3.19) (each, a “Relationship Bank”).  At all times when any Export-Related Advance is outstanding, Borrower shall (i) take all such reasonable steps to ensure that all Account Debtors with respect to Export-Related Accounts forward payment directly to a separate Lock Box established solely for receipt of Export-Related Accounts, and (ii) deposit and cause its Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all Collections with respect to Export-Related Accounts (whether or not otherwise delivered to a Lock Box) into a separate Blocked Account established solely for receipt of such Collections (the “Export-Related Blocked Account”, in Borrower’s name and at a Relationship Bank identified in Disclosure Schedule (3.19) as the “Export-Related Blocked Account”.  In the event either Borrower or AET Canada establishes more than one Blocked Account for its Collections, Borrower shall establish a concentration account in its name, which account may be a Blocked Account referred to in clause (a)(i) above (the “Concentration Account”), at the bank designated as the Concentration Account bank for Borrower in Disclosure Schedule (3.19) (the “Concentration Account Bank”), which bank shall be reasonably satisfactory to Agent.

(b)                                 Each of Borrower and AET Canada may maintain, in its name, accounts (each a “Disbursement Account” and collectively, the “Disbursement Accounts”) at banks reasonably acceptable to Agent which shall be used by such Credit Parties for payments and disbursements.  Borrower’s Disbursement Account (Account No. 8543522469 with PNC Bank, National Association) shall be used by Agent, from time to time, to deposit proceeds of Revolving Credit Advances, Export-Related Advances and Swing Line Advances made to Borrower pursuant to Section 1.1 for use by Borrower solely in accordance with the provisions of Section 1.4.

(c)                                  On or before the Closing Date (or such later date as Agent shall consent to in writing), the Concentration Account Bank, each bank where a Disbursement Account is maintained and all other Relationship Banks, shall have entered into tri-party blocked account agreements with Agent, for the benefit of itself and Lenders, and Borrower and Subsidiaries thereof, as applicable, in form and substance reasonably acceptable to Agent, which shall become operative on or prior to the Closing Date.  Each such blocked account agreement shall provide, among other things, that (i) all Collections deposited in account and proceeds thereof deposited in the applicable Blocked Account or Concentration Account are held by such bank as agent or bailee-in-possession for Agent, on behalf of itself and Lenders, (ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (iii) from and after the Closing Date (A) with respect to the banks at which a Blocked Account of Borrower is maintained, such bank agrees to forward immediately all amounts in each such Blocked Account (other than the Export-Related Blocked Account) to Borrower’s Concentration Account Bank and to commence the process of daily sweeps from such Blocked Account (other than the Export-Related Blocked Account) into the Concentration Account (or if no Concentration Account has been established directly to the Collection Account), (B) with respect to the Blocked Account established at Royal Bank of Canada bearing Account Number 102-628-5 (the “AET Canada Account”), such bank agrees that at any time following three (3) Business Days after Agent delivers an activation notice thereunder (which activation notice may be given by Agent at any time at which a Default or Event of Default has occurred and is continuing), to forward immediately all amounts in the AET Canada Account and, to the extent requested by Agent, the Disbursement Accounts of AET Canada to a Blocked Account of Borrower (or, if established, the Concentration Account) or to such other account designated by Agent, and (C) with respect to each Concentration Account Bank and the Export-Related Account Bank, such bank agrees to immediately forward all amounts received in the Concentration Account or the Export-Related Blocked Account, respectively, to the Collection Account through daily sweeps from such Concentration Account or Export-Related Blocked Account, as applicable, into the Collection Account.  Borrower and AET Canada shall transfer or cause to be transferred prior to the end of each Business Day from the AET Canada Account and/or the Disbursement Accounts of AET Canada the aggregate balance in (or held for the benefit of) AET Canada in the AET Canada Account and such Disbursement Accounts in excess of CDN$3,000,000 to a Blocked Account of Borrower (or, if established, the Concentration Account).

(d)                                 So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Disclosure Schedule (3.19) to add or replace a Relationship Bank, Lock Box or Blocked Account or to replace any Concentration Account or any Disbursement Account; provided, that (i) Agent shall have consented in writing in advance to the opening of such account or Lock Box with the relevant bank and (ii) prior to the time of the opening of such account or Lock Box, Borrower or its Subsidiaries, as applicable, and such bank shall have executed and delivered to Agent a tri-party blocked account agreement, in form and substance reasonably satisfactory to Agent. Borrower shall close any of their accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within thirty (30) days following notice from Agent that the creditworthiness of any bank holding an account is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within sixty (60) days following notice from Agent that the operating performance, funds transfer or availability procedures or performance with respect to accounts or Lock Boxes of the bank holding such accounts or Agent’s liability under any tri-party blocked account agreement with such bank is no longer acceptable in Agent’s reasonable judgment.

(e)                                  The Lock Boxes, Blocked Accounts, Disbursement Accounts and the Concentration Accounts shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which Borrower and each Subsidiary thereof shall have granted a Lien to Agent, on behalf of itself and Lenders, pursuant to the Security Agreement.

(f)                                    All amounts deposited in the Collection Account shall be deemed received by Agent in accordance with Section 1.10 and shall be applied (and allocated) by Agent in accordance with Section 1.11.  In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

(g)                                 Borrower shall and shall cause its Subsidiaries, officers, employees, agents, directors or other Persons acting for or in concert with Borrower (each a “Related Person”) to (i) hold in trust for Agent, for the benefit of itself and Lenders, all checks, cash and other items of payment payable to or for the benefit of Borrower or any of its Subsidiaries, and (ii) within one (1) Business Day after receipt by Borrower, any Subsidiary or any such Related Person of any checks, cash or other items of payment, deposit the same into a Blocked Account of Borrower or Subsidiary, as applicable (and with respect to any payments in respect of Export-Related Accounts, the Export-Related Blocked Account).  Borrower, each Subsidiary and each Related Person thereof acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral.  All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into the applicable Blocked Accounts.

(h)                                 Borrower shall not and shall not permit or cause its Subsidiaries to establish or permit to exist any bank accounts other than (i) the Blocked Accounts, the Concentration Accounts, and the Disbursement Accounts, and (ii) the other Accounts listed on Disclosure Schedule (3.19) provided that as the close of business for any two (2) consecutive Business Days amounts on deposit in such Accounts shall not exceed the following: (A) all Accounts of AET Limited - $50,000, (B) the Borrower’s Account at First Virginia Bank -$300,000, (C) the Borrower’s Account at Old National Bank - $600,000, (D) all other Disbursement Accounts of the Borrower - $300,000, (E) Borrower’s government account with Merrill Lynch - $75,000, and (F) Borrower’s inactive account with UBS (#05520 21)-$0.  Borrower shall not, and shall not cause or permit any Subsidiary thereof to accumulate or maintain cash in Disbursement Accounts or payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements.

ANNEX D (SECTION 2.1(A))
TO
CREDIT AGREEMENT

CLOSING CHECKLIST

In addition to, and not in limitation of, the conditions described in Section 2.1 of the Agreement, pursuant to Section 2.1(a), the following items must be received by Agent in form and substance satisfactory to Agent on or prior to the Closing Date (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to the Agreement):

A.                                   Appendices.  All Appendices to the Agreement, in form and substance satisfactory to Agent.

B.                                     Revolving Notes, Export-Related Loan Note, Swing Line Notes, Last Out Term Notes and Term Notes.  Duly executed originals of the Revolving Notes, Export-Related Loan Note, Swing Line Notes, Last Out Term Notes and Term Notes for each applicable Lender, dated the Closing Date.

C.                                     Security Agreement.  Duly executed originals of the Security Agreement, dated the Closing Date, and all instruments, documents and agreements executed pursuant thereto.

D.                                    Insurance.  Satisfactory evidence that the insurance policies required by Section 5.4 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as requested by Agent, in favor of Agent, on behalf of Lenders.

E.                                      Security Interests and Code Filings.

(a)                                  Evidence satisfactory to Agent that Agent (for the benefit of itself and Lenders) has a valid and perfected first priority security interest in the Collateral, including (i) such documents duly executed by each Credit Party (including financing statements under the Code and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Agent may request in order to perfect its security interests in the Collateral and (ii) copies of Code search reports listing all effective financing statements that name any Credit Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those relating to the Prior Lender Obligations.

(b)                                 Evidence satisfactory to Agent, including copies, of all UCC-1 and other financing statements filed in favor of any Credit Party with respect to each location, if any, at which Inventory may be consigned.

(c)                                  Control Letters from (i) all issuers of uncertificated securities and financial assets held by Borrower, (ii) all securities intermediaries with respect to all securities accounts and securities entitlements of Borrower, and (iii) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by Borrower.

F.                                      Intentionally Omitted.

G.                                     Intellectual Property Security Agreements.  Duly executed originals of Intellectual Property Security Agreement, dated the Closing Date and signed by each Credit Party which owns Trademarks, Copyrights and/or Patents, as applicable, all in form and substance reasonably satisfactory to Agent, together with all instruments, documents and agreements executed pursuant thereto.

H.                                    Intentionally Omitted.

I.                                         Subsidiary Guaranties.  Guaranties executed by and each direct and indirect Subsidiary of Borrower (other than AET Limited) in favor of Agent, for the benefit of Lenders.

J.                                        Initial Borrowing Base Certificate.  Duly executed originals of an initial Borrowing Base Certificate from Borrower, dated the Closing Date, reflecting information concerning Eligible Accounts, Eligible Inventory and Eligible Export-Related Accounts of Borrower and, as applicable, AET Canada as of a date acceptable to Agent.

K.                                    Initial Notice of Revolving Credit Advance.  Duly executed originals of a Notice of Revolving Credit Advance, dated the Closing Date, with respect to the initial Revolving Credit Advance to be requested by Borrower on the Closing Date.

L.                                      Letter of Direction.  Duly executed originals of a letter of direction from Borrower addressed to Agent, on behalf of itself and Lenders, with respect to the disbursement on the Closing Date of the proceeds of the Term Loan, the Last Out Term Loan and the initial Revolving Credit Advance.

M.                                 Cash Management System; Blocked Account Agreements.  Evidence satisfactory to Agent that, as of the Closing Date, Cash Management Systems complying with Annex C to the Agreement have been established and are currently being maintained in the manner set forth in such Annex C, together with copies of duly executed tri-party blocked account and lock box agreements, reasonably satisfactory to Agent, with the banks as required by Annex C or on or prior to the Closing Date, the Interim Order shall have been entered by the Bankruptcy Court providing the Agent, on behalf of the Lenders, with a first priority priming security interest in Borrower’s cash receipts and bank accounts.

N.                                    Charter and Good Standing.  For each Credit Party, such Person’s (a) charter and all amendments thereto, (b) good standing certificates in its state of incorporation and (c) good standing certificates and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

O.                                    Bylaws and Resolutions.  For each Credit Party, (a) such Person’s bylaws, together with all amendments thereto and (b) resolutions of such Person’s Board of Directors, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

P.                                      Incumbency Certificates.  For each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being true, accurate, correct and complete.

Q.                                    Opinions of Counsel.  Duly executed originals of opinions of (i) Shearman & Sterling LLP and (ii) Ogilvy Renault, counsel for the Credit Parties, together with any other local counsel opinions reasonably requested by Agent, each in form and substance reasonably satisfactory to Agent and its counsel, dated the Closing Date.

R.                                     Pledge Agreements.  Duly executed originals of each of the Pledge Agreements accompanied by (as applicable) (a) share certificates representing all of the outstanding Stock being pledged pursuant to such Pledge Agreement and stock powers for such share certificates executed in blank and (b) the original Intercompany Notes and other instruments evidencing Indebtedness being pledged pursuant to such Pledge Agreement, duly endorsed in blank.

S.                                      Accountants’ Letters.  A letter from the Credit Parties to their independent auditors authorizing the independent certified public accountants of the Credit Parties to communicate with Agent and Lenders in accordance with Section 4.2.

T.                                     Net Cash Flow Forecast.  A copy of a Borrower’s Net Cash Flow Forecast.

U.                                    Fee Letter.  Duly executed originals of the GE Capital Fee Letter.

V.                                     Officer’s Certificate.  Agent shall have received duly executed originals of a certificate of the President and Principal Financial Officer of Borrower, dated the Closing Date, stating that, except for circumstances relating to the commencement of the Chapter 11 Cases and as disclosed in the Credit Agreement, since June 30, 2004 (a) no event or condition has occurred or is existing which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (b) there has been no material adverse change in the industry in which any Credit Party operates; (c) no Litigation has been commenced which, if successful, would have a Material Adverse Effect or could challenge any of the transactions contemplated by the Agreement and the other Loan Documents; (d) there have been no Restricted Payments made by any Credit Party; and (e) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of the Credit Parties, taken as a whole.

W.                                Waivers.  Agent, on behalf of Lenders, shall have received landlord waivers and consents, bailee letters and mortgagee agreements in form and substance reasonably satisfactory to Agent, in each case as required pursuant to Section 5.9.

X.                                    Mortgages.  The Borrower shall deliver Mortgages covering the Real Estate identified on Annex D-1 to the Agreement (each a “Mortgaged Property,” and collectively, the “Mortgaged Properties”) together with: (a) title insurance policies, current as-built surveys, zoning letters and certificates of occupancy, in each case reasonably satisfactory in form and substance to Agent in its sole discretion; (b) evidence that counterparts of the Mortgages have been recorded in all places to the extent necessary or desirable, in the judgment of Agent, to create a valid and enforceable first priority Lien (subject only to Permitted Encumbrances) on each Mortgaged Property in favor of Agent for the benefit of itself and Lenders (or in favor or such other trustee as may be required or desired under local law); and (c) an opinion of counsel in each state in which any Mortgaged Property is located in form and substance and from counsel reasonably satisfactory to Agent.  On or prior to the Closing Date, the Interim Order shall have been entered by the Bankruptcy Court providing the Agent, on behalf of the Lenders, with a first priority priming security interest in the Mortgaged Properties.

Y.                                     Subordination and Intercreditor Agreements.  Agent and Lenders shall have received any and all subordination and/or intercreditor agreements, all in form and substance reasonably satisfactory to Agent, in its sole discretion, as Agent shall have deemed necessary or appropriate with respect to any Indebtedness of any Credit Party.

Z.                                     Intentionally omitted.

AA.                         Intentionally omitted.

BB.                             Audited Financials; Financial Condition.  Agent shall have received the Financial Statements, Projections and other materials set forth in Section 3.4, certified by Borrower’s Principal Financial Officer, in each case in form and substance reasonably satisfactory to Agent, and Agent shall be satisfied, in its sole discretion, with all of the foregoing.  Agent shall have further received a certificate of the President and/or the Principal Financial Officer of Borrower, based on such Pro Forma and Projections, to the effect that (a) the Pro Forma fairly presents the financial condition of Borrower as of the date thereof after giving effect to the transactions contemplated by the Loan Documents; and (b) the Projections are based upon estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower and, as of the Closing Date, reflect Borrower’s good faith and reasonable estimates of its future financial performance and of the other information projected therein for the period set forth therein.

CC.                             Master Standby Agreement.  A Master Agreement for Standby Letters of Credit among Borrower and GE Capital.

DD.                           Master Documentary Agreement.  A Master Agreement for Documentary Letters of Credit among Borrower and GE Capital.

EE.                               Other Documents.  Such other certificates, documents and agreements respecting any Credit Party as Agent may, in its sole discretion, request.

ANNEX D-1

MORTGAGED PROPERTIES

Property Name	Owner	Address

Terre Haute, Indiana	Borrower	3600 East Head Road, Terre Haute, Indiana

Varennes, Canada	Borrower	3362 Chemin de la Baronnie, Varennes, Quebec J3X 1T2

Covington, Virginia	Borrower	901 West Edgemont Drive, Covington, Virginia

D-1-1

ANNEX E (SECTION 4.1(A))
TO
CREDIT AGREEMENT

FINANCIAL STATEMENTS AND PROJECTIONS — REPORTING

Borrower shall deliver or cause to be delivered to Agent (with sufficient copies for each Lender other than Black Diamond International Funding Ltd. (“Black Diamond”)) and Agent shall forward to each Lender, as indicated, the following:

(a)                                  Net Cash Flow Forecast.  To Agent and Black Diamond, on or prior to 10:00 a.m. (New York time) on each Monday, an updated net cash flow forecast showing Borrower’s cumulative actual and forecasted cash receipts and cash disbursements for the period from the Closing Date, together with the actual variance for such period and such other information as may be reasonably requested by Agent and Black Diamond, in form and satisfactory reasonably satisfactory to Agent and Black Diamond.

(b)                                 Monthly Financials.  To Agent and Black Diamond, within thirty (30) days after the end of each Fiscal Month, financial information regarding Borrower and its Subsidiaries, certified by the Principal Financial Officer of Borrower, consisting of consolidated (i) unaudited balance sheets as of the close of such Fiscal Month and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Month; (ii) unaudited statements of income and cash flows for such Fiscal Month, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments); and (iii) a summary of the outstanding balance of all Intercompany Notes as of the last day of that Fiscal Month.  Such financial information shall be accompanied by (A) a statement in reasonable detail (each, a “Compliance Certificate” showing the calculations used in determining compliance with each of the Financial Covenants that is tested on a monthly basis and (B) the certification of the Principal Financial Officer of Borrower that (i) such financial information presents fairly in all material respects in accordance with GAAP (subject to normal year-end adjustments) the financial position and results of operations of Borrower and its Subsidiaries, on a consolidated basis, in each case as at the end of such Fiscal Month and for that portion of the Fiscal Year then ended and (ii) any other information presented is true, correct and complete in all material respects and that to his knowledge there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(c)                                  Quarterly Financials.  To Agent and Black Diamond, within forty-five (45) days after the end of each Fiscal Quarter, consolidated financial information regarding Borrower and its Subsidiaries, certified by the Principal Financial Officer of Borrower, including (i) unaudited balance sheets as of the close of such Fiscal Quarter (including a balance sheet for each Credit Party) and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments).  Such financial information shall be accompanied by the certification of the Principal Financial Officer of Borrower that (A) such financial information presents fairly in all material respects in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of Borrower and its Subsidiaries, on a consolidated basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended and (B) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.  In addition, Borrower shall deliver to Agent and Black Diamond, within forty-five (45) days after the end of each Fiscal Quarter, a management discussion and analysis that includes a comparison to budget for that Fiscal Quarter and a comparison of performance for that Fiscal Quarter to the corresponding period in the prior year.

(d)                                 Operating Plan. To Agent and Black Diamond, as soon as available, but not later than thirty (30) days prior to the beginning of each Fiscal Year, an annual operating plan for Borrower, on a consolidated and consolidating basis approved by the Board of Directors of Borrower, for such Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes monthly balance sheets, income statements and statements of cash flows for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit, cash flow projections and Borrowing Availability and Export-Related Borrowing Availability projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities.

(e)                                  Annual Audited Financials. To Agent and Black Diamond, within ninety (90) days after the end of each Fiscal Year, audited Financial Statements for Borrower and its Subsidiaries on a consolidated basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification, by Deloitte and Touche, LLP or another independent certified public accounting firm of national standing or otherwise reasonably acceptable to Agent and Black Diamond.  Such Financial Statements shall be accompanied by (i) a statement prepared by the Principal Financial Officer in reasonable detail showing the calculations used in determining compliance with each of the Financial Covenants, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (iii) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (iv) the certification of the President or Principal Financial Officer of Borrower that all such Financial Statements present fairly in all material respects in accordance with GAAP the financial position, results of operations and statements of cash flows of Borrower and its Subsidiaries on a consolidated basis, as at the end of such Fiscal Year and for the period then ended, and that to his knowledge there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(f)                                    Management Letters.  To Agent and Black Diamond, within five (5) Business Days after receipt thereof by any Credit Party, copies of all management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants.

(g)                                 Default Notices.  To Agent and Black Diamond, as soon as practicable, and in any event within five (5) Business Days after an executive officer of Borrower has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

(h)                                 SEC Filings and Press Releases.  To Agent and Black Diamond, promptly upon their becoming available, copies of:  (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Credit Party to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Credit Party to the public concerning material changes or developments in the business of any such Person.

(i)                                     Senior Note Documents and Equity Notices.  To Agent and Black Diamond, as soon as practicable, copies of all material written notices given or received by any Credit Party with respect to the Senior Note Documents or Stock of such Person, and, within two (2) Business Days after any Credit Party obtains knowledge of any matured or unmatured event of default or termination event with respect to any Senior Note Document, notice of such event of default or termination event.

(j)                                     Supplemental Schedules.  From time to time as may be reasonably requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), supplements to each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall amend, supplement or otherwise modify the term “Disclosure Schedule” as used herein or any representation with respect thereto, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lenders in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

(k)                                  Litigation.  To Agent and Black Diamond in writing, promptly upon obtaining knowledge thereof, notice of any Litigation commenced or threatened in writing against any Credit Party that (i) seeks damages in excess of $100,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Credit Party or ERISA Affiliate in connection with any Plan, (iv) alleges criminal misconduct by any Credit Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities or (vi) involves any product recall.

(l)                                     Insurance Notices.  To Agent, disclosure of losses or casualties required by Section 5.4.

(m)                               Lease Default Notices.  To Agent, within two (2) Business Days after receipt thereof, copies of (i) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located, and (ii) such other notices or documents as Agent may reasonably request.

(n)                                 Lease Amendments.  To Agent, within two (2) Business Days after receipt thereof, copies of all material amendments to any real estate leases.

(o)                                 Other Documents.  To Agent and Lenders, such other financial and other information respecting any Credit Party’s business or financial condition as Agent or any Lender shall from time to time reasonably request.

(p)                                 Bankruptcy Matters.  Copies of all monthly reports, projections, or other information respecting Borrower’s or any Subsidiary of Borrower’s business or financial condition or prospects as well as all pleadings, motions, applications and judicial information filed by or on behalf of Borrower or any other Credit Party filing a Chapter 11 Case with the Bankruptcy Court or provided by or to the U.S. Trustee (or any monitor or interim receiver, if any, appointed in the Chapter 11 Cases) or the Committee, at the time such document is filed with the Bankruptcy Court, or provided by or, to the U.S. Trustee (or any monitor or interim receiver, if any, appointed in the Chapter 11 Cases) or the Committee.

ANNEX F (SECTION 4.1(B))
TO
CREDIT AGREEMENT

COLLATERAL REPORTS

Borrower shall deliver or cause to be delivered the following:

(a)                                  To Agent and Black Diamond, upon their request, and in any event no less frequently than ten (10) Business Days after the end of each Fiscal Month (together with a copy of all or any part of the following reports requested by any Lender in writing after the Closing Date), each of the following reports, each of which shall be prepared by Borrower as of the last day of the immediately preceding Fiscal Month or the date two (2) days prior to the date of any such request:

(i)                                     with respect to Borrower and AET Canada, a summary of Inventory by location and type with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; and

(ii)                                 with respect to Borrower and AET Canada, a monthly trial balance showing Accounts outstanding aged by due date as follows:  one (1) to thirty (30) days past due, thirty one (31) to sixty (60) days past due, sixty one (61) to ninety (90) days and ninety one (91) days or more past due, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion.

(b)                                 To Agent and Black Diamond, promptly following their request therefor, and in any event no less frequently than by 3:00 p.m. (New York time) on Friday of every other week, a Borrowing Base Certificate with respect to Borrower and AET Canada accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion and prepared by Borrower as of such Friday or the date which is two (2) days prior to the date of any such request, as the case may be.

(c)                                  To Agent and Black Diamond, at the time of delivery of each of the monthly Financial Statements delivered pursuant to Annex E:

(i)                                     a reconciliation of the Accounts trial balance of Borrower to Borrower’s most recent Borrowing Base Certificate, general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(ii)                                  a reconciliation of the perpetual inventory by location of Borrower to Borrower’s most recent Borrowing Base Certificate, general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; and

F-1

(iii)                               a reconciliation of the outstanding Loans as set forth in the monthly Loan Account statement provided by Agent to Borrower’s general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(d)                                 To Agent and Black Diamond, at the time of delivery of each of the quarterly Financial Statements delivered pursuant to Annex E, an aging of accounts payable, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(e)                                  To Agent and Black Diamond, at the time of delivery of each of the annual Financial Statements delivered pursuant to Annex E, (i) a listing of government contracts of Borrower subject to the Federal Assignment of Claims Act of 1940; and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Quarter;

(f)                                    Borrower, at its own expense, shall deliver to Agent the results of each physical verification, if any, that Borrower or any of its Subsidiaries may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of their Inventory (and, if a Default or an Event of Default has occurred and is continuing, Borrower shall, upon the request of Agent, conduct, and deliver the results of, such physical verifications as Agent may require);

(g)                                 Borrower, at its own expense, shall deliver to Agent such appraisals of its assets as Agent may request such appraisals to be conducted by an appraiser, and in form and substance reasonably satisfactory to Agent; provided that Borrower shall not be liable for the cost of more than one appraisal per year from the date of this Agreement unless there exists a Default or an Event of Default; and

(h)                                 Such other reports, statements and reconciliations with respect to the Borrowing Base, Collateral or Obligations of any or all Credit Parties as Agent shall from time to time request in its reasonable discretion.

F-2

ANNEX G (SECTION 6.10)
TO
CREDIT AGREEMENT

FINANCIAL COVENANTS

Borrower shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

(a)                                  Maximum Senior Leverage Ratio.  Borrower and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Month set forth below, a Senior Leverage Ratio for the 12-month period then ended of not more than the following:

Fiscal Month ending	Maximum Senior Leverage Coverage Ratio

December 31, 2004	5.50:1.00
January 31, 2005	5.50:1.00
February 28, 2005	5.50:1.00
March 31, 2005	5.50:1.00
April 30, 2005	5.50:1.00
May 31, 2005	5.50:1.00
June 30, 2005	5.50:1.00
July 31, 2005	5.50:1.00
August 31, 2005	5.50:1.00
September 30, 2005	5.50:1.00

(b)                                 Minimum Fixed Charge Coverage Ratio.  Borrower and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Month set forth below, a Fixed Charge Coverage Ratio for the 12-month period then ended of not less than the following:

Fiscal Month ending	Minimum Fixed Charge Coverage Ratio

December 31, 2004	1.72:1.00
January 31, 2005	1.45:1.00
February 28, 2005	1.36:1.00
March 31, 2005	1.32:1.00
April 30, 2005	1.25:1.00
May 31, 2005	1.24:1.00
June 30, 2005	1.19:1.00
July 31, 2005	1.24:1.00
August 31, 2005	1.32:1.00
September 30, 2005	1.64:1.00

(c)                                  Minimum EBITDA.   Borrower and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Month set forth below, EBITDA for the 12-month period then ended of not less than the following:

Fiscal Month ending	Minimum EBITDA

December 31, 2004	$21,303,000
January 31, 2005	$18,928,000
February 28, 2005	$18,264,000
March 31, 2005	$18,228,000
April 30, 2005	$18,451,000
May 31, 2005	$19,185,000
June 30, 2005	$19,586,000
July 31, 2005	$20,244,000
August 31, 2005	$21,221,000
September 30, 2005	$23,426,000

(d)                                 Net Cash Flow.  For any month, on a cumulative basis for the period commencing on November 29, 2004 and ending on the date set forth in the table below, Borrower and its Subsidiaries on a consolidated basis shall have “Net Cash Flow” (as such term is referenced for such period in the Net Cash Flow Forecast), of not less than the following:

Month ending	Net Cash Flow

December 31, 2004	$(4,336,000)
January 28, 2005	$(3,899,000)
February 25, 2005	$(8,512,000)
March 31, 2005	$(6,313,000)
April 30, 2005	$(12,412,000)
May 31, 2005	$(9,812,000)
June 30, 2005	$(5,012,000)
July 31, 2005	$(5,912,000)
August 31, 2005	$1,016,000
September 30, 2005	$4,302,000

(e)                                  Minimum Borrowing Availability.  From and after the date of entry of the Final Order, Borrower shall have Borrowing Availability of at least (i) $2,500,000 on the date of entry of the Final Order and at any time the Applicable Margins are at Level V as set forth in the grid in Section 1.5 of the Agreement and (ii) $5,000,000 at any time the Applicable Margins are at Level VI as set forth in the grid in Section 1.5 of the Agreement.

Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied.  That certain items or computations are explicitly modified by the phrase ‘in accordance with GAAP’ shall in no way be construed to limit the foregoing.  If any ‘Accounting Changes’ (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrower, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrower’s and its Subsidiaries’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders.  ‘Accounting Changes’ means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by Borrower’s certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments.  All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period.  If Agent, Borrower and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change.  If Agent, Borrower and Requisite Lenders cannot agree upon the required amendments within 30 days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.  For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex G shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Agent.

ANNEX H (SECTION 9.9(A))
TO
CREDIT AGREEMENT

WIRE TRANSFER INFORMATION

Name:	General Electric Capital Corporation
Bank:	Deutsche Bank Trust Company Americas
New York, New York
ABA #:	021001033
Account #:	50232854
Account Name:	GECC/CAF Depository
Reference:	Applied Extrusion Technologies

H-1

ANNEX I (SECTION 11.10)
TO
CREDIT AGREEMENT

NOTICE ADDRESSES

(A)                              If to Agent or GE Capital, at

General Electric Capital Corporation

401 Merritt Seven, 2nd Floor

Norwalk, Connecticut 06856

Attention: Jim Kaufman, Applied Extrusion Technologies, Inc, Account Manager

Telecopier No.: 203-229-1992

Telephone No.: 203-229-1832

and to:

General Electric Capital Corporation

335 Madison Avenue

12th Floor

New York, New York 10017

Attention:  Applied Extrusion Technologies, Inc, Account Manager

Telecopier No.: 212-309-8798

Telephone No.: 212-370-8035

and, with respect to any Default or Event of Default, to:

Paul, Hastings, Janofsky & Walker LLP

600 Peachtree Street N.E.,

Atlanta, GA 30308

Attention: Jesse H. Austin, III

Telecopier No.: 404-815-2424

Telephone No.: 404-815-2400

and

Paul, Hastings, Janofsky & Walker LLP

1055 Washington Boulevard

Stamford, Connecticut 06901

Attention: Leslie A. Plaskon

Telecopier No.: 203-674-7620

Telephone No.: 203-961-7420

and

General Electric Capital Corporation

I-1

401 Merritt Seven, 2nd Floor

Norwalk, Connecticut 06856

Attention:  Corporate Counsel – Commercial Industrial Finance

Telecopier No.: 203-229-1991

Telephone No.: 203-229-1923

and

General Electric Capital Corporation

401 Merritt Seven, 2nd Floor

Norwalk, Connecticut 06856

Attention:  Corporate Counsel - Commercial Finance

Telecopier No.: 203-373-3008

Telephone No.:  203-956-4383

(B)                                If to Borrower, at

Applied Extrusion Technologies, Inc.

15 Read’s Way

New Castle, Delaware 19720

Attention: Brian Crescenzo

Telecopier No.: (302) 326-5561

Telephone No.: (302) 326-5525

and, with respect to any Default or Event of Default, to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attention: Douglas P. Bartner

Telecopier No.: 646-848-8190

Telephone No.: 212-848-4000

and

Sutherland Asbill & Brennan LLP

153 East 53rd Street

New York, New York 10022

Attention: Jeffrey L. Dunetz

Telecopier No.: 212-389-5040

Telephone No.: 212-389-5099

I-2

ANNEX J (FROM ANNEX A - COMMITMENTS DEFINITION)
TO
CREDIT AGREEMENT

Lender(s)
Revolving Loan Commitment
(including a Swing Line Commitment
of $5,000,000 an Export-Related
Loan Commitment of $5,000,000
and a Letter of Credit Commitment
of up to $10,000,000):
$55,000,000	General Electric Capital Corporation

Term Loan Commitment: $42,500,000

Last Out Term Loan Commitment: $20,000,000

Term Loan Commitment: $7,500,000	Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc.

J-1